As filed with the Securities and Exchange Commission on April 13, 2017

Registration No. 333-215816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	06-1529524
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

4041-T Hadley Road

S. Plainfield, New Jersey 07080

Telephone: (732) 225-8910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Denver Lough

Chief Executive Officer

PolarityTE, Inc.

4041-T Hadley Road

S. Plainfield, New Jersey 07080

Telephone: (732) 225-8910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Harvey Kesner, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

(212) 930-9700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock, par value $0.001 per share	759,333	$3.67	$2,786,753	$322.98	*

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on The NASDAQ Capital Market on January 27, 2017, which was $3.67 per share.

*	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED ARPIL 12, 2017

759,333 Shares of Common Stock

We are registering an aggregate of 759,333 shares (the “Resale Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of PolarityTE, Inc. (referred to herein as “we”, “us”, “our”, “Polarity”, “Registrant”, or the “Company”) for resale by certain of our stockholders identified in this prospectus (the “Selling Stockholders”). Please see “Selling Stockholders” beginning at page 52.

The Resale Shares may be sold by the Selling Stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our Common Stock is presently quoted on The NASDAQ Capital Market (“NASDAQ”) under the symbol “COOL”. On April 12, 2017, the last reported sale price of our Common Stock as reported on NASDAQ was $13.89 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2017

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You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Polarity” or the “Company” in this prospectus mean PolarityTE, Inc., f/k/a Majesco Entertainment Company, a Delaware corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.

POLARITYTE, INC.

Corporate Background

The Company was incorporated in 2004 in the state of Delaware. Effective January 11, 2017, the Company changed its name to PolarityTE, Inc. from “Majesco Entertainment Company.”

Our principal executive offices are located at 4041-T Hadley Road, South Plainfield, NJ 07080 and our telephone number is (732) 225-8910. Our web site address is www.Polarityte.com.

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Overview

We are a technology company which has developed, marketed, published and distributed software through online platforms. We develop applications for gaming on computers, handheld devices and game consoles. We have had commercial successes (Zumba Fitness) which have not been replicated and in furtherance of seeking to diversify, on December 1, 2016 we entered into an Agreement and Plan of Reorganization to acquire the patents, know-how and trade secrets of PolarityTE, Inc. (“PolarityTE NV”). PolarityTE NV is the owner of patent applications and know-how related to regenerative medicine and tissue engineering, as well as software applications used in diagnosis and treatment related to regenerative medicine developed by our Chief Executive Officer, Chief Technology Officer and Chairman of our Board of Directors, Dr. Denver Lough. PolarityTE NV seeks to develop and obtain regulatory approval for technology that will utilize a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves.

With the foregoing goals and operational strategy in mind, we have directed resources towards building the operational base of the regenerative medicine business following the execution of the Agreement. The Company leased office and research and development space in Salt Lake City, Utah and acquired equipment necessary to perform high end tissue engineering development research, including single and multiphoton microscopes and tissue culture  and base equipment together with obtaining certification for the use of all laboratory equipment. The Company is also building a research and development team suitable for pursuing its regenerative medicine and tissue engineering goals.

Agreement and Plan of Reorganization

On December 1, 2016 we entered into the Agreement and Plan of Reorganization, as amended on December 16, 2016 (collectively, the “Agreement”), with Majesco Acquisition Corp., our wholly-owned subsidiary, PolarityTE NV and Dr. Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of PolarityTE NV (the “Seller”) pursuant to which, upon the effective time, we will acquire certain intellectual property rights owned by the Seller (the “Intellectual Property”) through the merger of Merger Sub with and into PolarityTE NV (the “Merger”) with PolarityTE NV surviving as our wholly-owned subsidiary.

Upon closing of the transactions contemplated under the Agreement , including the Intellectual Property acquisition, which closing occurred on April 5, 2017, as a result of the Merger, among other effects, 100% of the issued and outstanding shares of capital stock of PolarityTE NV, or 10,000 shares of common stock, owned by the Seller were cancelled and exchanged for 7,050 shares of our newly designated Series E Preferred Stock convertible into an aggregate of 7,050,000 shares of our Common Stock (the “Merger Consideration”). So long as the Series E Preferred Stock is outstanding, each share is entitled to two votes for every one share of Common Stock into which such shares of Series E Preferred Stock are convertible). Based on 5,132,515 shares of Common Stock outstanding at closing, Dr. Lough beneficially owns approximately 59% of the issued and outstanding Common Stock (or 41.1% of the outstanding Common Stock on a fully diluted basis) and approximately 65.83% of the outstanding voting power (without regard to any ownership limitations with regards to holders of outstanding shares of Series A, B and C Convertible Preferred Stock).

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Summary of the Offering

Resale Shares	759,333 shares of Common Stock, all of which were issued in a private placement on December 16, 2016 (the “Resale Shares”)
Common Stock Outstanding Before and After this Offering	5,132,515 (1) and 5,132,515 (2)

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ trading symbol	COOL

(1)	The number of outstanding shares before the offering is based upon 5,132,515 shares outstanding as of April 12, 2017, and excludes:

●	9,137,189 shares of our Common Stock issuable upon conversion of outstanding shares of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock;

●	797,412 shares of our Common Stock issuable upon exercise of outstanding vested options at a weighted average exercise price of $4.55 per share as of April 12, 2017 and 2,510,417 shares of our Common Stock issuable upon exercise of outstanding unvested options at a weighted average exercise price of $3.68 per share as of April 12, 2017; and

●	173,667 shares of our Common Stock issuable upon vesting of restricted stock units issued and outstanding as of April 12, 2017.

(2)	The number of outstanding shares after the offering includes the 759,333 shares of the Resale Shares already issued and outstanding.

December Private Placement

On December 16, 2016, we completed a private placement (the “Private Placement”) of securities pursuant to which we sold the Resale Shares to the Selling Stockholders at a price of $3.00 per share for total gross proceeds to us of $2,278,001.

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Selling Stockholders pursuant to which we have agreed to file a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) covering the Resale Shares no later than 45 calendar days from the date of the final closing of the Private Placement. We have agreed to use commercially reasonable efforts to ensure that such registration statement is declared effective within 120 calendar days after the final closing of the Private Placement.

Throughout this Prospectus, when we refer to the shares of our Common Stock, the offer and sale of which are being registered on behalf of the Selling Stockholders, we are referring to the Resale Shares that we agreed to register pursuant to the Registration Rights Agreement. When we refer to the Selling Stockholders in this Prospectus, we are referring to the holders of the Resale Shares and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this Prospectus from the holders of the Resale Securities as a gift or other transfer for no consideration.

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RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Common Stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risk Related to Our Business

Risks Related to Our Gaming Business

Our financial resources are limited and we will need to raise additional capital in the future to continue our business.

We do not expect to generate the level of revenues going forward that we have achieved in prior years from our video game business. This significantly reduced revenue will impact our needs for future capital. We cannot ensure that additional funding will be available or, if it is available, that it can be obtained on terms and conditions we will deem acceptable. Any additional funding derived from the sale of equity securities is likely to result in significant dilution to our existing stockholders. These matters involve risks and uncertainties that may prevent us from raising additional capital or may cause the terms upon which we raise additional capital, if additional capital is available, to be less favorable to us than would otherwise be the case. If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we will be forced to cease our business activities and dissolve the Company. In such an event, we will need to satisfy various severances, contract termination, and other dissolution-related obligations.

We have experienced recent net losses and we may incur future net losses, which may cause a decrease in our stock price.

We incurred net losses of $4.6 million in fiscal 2016 and $3.8 million in fiscal 2015. We may not be able to generate revenues sufficient to offset our costs and may sustain net losses in future periods. Any such losses may have an adverse effect on our future operating prospects, liquidity and stock price.

A decrease in the popularity of our licensed brands and, correspondingly, the video games we publish based on those brands could negatively impact our revenues and financial position.

Certain games released in 2014 and 2015 were based upon popular licensed brands. A decrease in the popularity of our licensed properties would negatively impact our ability to sell games based upon such licenses and could lead to lower net sales, profitability, and/or an impairment of our licenses, which would negatively impact our profitability.

A weak global economic environment could result in increased volatility in our stock price.

Current uncertainty in global economic conditions poses a risk to the overall economy as consumers and retailers may defer or choose not to make purchases in response to tighter credit and negative financial news, which could negatively affect demand for our products. Additionally, due to the weak economic conditions and tightened credit environment, some of our retailers and customers may not have the same purchasing power, leading to lower purchases of our games for placement into distribution channels. Reduced consumer demand for our products could materially impact our operating results.

Termination or modification of our agreements with platform hardware manufacturers may adversely affect our business.

We are required to obtain a license in order to develop and distribute software for each of the manufacturers of video game hardware. We currently have licenses from: (i) Sony to develop products for PlayStation, PlayStation 2, PlayStation 3 and PlayStation 4; (ii) from Nintendo to develop products for the DS, DSi, 3DS, Wii and WiiU; and (iii) from Microsoft to develop products for the Xbox, Xbox 360 and Xbox One. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to distribute any of our games on that platform or we may be required to do so on less attractive terms.

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Our platform licensors control the fee structures for online distribution of our games on their platforms.

Pursuant to the terms of certain publisher license agreements, platform licensors retain sole discretion to determine the fees to be charged for both base level and premium online services available via their online platforms. Each licensor’s ability to set royalty rates makes it challenging for us to predict our costs, and increased costs may negatively impact our operating margins. As a result of such varying fee structures, we may be unable to distribute our games in a cost-effective manner through such distribution channels.

Intellectual property claims may increase our costs or require us to cease selling affected products, which could adversely affect our financial condition and results of operations.

Development of original content, including publication and distribution, sometimes results in claims of intellectual property infringement. Although we make efforts to ensure our products do not violate the intellectual property rights of others, it is possible that third parties may still allege infringement. These claims and any litigation resulting from these claims may result in damage awards payable by us; could prevent us from selling the affected product; or require us to redesign the affected product to avoid infringement or obtain a license for future sales of the affected product.

Any of the foregoing could have an adverse effect on our financial condition and results of operations. Any litigation resulting from these claims could require us to incur substantial costs.

A reduced workforce presents additional risk to the effectiveness of our internal controls.

We have significantly reduced our workforce. A smaller workforce impacts our ability to continue to undertake our historic business which could have an impact on our ability to maintain internal controls including over financial reporting, and can affect the adequacy of our controls. We cannot be certain that our internal controls over financial reporting are or will remain effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we may be subject to liability and/or sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of Common Stock.

Our reputation with consumers is critical to our success. Negative consumer perceptions about our brands, games, services and/or business practices may damage our business and any costs incurred in addressing consumer concerns may increase our operating expenses.

Individual consumers form our ultimate customer base, and consumer expectations regarding the quality, performance and integrity of our products and services are high. Consumers may be critical of our brands, games, services and/or business practices for a wide variety of reasons. These negative consumer reactions may not be foreseeable or within our control to manage effectively. Actions we take to address consumer concerns may be costly and, in any case, may not be successful. In addition, negative consumer sentiment about our business practices may result in inquiries or investigations from regulatory agencies and consumer groups, as well as litigation, which, regardless of their outcome, may be damaging to our reputation. Any of these may have a negative impact on our business.

If our games and services do not function as consumers expect, it may have a negative impact on our business.

If our games and services do not function as consumers expect, whether because they fail to function as advertised or otherwise, our sales may suffer. If our games and services do not function as consumers expect, it may negatively impact our business.

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If we are unable to sustain traditional pricing levels for our titles, our business, financial condition, results of operations, profitability, cash flows or liquidity could suffer materially.

If we are unable to sustain traditional pricing levels for our titles, whether due to competitive pressure, because retailers elect to price these products at a lower price or otherwise, it could have a negative impact on our business. Further, we make provisions for retail inventory price protection based upon certain assumed lowest prices and if competitive pressures force us to lower our prices below those levels, it could similarly have a negative impact on our business.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies, delivery platforms and business models in order to stay competitive. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we often are required to make a substantial investment prior to the introduction of the product. If we invest in the development of interactive entertainment products incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms, or otherwise elect not to pursue a new business model, that achieves significant commercial success, it may have adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model, as the case may be, and may be more difficult to compete against existing products incorporating that technology or for that platform or against companies using that business model. Any failure to successfully adapt to, and appropriately allocate resources among, emerging technologies could negatively impact our business.

Competition within, and to, the interactive entertainment industry is intense, and competitors may succeed in reducing our sales.

Within the interactive entertainment industry, we compete with other publishers of interactive entertainment software developed for use on the PC, video game consoles and handheld, mobile and tablet devices or social networking sites, both within the United States and, increasingly, in international jurisdictions. Our competitors include very large corporations with significantly greater financial, marketing and product development resources than we have. A relatively small number of titles account for a significant portion of net revenues, and an even greater portion of net profit, in the interactive entertainment industry, and the availability of significant financial resources is a major competitive factor in the production of high-quality products and in the marketing of products that are ultimately well-received. Our larger competitors may be able to leverage their greater financial, technical, personnel and other resources to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties as well as adopt more aggressive pricing policies to develop more commercially successful products for the PC or video game platforms than we do. In addition, competitors with large product lines and popular titles typically have greater leverage with retailers, distributors and other customers, who may be willing to promote titles with less consumer appeal in return for access to those competitors’ more popular titles.

Increased consumer acceptance and availability of interactive entertainment developed for use by consumers on handheld, mobile and tablet devices or social networking sites or other online games, consumer acceptance and availability of technology which allows users to play games on televisions without consoles, or technological advances in online game software or the Internet could result in a decline in sales of our platform-based software.

Additionally, we compete with other forms of entertainment and leisure activities. For example, the overall growth in the use of the Internet and online services such as social networking sites by consumers may pose a competitive threat if consumers and potential consumers spend less of their available time using interactive entertainment software and more using the Internet, including those online services. Further, it is difficult to predict and prepare for rapid changes in consumer demand that could materially alter public preferences for different forms of entertainment and leisure activities. Failure to adequately identify and adapt to the competitive pressures described herein could negatively impact our business.

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We may be involved in legal proceedings that may result in material adverse outcomes.

From time to time, we may be involved in claims, suits, government investigations, audits and proceedings arising from the ordinary course of our business, including actions with respect to intellectual property, competition and antitrust matters, privacy matters, tax matters, labor and employment matters, unclaimed property matters, compliance and commercial claims. Such claims, suits, government investigations, audits and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of the outcome, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management resources and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in substantial fines and penalties, criminal sanctions, consent decrees or orders preventing us from offering certain features, functionalities, products or services, requiring us to change our development process or other business practices.

Our products are subject to ratings by the Entertainment Software Rating Board in the U.S. and similar agencies in international jurisdictions. Our failure to obtain our target ratings for our products could negatively impact our business.

The Entertainment Software Rating Board (the “ESRB”) is a self-regulatory body based in the United States that provides consumers of interactive entertainment software with ratings information, including information on the content in such software, such as violence, nudity or sexual content contained in software titles. The ESRB rating categories are “Early Childhood” (i.e., content is intended for young children), “Everyone” (i.e., content is generally suitable for all ages), “Everyone 10+” (i.e., content is generally suitable for ages 10 and up), “Teen” (i.e., content is generally suitable for ages 13 and up), “Mature” (i.e., content is generally suitable for ages 17 and up) and “Adults Only” (i.e., content is suitable for adults ages 18 and up). Certain countries other than the United States have also established content rating systems as prerequisites for product sales in those countries. In some countries, a company may be required to modify its products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories. Further, if an agency re-rates one of our games for any reason, retailers could refuse to sell it and demand that we accept the return of any unsold or returned copies or consumers could demand a refund for copies purchased. If we are unable to obtain the ratings we have targeted for our products as a result of changes in a content rating organization’s ratings standards or for other reasons, it could have a negative impact on our business.

Our business, products, and distribution are subject to increasing regulation of content in key territories. If we do not successfully respond to these regulations, our business, financial condition, results of operations, profitability, cash flows or liquidity could be materially adversely affected.

Legislation is continually being introduced, and litigation and regulatory enforcement actions are taking place, that may affect the way in which we, and other industry participants, may offer content and features, and distribute and advertise our products. For example, privacy laws and regulatory guidance in many countries impose various restrictions on online and mobile advertising, as well as the collection, storage and use of personally identifiable information. We may be required to modify certain of our product development processes or alter our marketing strategies to comply with such regulations, which could be costly or delay the release of our products. In addition, many foreign countries, such as China and Germany, have laws that permit governmental entities to restrict the content and/or advertising of interactive entertainment software or prohibit certain types of content. Further, legislation which attempts to restrict marketing or distribution of such products because of the content therein has been introduced at one time or another at the federal and state levels in the United States. There is on-going risk of enhanced regulation of interactive entertainment marketing, content or sales. These laws and regulations vary by territory and may be inconsistent with one another, imposing conflicting or uncertain restrictions. The adoption and enforcement of legislation which restricts the marketing, content or sales of our products in countries in which we do business may harm the sales of our products, as the products we are able to offer to our customers and the size of the potential market for our products may be limited. Failure to comply with any applicable legislation may also result in government-imposed fines or other penalties. Moreover, the increased public dialogue concerning interactive entertainment may have an adverse impact on our reputation and consumers’ willingness to purchase our products.

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Risks Relating to Our Regenerative Medicine Business

Rapid technological change could cause our regenerative medicine platform to become obsolete.

The technologies underlying our regenerative medicine platform are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that others will not develop processes with significant advantages over the processes that we offer or are seeking to develop. Any such occurrence could have a material and adverse effect on our business, results of operations and financial condition.

Our revenues from our regenerative medicine business will depend upon adequate reimbursement from public and private insurers and health systems.

Our success will depend on the extent to which reimbursement for the costs of its treatments will be available from third party payers, such as public and private insurers and health systems. Government and other third party payers attempt to contain healthcare costs by limiting both coverage and the level of reimbursement of new treatments. Therefore, significant uncertainty usually exists as to the reimbursement status of new healthcare treatments. If we are not successful in obtaining adequate reimbursement for our treatment from these third party payers, the market’s acceptance of our treatment could be adversely affected. Inadequate reimbursement levels also likely would create downward price pressure on our treatment. Even if we succeed in obtaining widespread reimbursement for our treatment, future changes in reimbursement policies could have a negative impact on our business, financial condition and results of operations.

To be commercially successful, we must convince physicians that our treatments are safe and effective alternatives to existing treatments and that our treatments should be used.

We believe physicians will only adopt our treatment if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our treatment is a favorable alternative to conventional methods, including skin grafting. Physicians may be slow to change their medical treatment practices for the following reasons, among others:

●	Lack of evidence supporting additional patient benefits and our treatments over conventional methods;

●	Perceived liability risks generally associated with the use of new procedures; and

●	Limited availability of reimbursement from third party payers.

In addition, we believe that recommendations for and support of our treatments by influential physicians are essential for market acceptance and adoption. If we do not receive this support or are unable to demonstrate favorable long-term clinical data, physicians and hospitals may not use our treatment, which would significantly reduce our ability to achieve revenue and would prevent us from sustaining profitability.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our treatment. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. These legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, the pending patent applications we intend to acquire from the Seller pursuant to the Agreement include claims to material aspects of the Seller’s procedures that are not currently protected by issued patents. The patent application process can be time consuming and expensive. We cannot ensure that any of the pending patent applications we acquire will result in issued patents. Competitors may be able to design around our patents or develop procedures that provide outcomes that are comparable or even superior to ours. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

The failure to obtain and maintain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations, and financial condition. Whether a patent is valid is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents or the ones we acquire from the Seller would be upheld. If one or more of those patents are invalidated, that could reduce or eliminate any competitive advantage we might otherwise have had.

In the event a competitor infringes upon the pending patent we intend to acquire or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce or defend our intellectual property rights could be expensive and time consuming and could divert our management’s attention. Further, bringing litigation to enforce our patents subjects us to the potential for counterclaims. In the event that one or more of our patents are challenged, a court or the United States Patent and Trademark Office (“USPTO”) may invalidate the patent(s) or determine that the patent(s) is not enforceable, which could harm our competitive position. If the USPTO ultimately cancels or narrows the claim in any of our patents through these proceedings, it could prevent or hinder us from being able to enforce them against competitors. Such adverse decisions could negatively affect our future, expected revenue.

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We may become subject to claims of infringement of the intellectual property rights of others, which could prohibit us from developing our treatment, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages.

Third parties could assert that our procedures infringe their patents or other intellectual property rights. Whether a product infringes a patent or other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents that our procedure or processes infringe. There also may be existing patents or pending patent applications of which we are unaware that our procedures or processes may inadvertently infringe.

Any infringement claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe, we could be prohibited from utilizing any procedure that is found to infringe, obtains licenses to use the technology covered by the patent or other intellectual property or design around the patent or other intellectual property. We may be unable to obtain such a license on terms acceptable to it, if at all, and we may not be able to redesign its processes to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results.

Our business is subject to continuing regulatory compliance by the U.S. Food and Drug Administration (the “FDA”) and other authorities, which is costly and our failure to comply could result in negative effects on our business.

The FDA has specific regulations governing tissue-based products, or HCT/Ps. The FDA has broad post-market and regulatory and enforcement powers. The FDA’s regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution (“Current Good Tissue Practices”), labeling, record keeping and adverse-reaction reporting, and inspection and enforcement.

Even if pre-market clearance or approval is obtained, the approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale and/or use of the product. In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA’s quality system regulations.

If we fail to comply with the FDA regulations regarding our tissue regeneration processes, the FDA could take enforcement action, including, without limitation, any of the following sanctions:

●	Untitled letters, warning letters, fines, injunctions, and civil penalties;
●	Operating restrictions, partial suspension or total shutdown of procedure;
●	Refusing requests for clearance or approval of new procedures;
●	Withdrawing or suspending current applications for approval or approvals already granted; and
●	Criminal prosecution.

It is likely that the FDA’s regulation of HCT/Ps will continue to evolve in the future. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have a material adverse effect on our business.

We face significant uncertainty in the industry due to government healthcare reform.

There have been and continue to be proposals by the Federal Government, State Governments, regulators and third party payers to control healthcare costs, and generally, to reform the healthcare system in the United States. There are many programs and requirements for which the details have not yet been fully established or the consequences are not fully understood. These proposals may affect aspects of our business. We also cannot predict what further reform proposals, if any, will be adopted, when they will be adopted, or what impact they may have on us.

Oversight in the industry might affect the manner in which we may compete in the marketplace.

There are laws and regulations that govern the means by which companies in the healthcare industry may market their treatments to healthcare professionals and may compete by discounting the prices of their treatments, including for example, the federal Anti-Kickback Statute, the federal False Claims Act, the federal Health Insurance Portability and Accountability Act of 1996, state law equivalents to these federal laws that are meant to protect against fraud and abuse and analogous laws in foreign countries. Violations of these laws are punishable by criminal and civil sanctions, including, but not limited to, in some instances civil and criminal penalties, damages, fines, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. In addition, federal and state laws are also sometimes open to interpretation, and from time to time we may find ourselves at a competitive disadvantage if our interpretation differs from that of our competitors.

We may have significant liability exposure and our insurance may not cover all potential claims.

We are exposed to liability and other claims in the event that our treatment is alleged to have caused harm. We may not be able to obtain insurance for the potential liability on acceptable terms with adequate coverage or at reasonable costs. Any potential product liability claims could exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Our insurance may not be renewed at a cost and level of coverage comparable to that then in effect.

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Risks Related to our Common Stock

Our Restated Certificate of Incorporation, our Restated Bylaws and Delaware law could deter a change of our management which could discourage or delay offers to acquire us.

Certain provisions of Delaware law and of our Restated Certificate of Incorporation, as amended, and Restated by-laws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

●	establishing a classified Board requiring that members of the Board be elected in different years, which lengthens the time needed to elect a new majority of the Board;

●	authorizing the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

●	prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates; and

●	prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

We have experienced volatility in the price of our stock and are subject to volatility in the future.

The price of our Common Stock has experienced significant volatility. The high and low bid quotations for our Common Stock, as reported by The NASDAQ Capital Market, ranged between a high of $14.22 and a low of $2.61 during the past 24 months. The historic market price of our Common Stock may be higher or lower than the price paid for our shares and may not be indicative of future market prices, depending on many factors, some of which are beyond our control. In addition, as we have significantly reduced our video game operations, and are seeking strategic alternatives, we cannot predict the performance of our stock. The price of our stock may change dramatically in response to our success or failure to consummate a strategic transaction.

Substantial future sales of our Common Stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances and corporate partnering transactions, could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our Common Stock in the public market or the perception that additional sales could occur could cause the market price of our Common Stock to drop.

We may not be able to maintain our listing on The NASDAQ Capital Market.

Our Common Stock currently trades on The NASDAQ Capital Market. This market has continued listing requirements that we must continue to maintain to avoid delisting. The standards include, among others, a minimum bid price requirement of $1.00 per share and any of: (i) a minimum stockholders’ equity of $2.5 million; (ii) a market value of listed securities of $35 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the last three fiscal years. Our results of operations and our fluctuating stock price directly impact our ability to satisfy these listing standards. In the event we are unable to maintain these listing standards, we may be subject to delisting.

A delisting from NASDAQ would result in our Common Stock being eligible for quotation on the Over-The-Counter market which is generally considered to be a less efficient system than listing on markets such as NASDAQ or other national exchanges because of lower trading volumes, transaction delays and reduced security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our Common Stock. Additionally, trading of our Common Stock on the OTCBB may make us less desirable to institutional investors and may, therefore, limit our future equity funding options and could negatively affect the liquidity of our stock.

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The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock; these rights may have a negative effect on the value of shares of our Common Stock.

The holders of our outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have rights and preferences generally superior to those of the holders of Common Stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our Common Stock. These rights are more fully set forth in the certificates of designations governing these instruments, and include, but are not limited to:

●	the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our Common Stock; and

●	the right to convert into shares of our Common Stock at the conversion price set forth in the certificates of designations governing the respective preferred stock, which may be adjusted as set forth therein.

The number of shares of issued and outstanding Common Stock represents approximately 28.91% of our fully diluted shares of Common Stock. Additional issuances of shares of Common Stock upon conversion and/or exercise of preferred stock, options to purchase Common Stock and warrants to purchase Common Stock will cause substantial dilution to existing stockholders.

At April 12, 2017, we had 5,132,515 shares of Common Stock issued and outstanding. Up to an additional 9,137,189 shares may be issued upon conversion of our Series A, Series B, Series C Series D Convertible Preferred Stock and Series E Convertible Preferred Stock; 797,412 shares upon exercise of all outstanding vested options to purchase our Common Stock at an weighted average price of $4.55; 2,510,417 shares upon exercise of all outstanding unvested options to purchase our Common Stock at an weighted average price of $3.68; and 173,667 shares issuable upon vesting of restricted stock units granted, which amounts includes all reserves, resulting in a total of up to 17,751,200 shares that may be issued and outstanding, assuming conversion of all outstanding convertible preferred stock, and exercise of all outstanding option and warrants to purchase our Common Stock. The issuance of any and all of the 12,618,685 shares issuable upon exercise or conversion of our outstanding convertible securities will cause substantial dilution to existing stockholders and may depress the market price of our Common Stock.

You will experience future dilution as a result of future equity offerings

We may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of Common Stock or other securities convertible into shares of our Common Stock in the future, additional and substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 8 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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PRICE RANGE OF COMMON STOCK

Our common stock trades on The NASDAQ Capital Market under the symbol “COOL”. The following table sets forth the high and low sales prices for our Common Stock for each quarterly period within the two most recent fiscal years. All stock prices included in the following table are retroactively adjusted for the 1 for 6 reverse stock split effective as of the open of business on August 1, 2016.

2017	High	Low
Second quarter (through April 12, 2017)	$18.90	$3.80
First quarter	6.22	$2.61

2016	High	Low
Fourth quarter	$4.50	$3.03
Third quarter	6.30	3.66
Second quarter	5.94	4.20
First quarter	13.68	3.66

2015	High	Low
Fourth quarter	$11.52	$6.48
Third quarter	10.38	6.54
Second quarter	14.22	5.64
First quarter	9.54	3.30

As of April 12, 2017, there were 132 stockholders of record of our Common Stock, one of which is Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of Common Stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one stockholder.

DIVIDEND POLICY

Prior to October 31, 2015, we had never declared or paid any dividends on our Common Stock.

On January 4, 2016, we declared a special cash dividend of an aggregate of $10,000,000 to be paid to holders of record on January 14, 2016 of our outstanding shares of: (i) Common Stock (ii) Series A Convertible Preferred Stock; (iii) Series B Convertible Preferred Stock; (iv) Series C Convertible Preferred Stock and (v) Series D Convertible Preferred Stock. The holders of record of our outstanding preferred stock participated in receiving their pro rata portion of the dividend on an “as converted” basis. The dividend was paid January 15, 2016.

We do not anticipate paying future dividends at the present time. We currently intend to retain earnings, if any, for use in our business.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of October 31, 2016.

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	390,525	(1)	$6.02	0
Equity compensation plans not approved by security holders	0		0	0
Total	390,525	(1)	$6.02	0

(1)	18,947 securities are pursuant to the 2004 Plan, 11,490 securities are pursuant to the 2014 Plan, 30,924 securities are issued pursuant to the 2015 Plan and 329,164 securities are issued pursuant to the 2016 Plan.

2017 Equity Incentive Plan

On December 1, 2016, the Board of Directors (the “Board”) approved our 2017 Equity Incentive Plan (the “2017 Plan”) and on March 10, 2017, stockholders approved the 2017 Plan. The purpose of the 2017 Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees, consultants and other eligible persons. The 2017 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to the our employees, officers, directors and consultants. The 2017 Plan will be administered by the Board or by one or more committees of directors appointed by the Board or another committee, including determining which eligible participants will receive awards, the number of shares of common stock subject to the awards and the terms and conditions of such awards. Up to 3,450,000 shares of Common Stock are issuable pursuant to awards under the 2017 Plan. Unless earlier terminated by the Board, the 2017 Plan shall terminate at the close of business on December 1, 2026.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus, and see “Risk Factors” beginning on page 8 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

We are a technology company which has developed, marketed, published and distributed software through online platforms. We develop applications for gaming on computers, handheld devices and game consoles. We have had commercial successes (Zumba Fitness) which have not been replicated and in furtherance of seeking to diversify, on December 1, 2016 we entered into an Agreement and Plan of Reorganization to acquire the patents, know-how and trade secrets of PolarityTE, Inc. (“PolarityTE NV”). PolarityTE NV is the owner of patent applications and know-how related to regenerative medicine and tissue engineering, as well as software applications used in diagnosis and treatment related to regenerative medicine developed by our Chief Executive Officer, Chief Technology Officer and Chairman of our Board of Directors, Dr. Denver Lough. PolarityTE NV seeks to develop and obtain regulatory approval for technology that will utilize a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves.

With the foregoing goals and operational strategy in mind, we have directed resources towards building the operational base of the regenerative medicine business following the execution of the Agreement (defined below). The Company leased office and research and development space in Salt Lake City, Utah and acquired equipment necessary to perform high end tissue engineering development research, including single and multiphoton microscopes and tissue culture  and base equipment together with obtaining certification for the use of all laboratory equipment. The Company is also building a research and development team suitable for pursuing its regenerative medicine and tissue engineering goals.

On December 1, 2016, we entered into an Agreement and Plan of Reorganization (the “Agreement”) with Majesco Acquisition Corp., our wholly-owned subsidiary, PolarityTE NV and Dr. Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of PolarityTE NV (the “Seller”) pursuant to which , on April 5, 2017, we acquired certain intellectual property rights owned by the Seller (the “Intellectual Property”) through the merger of Merger Sub with and into PolarityTE NV with PolarityTE NV surviving as our wholly-owned subsidiary.

Video Game Products

Net Revenues. Our revenues are principally derived from sales of our video games.

Cost of Sales. Cost of sales includes amortization and impairment of capitalized software development costs and license fees. Commencing upon the related product’s release, capitalized software development and intellectual property license costs are amortized to cost of sales.

Gross Profit. Gross profit is the excess of net revenues over product costs and amortization and impairment of software development and license fees. Development and license fees incurred to produce video games are generally incurred up front and amortized to cost of sales. The recovery of these costs and total gross profit is dependent upon achieving a certain sales volume, which varies by title.

Product Research and Development Expenses. Ongoing research and development activities have been substantially reduced since fiscal 2014.

Selling and Marketing Expenses. Since July 2015, these activities are now limited to online and in social media.

General and Administrative Expenses. General and administrative expenses primarily represent employee related costs, including stock compensation, for corporate executive and support staff, general office expenses, professional fees and various other overhead charges. Professional fees, including legal and accounting expenses, typically represent one of the largest components of our general and administrative expenses. These fees are partially attributable to our required activities as a publicly traded company, such as SEC filings, and corporate- and business-development initiatives.

Interest and Financing Costs. Interest and financing costs were directly attributable to our factoring and our purchase-order financing arrangements. Such costs included commitment fees and fees based upon the value of customer invoices factored.

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Income Taxes. Income taxes consist of our provisions for income taxes, as affected by our net operating loss carryforwards. Future utilization of our net operating loss, or NOL, carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code. The annual limitation may result in the expiration of NOL carryforwards before utilization. Due to our history of losses, a valuation allowance sufficient to fully offset our NOL and other deferred tax assets has been established under current accounting pronouncements, and this valuation allowance will be maintained unless sufficient positive evidence develops to support its reversal.

Critical Accounting Estimates

Our discussion and analysis of the financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and to the understanding of our financial results. The impact and any associated risks related to these policies on our business operations is discussed throughout management’s discussion and analysis of financial condition and results of operations when such policies affect our reported and expected financial results.

Revenue Recognition. Our software products are sold exclusively as downloads of digital content for which the consumer takes possession of the digital content for a fee. Revenue from product downloads is generally recognized when the download is made available (assuming all other recognition criteria are met).

When we enter into license or distribution agreements that provide for multiple copies of games in exchange for guaranteed amounts, revenue is recognized in accordance with the terms of the agreements, generally upon delivery of a master copy, assuming our performance obligations are complete and all other recognition criteria are met, or as per-copy royalties are earned on sales of games.

Accounting for Stock-Based Compensation. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of stock-based awards at the grant date requires judgment, including, in the case of stock option awards, estimating expected stock volatility. In addition, judgment is also required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Accounting for Preferred Stock and Warrant transactions. We issued units consisting of preferred shares and warrants and common stock and warrants and subsequently remeasured certain of those warrants. Determining the fair value of the securities in these transactions requires significant judgment, including adjustments to quoted share prices and expected stock volatility. Such estimates may significantly impact our results of operations and losses applicable to common stockholders.

Commitments and Contingencies. We record a liability for commitments and contingencies when the amount is both probable and reasonably estimable. We record associated legal fees as incurred. We accrued contingent liabilities for certain potential licensor and customer liabilities and claims that were transferred to Zift but may not be extinguished by such transaction.

Results of Operations

Year ended October 31, 2016 versus the year ended October 31, 2015

Net Revenues. Net revenues for the year ended October 31, 2016 decreased 77% to approximately $1.5 million from $6.7 million for the year ended October 31, 2015. The decrease was due to lower sales of Zumba titles. Additionally, there were no retail sales due to the transfer of the retail distribution channel to Zift in July 2015.

Gross Profit. Gross profit for the year ended October 30, 2016 decreased 62% to approximately $1.3 million compared to a gross profit of approximately $3.3 million for the year ended October 31, 2015. The decrease in gross profit reflects lower Zumba and other sales as discussed above, as well as the Company’s withdrawal from the packaged software business. Gross profit as a percentage of net revenues was 81% for the year ended October 31, 2016, compared to 49% for the year ended October 31, 2015. The increase in gross profit is due to the dramatically lower cost of sales associated with a digitally sold product.

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Product Research and Development Expenses. Product research and development expenses for the year ended October 31, 2016 was approximately $90,000 compared to $174,000 for the year ended October 31, 2015. The decrease reflects the general reduction in this activity.

Selling and Marketing Expenses. Total selling and marketing expenses for the year ended October 31, 2016 decreased 98% to approximately $14,000 compared to approximately $771,000 for the year ended October 31, 2015. The decrease is primarily due to lower personnel costs and other marketing and distribution activities related to our switch to digital.

General and Administrative Expenses. For the year ended October 31, 2016, general and administrative expenses increased 13% to approximately $6.0 million compared to $5.4 million for the year ended October 31, 2015. The increase reflects a $1.7 million increase in stock based compensation partially offset by lower non-stock based compensation costs, consulting and professional fees and related support expenses. Stock based compensation increased, because during the third quarter of fiscal 2016, a total of 356,666 restricted shares and 347,010 stock options were granted, of which 177,084 restricted stock shares were granted with immediate vesting.

Workforce Reduction. For the year ended October 31, 2015, we incurred workforce reduction costs of $0.8 million pertaining to severance costs, including primarily severance costs for finance and legal executives and other personnel.

Operating loss. Operating loss for the year ended October 31, 2016 increased 26% to approximately $4.9 million, compared to an operating loss of approximately $3.9 million for the year ended October 31, 2015, primarily reflecting a greater decrease in net revenues and gross profit than the expense reductions in development and marketing activities plus an increase in stock based compensation.

Extinguishment of liabilities. During the year ended October 31, 2015, we recognized a gain on extinguishment of liabilities of approximately $1.5 million. We determined that certain accounts payable balances and claims for license fees and services would never be paid because they were no longer being pursued for payment and had passed the statute of limitations.

Net gains on asset sales and other nonoperating gains. During the year ended October 31, 2015, we recognized approximately $198,000 in net gain from the sale of certain game rights and from the sale of office furniture and equipment upon the move to a smaller office. Additionally, we recognized $50,000 from the transfer of retail distribution activities to Zift, a company owned by our former chief executive officer.

Change in fair value of warrant liability. In our December 2014 private placement of units consisting of preferred stock and warrants, we issued warrants containing certain contingent settlement terms not indexed to our own stock. We accounted for the warrants as derivative liabilities and measured their fair value on a quarterly basis and recognized on a current basis any gains or losses. In the year ended October 31, 2015, we recognized a loss of approximately $1.5 million reflecting an increase in our stock price from the previous measurement date. In our April 19, 2016, equity offering, we issued warrants. We accounted for the warrants as derivative liabilities and measure their fair value on a quarterly basis and recognize on a current basis any gains or losses. In the year ended October 31, 2016, we recognized a gain of approximately $248,000 reflecting a decrease in our stock price from the previous measurement date.

Income Taxes. In the year ended October 31, 2016, our income tax expense was not significant, representing primarily minimum state income taxes.

Three months ended January 31, 2017 versus three months ended January 31, 2016

In July 2015, the Company transferred to Zift Interactive LLC (“Zift”), a newly-formed subsidiary, certain rights under certain of its publishing licenses related to developing, publishing and distributing video game products through retail distribution for a term of one year. The Company transferred Zift to its former chief executive officer, Jesse Sutton. In exchange, the Company received Mr. Sutton’s resignation from the position of chief executive officer of the Company, including waiver of any severance payments and the execution of a separation agreement, together with his agreement to serve as a consultant to the Company. In addition, Zift will pay the Company a specified percent of its net revenue from retail sales on a quarterly basis.  Approximately $133,000 was paid to Zift during the quarter ended January 31, 2016 for consideration under the conveyance agreement with Zift.

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Net Revenues. Net revenues for the three months ended January 31, 2017 decreased 74% to approximately $156,000 from $591,000 in the comparable quarter last year. The decrease was due to lower sales of Zumba and other titles.

Gross Profit. Gross profit for the three months ended January 31, 2017 decreased 71% to approximately $156,000 compared to a gross profit of approximately $533,000 in the same period last year. The decrease in gross profit reflects lower Zumba and other sales as discussed above. Gross profit as a percentage of net sales was 100% for the three months ended January 31, 2017, compared to 90% for the three months ended January 31, 2016.  The increase in gross profit percentage is due to the lower cost of sales associated with a digitally sold product.

Product Research and Development Expenses. Product research and development expenses for the three months ended January 31, 2017 decreased 43% to approximately $20,000 compared to $35,000 in the same period last year.  The decrease reflects the continued reduction in this activity.

Selling and Marketing Expenses. Total selling and marketing expenses for the three months ended January 31, 2017 increased 35% to approximately $31,000 compared to approximately $23,000 for the three months ended January 31, 2016. The increase is due to increase of public relations expense.

General and Administrative Expenses. For the three-month period ended January 31, 2017, general and administrative expenses increased 406% to approximately $5.7 million compared to $1.1 million for the three months ended January 31, 2016. The increase is primarily due to increased stock-based compensation of $3.9 million and increased headcount related to the Company’s new medical activities.

Operating loss. Operating loss for the three months ended January 31, 2017 increased 765% to approximately $5.7 million, compared to an operating loss of approximately $654,000 in the comparable period in 2016, primarily reflecting both lower revenues and higher stock-based compensation expenses.

Other income. In the three months ended January 31, 2017 and 2016, our other income was not significant.

Income Taxes. In the three months ended January 31, 2017 and 2016, our income tax expense was not significant, representing primarily minimum state income taxes.

Liquidity and Capital Resources

As of January 31, 2017, our cash and cash equivalents balance was $6.9 million and our working capital was approximately $5.0 million, compared to cash and equivalents of $6.5 million and working capital of $5.4 million at October 31, 2016.

From fiscal 2013 through the present, we have experienced net cash outflows from operations, generally to fund operating losses due to declining revenues which we attribute to three factors: 1) the introduction of competing “freemium” games on competing handheld devices such as the Apple iPhone or iTouch, and Android powered devices; 2) a shift in game distribution from retail to digital downloads; and 3) a decline in the popularity of motion based fitness games including games we publish under the Zumba fitness brand. As a result of these factors we have reduced our operating expenses, including the reduction of game production and marketing personnel, and have eliminated substantially all of our new game development activities. In 2015, we transferred our retail distribution activities to Zift and transferred related assets and liabilities, including accounts receivable, inventory, customer credits and certain other liabilities.

On December 1, 2016, we entered into an Agreement and Plan of Reorganization (the “Agreement”) with Majesco Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company, PolarityTE, Inc., a Nevada corporation (“Polarity NV”) and Dr. Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of Polarity NV (the “Seller”). The closing is subject to various closing conditions. We believe we have sufficient cash on hand to fund operations through the next twelve months.

The Company will continue to pursue fundraising opportunities that meet its long-term objectives, however, the Company believes that it has sufficient cash to fund its operations for the next twelve months from the issuance of these financial statements.

Dividends

On January 4, 2016, we declared a special cash dividend of an aggregate of $10.0 million to holders of record on January 14, 2016 of its outstanding shares of: (i) common stock (ii) Series A Preferred Shares; (iii) Series B Preferred Shares; (iv) Series C Preferred Shares and (v) Series D Preferred Shares.  The holders of record of the Company’s outstanding preferred stock participated in the dividend on an “as converted” basis.

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April 2016 Registered Common Stock and Warrant Offering

On April 13, 2016, the Company entered into a Securities Purchase Agreement with certain institutional investors providing for the issuance and sale by the Company of 250,000 shares of the Company’s common stock, par value $0.001 per share at an offering price of $6.00 per share, for net proceeds of $1.4 million after deducting placement agent fees and expenses. In addition, the Company sold to purchasers of common stock in this offering, warrants to purchase 187,500 shares of its common stock. The common shares and the Warrant Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission on October 22, 2015 and declared effective on December 7, 2015. The closing of the offering occurred on April 19, 2016.

Each Warrant is immediately exercisable for two years, but not thereafter, at an exercise price of $6.90 per share. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.  The exercise price and number of warrants are subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction.

Preferred Share Conversion Activity

During the quarter ended January 31, 2017, 1,213,851 shares of Convertible Preferred Stock Series A, 6,092 shares of Convertible Preferred Stock Series B, 1,148 shares of Convertible Preferred Stock Series C and 61,666 shares of Convertible Preferred Stock Series D were converted into 425,770 shares of common stock.

During the quarter ended January 31, 2016, 529,903 shares of Convertible Preferred Stock Series A and 3,667 shares of Convertible Preferred Stock Series D were converted into 566,573 shares of common stock.

Common Stock

On January 4, 2016, the Company declared a special cash dividend of an aggregate of $10.0 million to holders of record on January 14, 2016 of its outstanding shares of: (i) common stock (ii) Series A Convertible Preferred Stock; (iii) Series B Convertible Preferred Stock; (iv) Series C Convertible Preferred Stock and (v) Series D Convertible Preferred Stock.  The holders of record of the Company’s outstanding preferred stock participated in the dividend on an “as converted” basis.

On January 6, 2016, certain investors exercised their options at $4.08 in exchange for the Company’s common stock for an aggregated amount of 31,656 shares.

On December 16, 2016, the Company sold an aggregate of 759,333 shares of its common stock to certain accredited investors pursuant to separate subscription agreements at a price of $3.00 per share for gross proceeds of $2.3 million.

On January 18, 2017, the Company entered into separate exchange agreements (each an “Exchange Agreement”) with certain accredited investors (the “Investors”) who purchased warrants to purchase shares of the Company’s common stock (the “Warrants”) pursuant to the prospectus dated April 13, 2016. Pursuant to the Offering, the Company issued 250,000 shares of the Company’s common stock and Warrants to purchase 187,500 shares of common stock (taking into account the reverse split of the Company’s common stock on a 1 for 6 basis effective with The NASDAQ Stock Market LLC on August 1, 2016). The common stock and Warrants were offered by the Company pursuant to an effective shelf registration statement.

Under the terms of the Exchange Agreement, each Investor exchanged each Warrant it purchased in the Offering for 0.3 shares of common stock. Accordingly, the Company issued an aggregate of 56,250 shares of common stock in exchange for the return and cancellation of 187,500 Warrants.

Off-Balance Sheet Arrangements

As of January 31, 2017, we had no off-balance sheet arrangements.

Inflation

Our management currently believes that inflation has not had, and does not currently have, a material impact on continuing operations.

Cash Flows

Cash and cash equivalents and working capital were approximately $6.9 million and $5.0 million, respectively, as of January 31, 2017 compared to approximately $6.5 million and $5.4 million at October 31, 2016, respectively.

Operating Cash Flows. Cash used in operating activities in the three months ended January 31, 2017 amounted to approximately $361,000 compared to approximately $398,000 for the 2016 period.

Investing Cash Flows. Cash used in investing activities in the three months ended January 31, 2017 amounted to approximately $1.5 million. The $1.5 million relates to the purchase of property and equipment (mostly medical equipment). There were no investing activities in the 2016 period.

Financing Cash Flows. Net cash provided by financing activities for the three months ended January 31, 2017 amounted to approximately $2.3 million compared to approximately $10.0 million used in 2016 period. For the three months ended January 31, 2017, the $2.3 million related to capital raising activities. For the three months ended January 31, 2016, the $10.0 million related to a payment of a $10.0 million special cash dividend.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

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BUSINESS

Introduction

We are a technology company which has developed, marketed, published and distributed software through online platforms. We develop applications for gaming on computers, handheld devices and game consoles. We have had commercial successes (Zumba Fitness) which have not been replicated and in furtherance of seeking to diversify, on December 1, 2016 we entered into an Agreement and Plan of Reorganization to acquire the patents, know-how and trade secrets of PolarityTE NV. PolarityTE NV is the owner of patent applications and know-how related to regenerative medicine and tissue engineering, as well as software applications used in diagnosis and treatment related to regenerative medicine developed by our Chief Executive Officer, Chief Technology Officer and Chairman of our Board of Directors, Dr. Denver Lough. PolarityTE NV seeks to develop and obtain regulatory approval for technology that will utilize a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves.

With the foregoing goals and operational strategy in mind, we have directed resources towards building the operational base of the regenerative medicine business following the execution of the Agreement (defined below). In December 2016, the Company closed a private placement of its securities in which it received gross proceeds of approximately $2.2 million. There is no restriction on the use of proceeds of the private placement and the Company may apply the funds at the discretion of the Board of Directors and officers of the Company. The Company used $1.25 million of the proceeds of the financing to purchase lab equipment to support its research and development activities related to regenerative medicine and tissue engineering activities, as well as for general working capital and administrative expenses associated with its other businesses. In addition, the Company leased office and research and development space in Salt Lake City, Utah and acquired equipment necessary to perform high end tissue engineering development research, including single and multiphoton microscopes and tissue culture and base equipment together with obtaining certification for the use of all laboratory equipment. The Company is also building a research and development team suitable for pursuing its regenerative medicine and tissue engineering goals.

PolarityTE NV’s product furthest in the development pipeline is an autologous (tissue from the patient themselves) skin regeneration construct, SkinTETM to regenerate fully functional skin with all of its layers, including epidermis, dermis, hypodermis, and all appendages including hair and glands. Projected timelines for development of the skin product, SkinTETM, include human pilot trials in the second quarter of 2017 and product registration with the FDA and commercial manufacturing anticipated to begin in the first quarter of 2018. Funds required to achieve the foregoing milestones and timelines for commercial manufacturing total less than $5 million based upon current estimates (including the initial $1.25 million already invested).

The Company currently has no plans or understandings to discontinue or divest its current existing software business although the Company has received inquiries from prospective purchasers of various assets and the business, including from Jesse Sutton, the former founder of the Company and third parties. The Company may determine to dispose of such business in whole or in part, or discontinue such business, and may re-evaluate from time to time although presently 4 employees continue to be employed in direct activities related to such software business and administration and the Company is continuing to generate revenue from its sales of digital online games. The Company is diversifying its business model in an attempt to mitigate risk associated with focusing on one industry and increase the overall value of the Company for its shareholders.

Agreement and Plan of Reorganization

On December 1, 2016 we entered into the Agreement and Plan of Reorganization, as amended on December 16, 2016 (collectively, the “Agreement”), with Majesco Acquisition Corp., our wholly-owned subsidiary, PolarityTE NV and Dr. Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of PolarityTE NV (the “Seller”) pursuant to which we will acquire certain intellectual property rights owned by the Seller (the “Intellectual Property”) through the merger of Merger Sub with and into PolarityTE NV (the “Merger”) with PolarityTE NV surviving as our wholly-owned subsidiary.

Upon closing of the transactions contemplated under the Agreement , including the Intellectual Property acquisition, which closing occurred on April 5, 2017, a result of the Merger, among other effects, 100% of the issued and outstanding shares of capital stock of PolarityTE NV, or 10,000 shares of common stock, owned by the Seller was cancelled and exchanged for 7,050 shares of our newly designated Series E Preferred Stock convertible into an aggregate of 7,050,000 shares of our Common Stock (the “Merger Consideration”). So long as the Series E Preferred Stock is outstanding, each share is entitled to two votes for every one share of Common Stock into which such shares of Series E Preferred Stock are convertible). Based on 5,132,515 shares of Common Stock outstanding, at closing, Dr. Lough beneficially owns approximately 59% of the issued and outstanding Common Stock (or 41.1% of the outstanding Common Stock on a fully diluted basis) and approximately 65.83% of the outstanding voting power (without regard to any ownership limitations with regards to holders of outstanding shares of Series A, B and C convertible preferred stock).

Corporate Background

The Company was incorporated in 2004 in the state of Delaware. Effective January 11, 2017, the Company changed its name to “PolarityTE, Inc.” from “Majesco Entertainment Company.”

Our principal executive offices are located at 4041-T Hadley Road, South Plainfield, NJ 07080 and our telephone number is (732) 225-8910. Our web site address is http://www.majescoent.com/.

Reverse Stock-Split

On July 27, 2016 the Company filed a certificate of amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in order to effectuate a reverse stock split of the Company’s issued and outstanding Common Stock on a one for six basis. The reverse stock split became effective with NASDAQ at the open of business on August 1, 2016. The par value and other terms of the Company’s Common Stock were not affected by the reverse stock split. The Company’s post-reverse stock split Common Stock has a new CUSIP number, 560690 406. The Company’s transfer agent, Equity Stock Transfer LLC, acted as exchange agent for the reverse stock split.

As a result of the reverse stock split, every six shares of the Company’s pre-reverse stock split Common Stock were combined and reclassified into one share of the Company’s Common Stock. No fractional shares of Common Stock were issued as a result of the reverse stock split.

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All Common stock and per share amounts have been retroactively restated to give effect to the reverse stock split.

Industry Overview

The video game software market is comprised of the following two primary sectors: (i) dedicated console software for systems such as the Xbox, PlayStation, Wii, and handheld gaming systems, such as the Nintendo DS and Nintendo 3DS. The majority of software for these platforms has historically been purchased in packaged form through retail outlets. However, in recent years, an increasing amount of software has been made available digitally through online networks such as Microsoft’s Xbox Live Arcade (“XBLA”), and Sony’s PlayStation Network (“PSN”); and (ii) software for multipurpose devices such as personal computers and mobile devices such as smartphones and tablets.

Online and mobile digital games

We have released numerous games for digital distribution over various third party networks for dedicated game consoles or PC, such as XBLA, PSN and Steam. We have released titles for various mobile platforms, including Apple’s iOS and Google’s Android. We have published our own digital games and served as a distributor for other developer’s products in return for a percentage of net revenues generated by the game. Some of the games are distributed under the label “Midnight City” which we established to provide services to the indie game development community.

Selected digital titles, their compatible platforms and launch dates included:

Selected Titles	Platform	Launch Date

Serious Sam	XBLA	March 2010
Bloodrayne Betrayal	Steam, XBLA, PSN	September 2011
Double Dragon:Neon	Steam, XBLA, PSN	September 2012
Bloodrayne	XBLA, PSN	July 2013
Greg Hastings Paintball	XBLA, PSN	July 2013
Zumba Dance	iOS	July 2013
Slender: The Arrival	Steam	October 2013
Blood of the Werewolf	Steam	October 2013
The Bridge	XBLA	November 2013
RBI Baseball	XBLA	April 2014
Slender: The Arrival	XBLA, PSN	September 2014
Costume Quest 2	Steam, XBLA, PSN	October 2014
Grapple	Steam	March 2015
Krautscape	Steam	April 2015
Avalanche 2: Super Avalanche	Steam	August 2015
Gone Home	Xbox 1, PSN	January 2016
A Boy and His Blob	Steam, XBLA, PSN, iOS,	January 2016

Retail distribution

Prior to July 2015, we derived the majority of revenues from the sale of games for dedicated game consoles through retail distribution. Specifically, we have generated a substantial amount of our revenues in this channel from two “hit” franchises, Cooking Mama and Zumba Fitness. These titles are late in their life cycle, and as a result, generated significantly reduced sales than early in their life cycle. We have also released a number of other titles, primarily for the casual game consumer on the Nintendo DS, Nintendo WII and Microsoft 360 Kinect. Retail distribution no longer constitutes any focus of our business.

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Retail distribution

Prior to July 2015, we derived the majority of revenues from the sale of games for dedicated game consoles through retail distribution. Specifically, we have generated a substantial amount of our revenues in this channel from two “hit” franchises, Cooking Mama and Zumba Fitness. These titles are late in their life cycle, and as a result, generated significantly reduced sales than early in their life cycle. We have also released a number of other titles, primarily for the casual game consumer on the Nintendo DS, Nintendo WII and Microsoft 360 Kinect. Retail distribution no longer constitutes any focus of our business.

Product Development

We primarily use third party development studios to develop our games. However, we may employ game-production and quality-assurance personnel to manage the creation of the game and its ultimate approval by the first party hardware manufacturer. We carefully select third parties to develop video games based on their capabilities, suitability, availability and cost. We typically have broad rights to commercially utilize products created by the third party developers we work with. Development contracts are structured to provide developers with incentives to provide timely and satisfactory performance by associating payments with the achievement of substantive development milestones, and by providing for the payment of royalties to them based on sales of the developed product, only after we recoup development costs.

The process for producing video games also involves working with platform manufacturers from the initial game concept phase through approval of the final product. During this process, we work closely with the developers and manufacturers to ensure that the title undergoes careful quality assurance testing. Each platform manufacturer requires that the software and a prototype of each title, together with all related artwork and documentation, be submitted for its pre-publication approval. This approval is generally discretionary.

Intellectual Property

Our business is dependent upon intellectual property rights in numerous respects. We typically own the copyright to our software code and content and register copyrights and trademarks in the United States as appropriate.

Platform Licenses

Hardware platform manufacturers require that publishers obtain a license from them to publish titles for their platforms. We currently have non-exclusive licenses from Nintendo, Microsoft and Sony for each of the popular console and handheld platforms. Each license generally extends for a term of between two to four years and is terminable under a variety of circumstances. Each license allows us to create one or more products for the applicable system, and requires us to pay a per-unit license fee and/or royalty payment from the title produced and may include other compensation or payment terms. All of the hardware manufacturers approve each of the titles we submit for approval on a title-by-title basis, at their discretion. We are also dependent on approvals from distributors for our video game software for PCs and mobile devices.

Licenses from Third Parties

While we develop original titles, most of our titles are based on rights, licenses and properties, including copyrights and trademarks, owned by third parties. Even our original titles may require rights to properties from third parties, such as rights to music or content. License agreements with third parties generally extend for a term of between two to four years, are limited to specific territories or platforms and are terminable under a variety of circumstances. Several of our licenses are exclusive within particular territories or platforms. The licensors often have strict approval and quality control rights. Typically, we are obligated to make minimum guaranteed royalty payments over the term of these licenses and advance payments against these guarantees, but other compensation or payment terms, such as milestone payments, are also common. From time to time, we may also license other technologies from third party developers for use in our products, which also are subject to royalties and other types of payment.

Customers

Customers of our packaged software have historically been national and regional retailers, specialty retailers and video game rental outlets. Sony, Microsoft and Valve accounted for 47%, 37%, and 13%, respectively, of sales for the three months ended January 31, 2017. For the three months ended January 31, 2015, our top three accounts were Microsoft (digital), GameStop and Alliance Distributors, which accounted for approximately 13%, 10% and 10% of our revenue, respectively. In fiscal 2015, we transferred our distribution activities related to packaged software and reduced our headcount and working capital requirements dramatically in order to focus on the download business, where games are downloaded from servers maintained by game companies, such as Valve, Microsoft, Sony and Nintendo. Accordingly, currently our customers are substantially users of games on those platforms. We continue to explore new distribution channels for our games.

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Competition

Gaming Business

We compete with many other first and third party publishers and developers within the video game industry.

Regenerative Medicine Business

Developing and commercializing regenerative medicine products is highly competitive requiring extensive research, both basic and clinical, to compete in an industry marked by rapid technological change. We face competition from both growing tissue engineering companies and major medical companies who produce or are developing a variety of products ranging from simple dressings to highly complex cellular and tissue based products. It may be difficult for us to respond to technological advances, especially from competitors with greater financial, marketing, sales, distribution, and manufacturing resources than us. In addition, such competitors may be in the process of seeking FDA approval and/or patent protection for newer products and technology that we are unaware of. Newer technology may enter the market in advance of our current products that are still in the development stage. In addition, we face competition from numerous existing products and procedures which currently are considered part of the standard of care.

Factors important for competing in our market include:

●	Outcomes achieved for treating various medical conditions;
●	Adoption by physicians and healthcare providers;
●	Ease of use of marketed products;
●	Technological superiority and ability to protect intellectual property;
●	Cost-benefit to the healthcare system, including ability to obtain reimbursement;
●	Marketing, manufacturing, and distribution; and
●	Path and speed to market entry.

We are aware of multiple competitors and competitive products within the regenerative medicine and wound care industries, including products such as Integra Bilayer Wound Matrix, EpiFix, Apligraf, Dermagraft, Grafix and Epicell. This list is only a small sampling of products produced by companies targeting the wound and burn care industry. In order to compete effectively with these and other products, we will aim to demonstrate superior outcomes while maintaining an acceptable safety profile to obtain adoption and adequate reimbursement from insurance carriers.

While there are numerous current technologies on the market and procedures used as standard of care, we are not aware of any technology that provides tissue regeneration in the same capacity of that developed by the Company. We are taking appropriate steps to fully protect our technology while pursuing the most streamlined path to the market. Nevertheless, the healthcare market is highly competitive and introducing a new product is difficult from both a time and cost standpoint.

Seasonality

The interactive entertainment business is highly seasonal, with sales typically higher during the peak holiday selling season during the fourth quarter of the calendar year. Traditionally, the majority of sales of our packaged software for this key selling period ship in our fiscal fourth and first quarters, which end on October 31 and January 31, respectively. Significant working capital was required to finance the manufacturing of inventory of products that shipped during these quarters. By contrast, our digital distribution activities are less subject to seasonality and do not require significant investments in inventory or accounts receivable during the holiday seasons.

Research and Development

For the three months ended January 31, 2017, the Company spent $30,000 on research and development which comprised of funds used for game development with Dinosaur Games, LLC. For the three months ended January 31, 2016, the Company did not spend any funds on research and development.

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Government Regulation

Gaming Business

Our gaming business is subject to foreign and domestic government regulations including, but not limited to, user privacy, data collection and retention, content, advertising and information security. For example, the video game industry requires interactive entertainment software publishers to provide consumers with information about graphic violence and sexually explicit material contained in their interactive entertainment software products. This system requires publishers to identify particular products within defined rating categories and communicate such ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product’s rating.

Regenerative Medicine Business

Government authorities and/or laws in the United States and other countries regulate the manufacturing, approval, labeling, packaging, storage, record-keeping, and promotion of products such as those we are developing. Any product we are developing must comply with the standards required under which the product is classified by such government authorities and/or laws.

Regulation of Human Cells, Tissues, and Cellular and Tissue-Based Products (HCT/Ps)

In the United States, HCT/Ps are subject to varying degrees of regulation by the FDA, depending on if they fall within the scope of Section 361 of the Public Health Service Act (the “PHS Act”) (42 U.S.C. 264) or if they are regulated as drugs, devices, and/or biological products under Section 351 of the PHS Act (42 U.S.C. 262) and/or the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”).

For HCT/Ps that meet all criteria of Title 21 CFR 1271.10(a) and are subject to regulation only under Section 361 of the PHS Act, those products are referred to as a “361 HCT/P” and no premarket approval is necessary. All establishments that manufacture 361 HCT/Ps must register and list their HCT/Ps with the Center for Biologics Evaluation and Research (CBER) within 5 days after commencing operations. In addition, establishments will be required to update their registration annually in December and submit changes in HCT/P listing within 6 months of such change. The establishment that manufacture 361 HCT/Ps will know that they are registered in compliance with 21 CFR 1271.10(a) when they receive a validated form with the registration number (FEI#) after submitting the Form FA 3356 (registration form). Current Good Tissue Practice (cGTP) requirements govern the methods used in recovery, donor screening, donor testing, processing, storage, labeling, packing, and distribution of 361 HCT/Ps. FDA inspection and enforcement of establishments described in CFR 1271.10 includes inspection conducted, as deemed necessary, to determine compliance with the applicable provisions and may include, but is not limited to, an assessment of the establishment’s facilities, equipment, finished and unfinished materials, containers, processes, HCT/Ps, procedures, labeling, records, files, papers, and controls required to be maintained under 21 CFR 1271. Such inspections can occur at any time with or without written notice at such frequency as is determined by the FDA in its sole discretion. For 361 HCT/Ps, advisory, administrative and judicial actions include: an untitled letter; warning letter; orders of retention, recall, destruction, and cessation of manufacturing; and prosecution.

Products considered 361 HCT/Ps are minimally manipulated, intended for homologous use only, and are not combined with another article with some exceptions. Examples include, but are not limited to, skin, epithelial cells on a synthetic matrix, manipulated autologous chondrocytes, amniotic membrane (when used alone or without added cells), bone, dura mater, cartilage, cornea, fascia, ligament, pericardium, peripheral umbilical cord blood stem calls, sclera, tendon, vascular grafts, heart valves, and reproductive cells and tissues (e.g. semen, oocytes, embryos).

For HCT/Ps that are regulated as drugs, devices, and/or biological products as “351 HCT/Ps”, they must follow the appropriate regulations to obtain FDA approval according to their classification, which could include approval through a biologics license application (BLA), new drug application (NDA), premarket approval (PMA), or cleared through a premarket notification submission (501(k)). Such products are those that do not meet requirements to fall within 361 HCT/P regulations, including the requirements of minimal manipulation, homologous use, and/or combination with another article with some exceptions.

Given that the initial products we are developing, including our first product, which is an autologous skin regeneration product, SkinTETM, are HCT/P products, we will be required to comply with the regulations outlined above. Further classification and approach towards commercializing our products are underway and we are preparing for any pathway of manufacturing or regulation that is required. The manufacturer of our products has experience within these categories and has standardized manufacturing practices that to meet the requirements of cGTP manufacturing.

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cGTP Requirements

cGTP manufacturing requirements govern the methods used in, and the facilities and controls used for, the manufacture of HCT/Ps, including but not limited to all steps in recovery, donor screening, donor testing, processing, storage, labeling, packing, and distribution. These requirements aim to prevent the introduction, transmission, or spread of communicable diseases by HCT/Ps by reducing the risk that they contain such agents and preventing contamination during manufacturing.

Effect of Government Regulations on Regenerative Medicine Business

The government’s regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution, or cGTP, labeling, record keeping and adverse-reaction reporting, and inspection and enforcement.

Even if manufacturing cGTP requirements are met, pre-market clearance or approval is obtained, the manufacturing, approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale and/or use of the product. In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA’s quality system regulations.

If the Company fails to comply with the FDA regulations regarding its tissue regeneration processes, the FDA could take enforcement action, including, without limitation, any of the following sanctions:

●	Untitled letters, warning letters, fines, injunctions, and civil penalties;
●	Operating restrictions, partial suspension or total shutdown of procedure;
●	Refusing requests for clearance or approval of new procedures;
●	Withdrawing or suspending current applications for approval or approvals already granted; and
●	Criminal prosecution.

In addition to the above, it is likely that the regulation of HCT/Ps will continue to evolve in the future. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have a material adverse effect on the Company’s business.

Federal Anti-Kickback and False Claims Laws

There are laws and regulations that govern the means by which companies in the healthcare industry may market their treatments to healthcare professionals and may compete by discounting the prices of their treatments, including for example, the federal Anti-Kickback Statute, the federal False Claims Act, the federal Health Insurance Portability and Accountability Act of 1996, state law equivalents to these federal laws that are meant to protect against fraud and abuse and analogous laws in foreign countries. Violations of these laws are punishable by criminal and civil sanctions, including, but not limited to, civil and criminal penalties, damages, fines and exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. In addition, federal and state laws are also sometimes open to interpretation, and from time to time the Company may find itself at a competitive disadvantage if the Company’s interpretation differs from that of its competitors.

Properties

The Company currently leases office space at 4041-T Hadley Road, South Plainfield, New Jersey at a cost of approximately $1,613 per month under a lease agreement that expires on March 31, 2017.

On December 1, 2016, the Company entered into a lease with Paradigm Resources, L.C. pursuant to which the Company will lease 5,331 square feet of office and lab space in Salt Lake City, Utah at a monthly lease rate of $12,439. The office and lab space is located at 615 Arapeen Drive, Salt Lake City, Utah 84108, and the lease commenced on January 1, 2017 and will terminate on December 31, 2017.

Legal Proceedings

On February 26, 2015, a complaint for patent infringement was filed in the United States District Court for the Eastern District of Texas by Richard Baker, an individual residing in Australia, against Microsoft, Nintendo, the Company and a number of other game publisher defendants. The complaint alleged that the Company’s Zumba Fitness Kinect game infringed plaintiff’s patents in motion tracking technology and the plaintiff sought damages in the amount of $1.3 million. In August 2015, the defendants jointly moved to transfer the case to the Western District of Washington. On May 17, 2016, the Washington Court issued a scheduling order that provides that defendants leave to jointly file an early motion for summary judgement in June 2016. On June 17, 2016, the defendants jointly filed a motion for summary judgment that stated that none of the defendants, including the Company, infringed upon the asserted patent. On July 9, 2016, Mr. Baker opposed the motion. On January 3, 2017, the Court granted the defendants’ motion for summary judgment and the case was dismissed.

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In addition to the item above, the Company at times may be a party to claims and suits in the ordinary course of business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss or range of loss can be reasonably estimated. The Company has not recorded a liability with respect to the matter above. While the Company believes that it has valid defenses with respect to the legal matter pending and intends to vigorously defend the matter above, given the uncertainty surrounding litigation and our inability to assess the likelihood of a favorable or unfavorable outcome, it is possible that the resolution of the matter could have a material adverse effect on our consolidated financial position, cash flows or results of operations.

Employees

We had ten full-time employees as of January 31, 2017.

PolarityTE NV

PolarityTE NV is the owner of a novel regenerative medicine and tissue engineering platform developed and patented by Dr. Denver Lough. This radical and proprietary technology employs a patient’s own cells for the healing of full-thickness, functionally-polarized tissues. If clinically successful, the PolarityTE NV platform will be able to provide medical professionals with a truly new paradigm in wound healing and reconstructive surgery by utilizing a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves. It is because PolarityTE NV uses a natural and biologically sound platform technology, which is readily adaptable to a wide spectrum of organ and tissue systems that PolarityTE NV and its world-renowned clinical advisory board are poised to drastically change the field and future of translational regenerative medicine.

PolarityTE NV’s launch product which is being prepared for clinical trials is the first ever truly autologous skin regeneration construct of its kind, which can regrow full-thickness and functional polarized skin, including all layers (dermis & epidermis), hair, and skin appendages. The PolarityTE NV constructs will offer patients a new option for wound healing—“where self regenerates self”. In parallel with the clinical development of the functionally-polarized skin regenerative product, the PolarityTE NV platform provides a new and radical pipeline for expansion into numerous other tissues, including bone, muscle, cartilage, fat, blood vessels, nerves, solid organs and vascularized composite structures under a direct interface with practicing medical leaders, in order to provide patients and the market with truly practical answers to difficult wound and tissue voids.

Through its regenerative medicine efforts, the Company is developing the proprietary tissue engineering platform invented by Dr. Denver Lough to translate regenerative products into clinical application. Preliminarily, the technological platform has demonstrated the potential capacity to grow fully functional tissue across the entire spectrum of the musculoskeletal and integumentary systems, including skin, muscle, bone, cartilage, peripheral nerve, fat, and fascia. Preliminary results indicate it has applications across solid organ and specialty tissue regeneration as well, including bowel, liver, kidney, and urethra. The product furthest in the development pipeline is an autologous (tissue from the patient themselves) skin regeneration construct, SkinTETM, to regenerate fully functional skin with all of its layers, including epidermis, dermis, hypodermis, and all appendages including hair and glands. SkinTETM is preparing for clinical testing and market entry, and targeting a global wound care market of $40 billion. The platform provides a pipeline of products to follow in parallel, with plans for serial clinical and market entry, and each addressing separate and similarly sized potential markets. The Company’s approach seeks to benefit from fewer regulatory and capital barriers to market entry, avoiding the long timelines associated with three phase trials and their associated costs seen with other competing technologies and therapeutics. The regenerative medicine business model being pursued takes advantage of the smaller regulatory hurdles, with streamlined product development from cell/tissue in vitro and ex vivo testing, to small and large animal preclinical models, manufacturing technology transfer, and ultimately clinical application and market entry occurring in a mapped out stepwise fashion for each product. Although skin regeneration and wound care is a robust market in and of itself, the platform technology provides a base that the Company believes will support a strategy to build a company that can diversify and grow continuously.

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MANAGEMENT

EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s executive officers and key personnel.

Executive Officers:

Name	Position(s)

Denver Lough	Chief Executive Officer, Chief Scientific Officer, Chairman and Class I Director

John Stetson	Chief Financial Officer, Executive Vice President and Class II Director

Edward Swanson	Chief Operating Officer and Class I Director

Michael Neumeister	Chief Medical Officer

The following is a brief summary of the background of each of our executive officers.

Dr. Denver Lough, 35, was appointed our Chairman, Chief Executive Officer and Chief Scientific Officer on December 1, 2016. From August 2009, Dr. Lough has served as Department of Surgery Faculty and Translational Research Director at Laboratory for Regenerative Medicine and Applied Sciences, Institute for Plastic Surgery Southern Illinois University School of Medicine, and from June 2013, he has served as Director of Biomedical Applications for Laboratory for Craniofacial Regenerative Medicine Johns Hopkins Hospital Department of Plastic and Reconstructive Surgery. In addition, Dr. Lough was a lead research associate in the Vascularized Composite Allotransplantation Laboratory at the Johns Hopkins Hospital Department of Plastic and Reconstructive Surgery and has been a research consultant to the Johns Hopkins Hendrix Burn Research Center. Dr. Lough was assembled as a member among other burn experts as a Taiwanese presidential disaster response team following the largest civilian burn disaster in 2015.

Since 2012 Dr. Lough has been a Plastic & Reconstructive Surgery House Staff Officer at Johns Hopkins University School of Medicine, Department of Plastic & Reconstructive Surgery. Dr. Lough also founded PolarityTE, LLC, PolarityTE NV and Lough & Associates LLC which are engaged in the business of developing intellectual property related to regenerative medicine and related fields. Dr. Lough has received numerous accolades and awards by national societies related to basic and translational science applications in tissue engineering, regenerative medicine, and immunology as well as within solid organ and reconstructive transplantation. We believe that Dr. Lough is qualified to serve as a member of our Board because of his experience in clinical medicine and surgery as well as the development and innovation of technologies related to regenerative medicine and related patents and intellectual property which the Company has reviewed for potential development. Dr. Lough holds an M.D. and PhD in Biochemistry, Molecular and Cell Biology from Georgetown University which he earned in 2012.

John Stetson, 31, was appointed to our Board of Directors on December 1, 2016 and has served as our Chief Financial Officer, Executive Vice President and Secretary since September 25, 2015. Mr. Stetson has been the Managing Member of HS Contrarian Investments LLC, a private investment firm with a focus on early stage companies since 2010. In addition, Mr. Stetson served as Executive Vice President, Chief Financial Officer, and Director of Marathon Patent Group, Inc. (MARA), a NASDAQ listed patent monetization company from June 2012 to February 2015. Mr. Stetson was President & Co-Founder of Fidelity Property Group, Inc. from April 2010 to July 2014, a real estate development group focused on acquisition, rehabilitation, and short-term disposition of single family homes that completed 190 transactions, and generated over $46 million in sales. Mr. Stetson was an Investment Analyst from 2008 to 2009 for Heritage Investment Group and worked in the division of Corporate Finance of Toll Brothers from 2007 to 2008. Mr. Stetson received his BA in Economics from the University of Pennsylvania. We believe that Mr. Stetson is qualified to serve as a member of our Board because of his skills in finance and public company management and administration.

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Dr. Edward Swanson, 31, was appointed as Chief Operating Officer and Director of the Company on December 1, 2016. Following completion of his undergraduate degree in Applied Sciences in Biomedical Sciences at the School of Engineering and Applied Sciences at the University of Pennsylvania, Dr. Swanson received his medical degree from Harvard Medical School, where he attended as a student from August 2008 to May 2012, graduating with honors for his thesis researching surgical outcomes within craniofacial and plastic surgery. From July 2012 until December 2016, Dr. Edward Swanson was a Surgical Resident in Plastic & Reconstructive Surgery in the Department of Plastic and Reconstructive Surgery at The Johns Hopkins University School of Medicine. During his time at Johns Hopkins, he served in a leadership role within the residency, sitting on the Program Evaluation Committee from July 2015 to December 2016 and The Johns Hopkins Hospital Housestaff Patient Safety and Quality Council from July 2014 to June 2015. Dr. Swanson has extensive experience in basic and translational biomedical research, including as a research associate in Wound Healing in the Division of Plastic Surgery at the Brigham and Women’s Hospital and Harvard Medical School from May 2004 to August 2004, thesis student in Traumatic Brain Injury at the University of Pennsylvania from August 2006 to May 2007, research fellow in Pancreatic Cancer Cellular Biology at the Brigham and Women’s Hospital and Harvard Medical School from July 2007 to July 2008, research fellow in Nanomedicine at Harvard Medical School and MIT from May 2008 to August 2008, and research fellow in Vascularized Composite Allotransplantation at the Massachusetts General Hospital and Harvard Medical School during his final year of medical school. In addition, Dr. Swanson directed the large animal translational research as a lead research associate in the Vascularized Composite Allotransplantation Laboratory in the Department of Plastic and Reconstructive Surgery at The Johns Hopkins University School of Medicine from July 2014 to June 2015, overseeing experimental projects funded by multimillion dollar grants. Furthermore, Dr. Swanson has demonstrated national and international leadership throughout the field of plastic and reconstructive surgery at a young age, with greater than 40 peer-reviewed publications, five book chapters, and 30 national/international conference presentations. We believe that Dr. Swanson is qualified to serve as a member of our Board because of his experience in technology related to regenerative medicine and related patents and technology and their clinical applications, which the Company has reviewed for potential development.

Dr. Michael Neumeister, 55, was appointed Chief Medical Officer in December 2016. Dr. Neumeister has been associated with the Southern Illinois University School of Medicine in various positions since 1997, to wit: Chairman of Department of Surgery (2012-present); Chairman of the Institute of Plastic Surgery (2006-present); Professor at the Institute of Plastic Surgery (2005-present); Elvin G. Zook Endowed Chair of the Institute of Plastic Surgery (2008-present); Director-Hand/Micro Surgery Fellowship Program at Institute of Plastic Surgery (2007-present); Chief, Microsurgery and Research at Institute of Plastic Surgery (1999-present); Director-Plastic Surgery Residency Program at Institute of Plastic Surgery (1998-2008); Associate Professor at Institute of Plastic Surgery (2000-2005); and Assistant Professor at Institute of Plastic Surgery (1997-2000). Dr. Neumeister began his residency at Dalhousie University in Halifax, Nova Scotia in general surgery and went on to complete his plastic surgery residency at the University of Manitoba. He continued his training as a microsurgery fellow at Harvard University’s Brigham & Women’s Hospital in Boston and completed a one year hand and microsurgery fellowship at Southern Illinois University School of Medicine. Dr. Neumeister is board certified in plastic surgery by the Royal College of Surgeons of Canada and the American Board of Plastic Surgery. He has also received his Certificate in (SOTH) Surgery of The Hand. Dr. Neumeister has received awards for presentations given regionally, nationally and internationally, has over 150 book chapters and articles, and has multiple research interests in tissue engineering and regenerative medicine. Dr. Neumeister is the Editor in Chief of the official AAHS journal HAND. He is the past President of the American Society of Reconstructive Microsurgery, American Association for Hand Surgery, The Plastic Surgery Foundation (The Research Body of The American Society of Plastic Surgeons), Plastic Surgery Research Council, and the Midwest Association of Plastic Surgeons. Dr. Neumeister received his Doctor of Medicine from the University of Toronto in 1988 and his Bachelor of Science (Physiology/Pharmacology) from the University of Western Ontario in 1984.

Board of Directors

We currently have a staggered Board comprised of three classes and each director serves until the annual meeting associated with their class. Class I Board members, or Denver Lough and Edward Swanson, will serve until our 2018 annual meeting, Class II Directors, or John Stetson and Steve Gorlin, will serve until our 2019 annual meeting and Class III Directors, or Jeff Dyer, Michael Beeghley and Jon Mogford, will serve until our 2017 annual meeting.

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Board of Directors

Name	Age	Position
Denver Lough	35	Chairman, Chief Executive Officer, Chief Scientific Officer and Class I Director
John Stetson	31	Class II Director and Chief Financial Officer
Edward Swanson	31	Class I Director and Chief Operating Officer
Steve Gorlin	79	Class II Director (1)(2)(3)
Jeff Dyer	58	Class III Director (1)(2)(3)
Michael Beeghley	50	Class III Director (1)(2)(3)
Jon Mogford	49	Class III Director

(1) Member of our audit committee

(2) Member of our compensation committee

(3) Member of our nominating and corporate governance committee

Background Information

The following is a brief summary of the background of each of our directors.

Dr. Denver Lough – Chairman, Chief Executive Officer and Chief Scientific Officer

Biographical information regarding Dr. Lough is provided above under Executive Officers.

John Stetson – Chief Financial Officer, Executive Vice President, Secretary and Director

Biographical information regarding Mr. Stetson is provided above under Executive Officers.

Dr. Edward Swanson – Chief Operating Officer and Director

Biographical information regarding Dr. Swanson is provided above under Executive Officers.

Steve Gorlin– Director

Steve Gorlin has founded several biotechnology and pharmaceutical companies over the past 40 years, including Hycor Biomedical, Inc. (acquired by Agilent), Theragenics Corporation (NYSE: TGX), CytRx Corporation (NASDAQ: CYTR), Medicis Pharmaceutical Corporation (acquired by Valeant), EntreMed, Inc. (NASDAQ: ENMD), MRI Interventions, DARA BioSciences, Inc. (NASDAQ: DARA), MiMedx Group, Inc. (NASDAQ: MDXG), and Medivation, Inc. (NASDAQ: MDVN). Since December 2014, Mr. Gorlin has served as a director of Catasys, Inc. and Co-Chairman of the board of directors of Medovex, Inc., and since May 2011 he has served on the board of directors of NTC China, Inc. In addition, since 2011, Mr. Gorlin has served as a member of the board of directors of DemeRX, Inc. (“DemeRX”) and from 2011 until 2012 he served as Chairman of the board of DemeRX. Since July 2015, he has also served as Vice Chairman of the board of NantKwest, Inc. and from July 2013 until May 2015 he served on various executive committees and the board of directors of Conkwest, Inc., a private company, which is now NantKwest, Inc. From November 2006 until June 2013, Mr. Gorlin served as a member of the board of directors of MiMedx Group, Inc. From 2010 until 2014 Mr. Gorlin served on the Business Advisory Council to the Johns Hopkins School of Medicine, from 2011 until 2013 he served on The Johns Hopkins BioMedical Engineering Advisory Board and from 2007 until 2011 he served on the Board of the Andrews Institute. He is presently a member of the Research Institute Advisory Committee (RIAC) of Massachusetts General Hospital. Mr. Gorlin founded a number of non-medical related companies, including Perma-Fix, Inc., Pretty Good Privacy, Inc. (sold to Network Associates), Judicial Correction Services, Inc. (sold to Correctional Healthcare) and NTC China, Inc. He started The Touch Foundation, a nonprofit organization for the blind and was a principal financial contributor to the founding of Camp Kudzu for diabetic children. Mr. Gorlin is qualified to serve as a member of the Company’s Board because of his experience in regenerative medicine and pharmaceutical drug and medical device research and development.

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Jeff Dyer – Director

Jeff Dyer was appointed to our Board of Directors on March 2, 2017. Mr. Dyer has served as the Horace Beesley Professor of Strategy at Brigham Young University since September 1999. From August 1993 until September 1999 he served as an Assistant Professor at Wharton School, University of Pennsylvania, and from July 1984 until September 1988 he served as Management Consultant and Manager of Bain & Company. Mr. Dyer received his Bachelor of Science degree in psychology and MBA from Brigham Young University and his PhD in management from University of California, Los Angeles. Mr. Dyer is qualified to serve as a member of the Company’s Board because of his extensive business and management expertise and knowledge of capital markets.

Michael Beeghley – Director

Michael Beeghley was appointed to our Board of Directors on December 18, 2015. Mr. Beeghley has 25 years of financial industry experience, including 23 years specifically in corporate finance and financial advisory services. Mr. Beeghley has been serving as President of Applied Economics LLC (“Applied Economics”), a national corporate finance and financial advisory services firm for 18 years. As President of Applied Economics, Mr. Beeghley has initiated managed and closed over $1 billion in corporate finance transactions and has managed, completed and signed over 2,000 financial advisory engagements. Mr. Beeghley is a national expert on mergers & acquisitions and securities valuation, and has been quoted or interviewed for the Atlanta Journal-Constitution, Atlanta Business Chronicle, The Georgia Business Report (GPTV), Catalyst Magazine, and Reuters News Service (New York). He has spoken on financial topics throughout the United States and has been an instructor for the American Institute of Certified Public Accountants, teaching business valuation to societies in ten states. Additionally, Mr. Beeghley has testified as an expert and provided expert opinions on numerous economic, financial and securities issues. Prior to forming Applied Economics, Mr. Beeghley was a Manager in the Corporate Finance Group of Ernst & Young, LLP and a Senior Analyst in the Corporate Finance Group of PricewaterhouseCoopers. Mr. Beeghley is qualified to serve as a director due to his extensive corporate finance background.

Dr. Jon Mogford – Director

Dr. Jon Mogford has served in various capacities for the Texas A&M University System (“Texas A&M”). Since May 2013, Dr. Mogford has served as the Vice Chancellor for Research, from August 2012 until April 2013 he served as the Chief Research Officer and from November 2011 until August 2012 he served as Associate Vice Chancellor for Strategic Initiatives at Texas A&M. Prior to joining the Texas A&M in 2011, from February 2010 until October 2011, Dr. Mogford served as Deputy Director of the Defense Sciences Office (DSO) of the Defense Advanced Research Projects Agency (DARPA) in the U.S. Department of Defense. From July 2005 until January 2009, Dr. Mogford served as Program Manager of DSO of DARPA. In addition, since November 2016, Dr. Mogford has served as a member of the board of directors of Medovex Corp. Dr. Mogford is the recipient of the Secretary of Defense Medal for Outstanding Public Service. Dr. Mogford obtained his bachelor’s degree in Zoology from Texas A&M University and doctorate in Medical Physiology from the Texas A&M University Health Science Center, College Station, Texas. His research in vascular physiology continued at the University of Chicago as a Postdoctoral fellow from 1997 until 1998. Dr. Mogford transitioned his research focus to the field of wound healing at Northwestern University, both as a Research Associate and also as a Research Assistant Professor from 1998 until 2003. He then served as a Life Sciences Consultant to DARPA on the Revolutionizing Prosthetics program from December 2003 until June 2005. Dr. Mogford is qualified to serve as a member of the Company’s Board because of his experience and research in regenerative medicine.

Independence of the Board of Directors

The Board has reviewed the materiality of any relationship that each of our directors has with PolarityTE NV, either directly or indirectly. Based upon this review, the Board has determined that the following members of the Board are “independent directors” as defined by the rules of The NASDAQ Stock Market: Michael Beeghley, Jeff Dyer, Steve Gorlin and Dr. Jon Mogford.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including Directors, pursuant to which the officer was selected to serve as an officer.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employee

Other Directorships

Other than as disclosed above, none of the Directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has no interlocks with other companies.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth summary information as to compensation paid or accrued during the last two fiscal years ended October 31, 2016 and October 31, 2015. During the last two fiscal years ended October 31, 2016 and October 31, 2015, none of our other executive officers earned compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)		Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)		Total ($)
Barry Honig,	2016	55,385	-0-	451,500	(11)	293,125	(19)	-0-	-0-		800,010
Chief Executive Officer and Co-Chairman of the Board (5)	2015	8,308	-0-	496,000	(12)	-0-		-0-	-0-		504,308
John Stetson	2016	151,385	-0-	451,500	(11)	293,125	(19)	-0-	-0-		896,010
Chief Financial Officer (6)	2015	8,308	-0-	372,000	(13)	14,684	(20)	-0-	-0-		394,992
David Rector	2016	-0-	-0-	42,998	(14)	32,782	(20)	-0-	-0-		75,780
Former Chief Executive Officer (7)	2015	6,708	-0-	116,000	(15)	6,273	(21)	-0-	-0-		128,981
Jesse Sutton	2016	-0-	-0-	-0-				-0-	-0-		-0-
Former Chief Executive Officer (8)	2015	273,646	-0-	15,841	(16)	30,546	(22)	-0-	513,859	(24)	833,892
Michael Vessey	2016	-0-	-0-	-0-		-0-		-0-	-0-		-0-
Former Chief Financial Officer (9)	2015	140,770	-0-	46,560	(17)	14,684	(23)	-0-	305,900	(25)	507,914
Gary Anthony	2016	-0-	-0-	-0-				-0-	-0-		-0-
Former Chief Financial Officer (10)	2015	89,200	30,000	28,000	(18)			-0-	-0-		147,200

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(1) Represents the aggregate grant date fair value for restricted stock awards granted during fiscal years 2015 and 2016, respectively, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements reported in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016 for details as to the assumptions used to determine the grant date fair value of the restricted stock awards.

(2) Represents the aggregate grant date fair value for option awards granted during fiscal years 2015 and 2016, respectively, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements reported in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016 for details as to the assumptions used to determine the grant date fair value of the option awards.

(3) Represents amounts paid to named executive officers in the applicable year pursuant to the Company’s STI Plan.

(4) Represents health and dental insurance premiums in excess of coverage provided to other employees.

(5) Appointed on September 25, 2015. Resigned as Chief Executive Officer and Chairman on December 1, 2016.

(6) Appointed on September 25, 2015.

(7) Served as Chief Executive Officer from July 27, 2015 until September 25, 2015.

(8) Resigned on July 27, 2015.

(9) Resigned on March 17, 2015.

(10) Served as Chief Accounting Officer from April 1, 2015 to September 25, 2015, prior to this beginning May 2011, he served as the Company’s Corporate Controller.

(11) Represents 87,500 shares at a grant date fair value of $5.16 per common share.

(12) Represents 66,666 shares at a grant date fair value of $7.44 per common share.

(13) Represents 50,000 shares at a grant date fair value of $7.44 per common share.

(14) Represents 8,333 shares at a grant date fair value of $5.16 per common share.

(15) Represents 16,667 shares at a grant date fair value of $6.96 per common share.

(16) Represents 3,882 shares at a grant date fair date value of $4.08 per common share.

(17) Represents 2,588 shares at a grant date fair value of $4.08 per common share and 5,000 shares at a grant date fair value of $7.20 per common share.

(18) Represents 3,333 shares at a grant date fair value of $8.04 per common share.

(19) Represents stock options to purchase 87,500 common shares at an exercise price of $4.80 per common share.

(20) Represents stock options to purchase 8,333 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(21) Represents stock options to purchase 1,166 common shares at an exercise price of $8.58 per common share.

(22) Represents stock options to purchase 11,958 shares of common stock at an exercise price of $4.08 per common share.

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(23) Represents stock options to purchase 5,745 common shares at an exercise price of $4.08 per common share.

(24) Represents $13,859 paid for health and dental insurance premiums in excess of coverage provided to other employees as well as $500,000 paid in severance payments paid to Zift Interactive, LLC.

(25) Represents $5,900 paid for health and dental insurance premiums in excess of coverage provided to other employees and $300,000 in severance payments.

Narrative Disclosure to Summary Compensation Table

Incentive Bonus Opportunity

The Compensation Committee has the authority to award incentive bonuses to our executives. The incentive bonus program is based on the Company’s fiscal year performance.

The incentive bonus program is an important component of total cash compensation because it rewards our executives for achieving annual financial and operational goals and emphasizes variable or “at risk” compensation.

On April 19, 2013, the Compensation Committee approved the adoption of a new annual short-term incentive plan for fiscal year 2013 and subsequent years (the “STI Plan”). In 2013, under the STI Plan, each of the named executive officers was eligible to receive an incentive bonus based upon a targeted percentage of his base salary, which was 100% for the Chief Executive Officer and 50% for the Chief Financial Officer. The incentives could be earned based on our performance relative to a mix of strategic objectives, such as (i) growing cash flow from our console business, (ii) expanding our digital games business, measured in terms of revenue, infrastructure and talent acquisitions, business acquisitions, and product pipeline, and (iii) managing to adjusted operating income, cash flow and liquidity goals, eliminating operating losses on certain platforms, and repositioning the Company to invest in growth areas. In addition, in determining the eligibility for bonuses under the plan, the payout level for the strategic objectives was based on the Committee’s discretionary assessment of each officer’s performance relative to the overall mix of objectives. Based on its review of overall performance, the Compensation Committee approved an incentive payout of $150,000 for the Chief Executive Officer and $84,000 for the Chief Financial Officer.

No incentive plan was offered for fiscal year 2016.

Long-Term Incentives

We believe that long-term performance will be enhanced through equity awards that reward our executives and other employees for maximizing stockholder value over time and that align the interests of our executives and other employees with those of stockholders. The Compensation Committee believes that the use of equity awards offers the best approach to achieving our compensation goals because equity ownership ties a significant portion of an individual’s compensation to the performance of our stock.

On March 30, 2015, at our 2015 annual meeting, our stockholders approved the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and the reservation of 2,250,000 shares of our Common Stock thereunder. On May 10, 2016, at our 2016 annual meeting, our stockholders approved the Company’s 2016 Equity Incentive Plan (the “2016 Plan” and together with the 2014 Plan, the “Plans”) and the reservation of 4,000,000 shares of our Common Stock thereunder. Awards under the Plans may be granted pursuant to the Plans only to persons who are eligible persons. Under the Plans, “Eligible Person” means any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its subsidiaries; (b) a director of the Company or one of its subsidiaries; or (c) an individual consultant who renders bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its subsidiaries) to the Company or one of its subsidiaries and who is selected to participate in the Plans by the Plan administrator; provided, however, that an Eligible Person may only participate in the Plans if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register, under the Securities Act, the offering and sale of shares issuable under the Plans by the Company or the Company’s compliance with any other applicable laws.

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On December 17, 2014, the Company granted restricted stock shares to certain of its executive officers and directors in consideration for their respective roles in the Company. These restricted stock awards, were granted under the Company’s Amended and Restated 2004 Employee, Director and Consultant Incentive plan and were subject to a trigger event that occurred on September 30, 2015, which vested the shares in full.

The shares granted to our officers and directors under these stock awards are as follows:

Name	Shares
Jesse Sutton	3,883
Michael Vesey	2,589
Laurence Aronson	3,883
Stephen Wilson	2,589
Trent Davis	1,079
Mohit Bhansali	1,079
Adam Sultan	2,157

On December 17, 2014, the Company granted options to purchase Common Stock to certain of its executive officers and directors in consideration for their respective roles in the Company. The stock options were granted with an exercise price of $4.08 per share and would fully vest upon a trigger event, which occurred on September 30, 2015, and are exercisable until December 17, 2019. They were granted under the 2014 Plan.

The shares granted to our officers and directors under these stock awards are as follows:

Name	Option Award
Jesse Sutton	11,951
Michael Vesey	5,745
Laurence Aronson	11,951
Stephen Wilson	10,745
Trent Davis	9,339
Mohit Bhansali	9,339
Adam Sultan	2,010

9,339

On April 23, 2015, Laurence Aronson, Mohit Bhansali and Trent Davis were each granted options to purchase 1,191 shares of Common Stock with an exercise price of $8.40 per share. These awards were granted pursuant to the 2014 Plan. The options fully vested on October 23, 2015, and they are exercisable until April 23, 2020.

On June 27, 2015, David Rector was granted 16,667 restricted stock units. The vesting on this grant was accelerated on January 12, 2016. These awards were granted under the 2014 Plan.

On July 27, 2015, David Rector was granted options to purchase 1,166 shares of Common Stock with an exercise price of $8.58 per share. These awards were granted under the 2014 Plan.

On September 30, 2015, we entered into Restricted Stock Agreements with certain of our executive officers and directors. The stock awards provide for grants of Common Stock to our officers and directors under the 2014 Plan. The stock awards all vested on December 1, 2016.

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The shares of Common Stock granted to our officers and directors under these stock awards are as follows:

Name	Shares
Barry Honig	66,666
John Stetson	50,000
Michael Brauser	66,666
Mohit Bhansali	4,166
Edward Karr	8,333
Andrew Kaplan	8,333

On December 18, 2015, we entered into Restricted Stock Agreements with certain of our executive officers and directors. The stock awards provide for grants of common stock to our officers and directors under the 2014 Plan. The stock awards all vested on December 1, 2016.

The shares of Common Stock granted to our officers and directors under these stock awards are as follows:

Name	Shares
Michael Beeghley	8,333

Additionally, on December 18, 2015, Michael Brauser, Andrew Kaplan, Edward Karr, and Michael Beeghley were granted option to purchase 1,587 stock shares of Common Stock with an exercise price of $6.30 per share. These options fully vested six months from the grant date.

On June 1, 2016, Michael Brauser, Michael Beeghley, Andrew Kaplan, Edward Karr, Mohit Bhansali and David Rector were granted options to purchase 1,915 shares of Common Stock at an exercise price of $5.22 per share which options vested in full six months from the date of grant.

On December 7, 2016, the Company granted options with an exercise price of $3.12 per share to the individuals listed below pursuant to the 2017 Plan.

Name and Position	Number of Options
Denver Lough Chief Executive Officer, Chief Scientific Officer and Chairman	1,000,000
Edward Swanson Chief Operating Officer and director	846,000
Michael Neumeister Chief Medical Officer	141,000
Jeff Dyer Director	141,000
Matthew Swanson	141,000
Stephen Milner	50,000
Anthony Blum Laboratory Manager	10,000
Nicholas Baetz	50,000
Devin Miller Director of Translational Medicine and Regulatory Strategy	75,000
Christine Hashimoto	10,000
Mary Dyer Lough Clinical Research Coordinator	10,000
Steve Gorlin Director	50,000
Jon Mogford Director	50,000

On December 1, 2016, the Company granted restricted stock awards to the individuals listed below pursuant to the 2017 Plan.

Name and Position	Number of Restricted Stock Awards
Barry Honig Former Chief Executive Officer and Chairman	125,000
John Stetson Chief Financial Officer and Director	175,000
Michael Brauser Former Director	75,000
Michael Beeghley Director	15,000
Andrew Kaplan Former Director	15,000
Edward Karr Former Director	15,000
Mohit Bhansali Former Director	15,000
David Rector Former Director	15,000
Steve Gorlin Director	50,000
Jon Mogford Director	50,000

Employment and Separation Agreements

During 2015 and 2016, we had employment agreements with each of the named executive officers.

Denver Lough’s Employment Agreement

On December 1, 2016, the Company entered into an employment agreement with Dr. Denver Lough (the “Lough Employment Agreement”). Pursuant to the terms of the Lough Employment Agreement, Dr. Lough will serve as Chairman of the Board and as Chief Executive Officer and Chief Scientific Officer of the Company for a term of one year which shall be automatically renewed for successive one year periods thereafter unless earlier terminated. Pursuant to the Lough Employment Agreement, the Company shall pay Dr. Lough (i) a one-time signing bonus of $100,000, (ii) an annual base salary of $350,000, (iii) an annual discretionary bonus, as determined by the Board, in an amount up to 100% of Dr. Lough’s then current base salary and (iv) 10 year options (the “Lough Options”) to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $3.15 per share (equal to 100% of the market price as defined by NASDAQ (“Fair Market Value”)) which Options shall vest in 24 equal installments commencing on the one month anniversary of the Lough Employment Agreement. The Lough Options were granted pursuant to the Company’s 2017 Plan.

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Edward Swanson’s Employment Agreement

On December 1, 2016, the Company entered into an employment agreement with Edward Swanson (the “Swanson Employment Agreement”). Pursuant to the terms of the Swanson Employment Agreement, Dr. Swanson will serve as Chief Operating Officer of the Company for a term of one year which shall be automatically renewed for successive one year periods thereafter unless earlier terminated. Pursuant to the Swanson Agreement, the Company shall pay Dr. Swanson (i) a one-time signing bonus of $100,000, (ii) an annual base salary of $300,000, (iii) an annual discretionary bonus, as determined by the Board, in an amount up to 100% of Dr. Swanson’s then current base salary and (iv) 10 year options (the “Swanson Options”) to purchase up to 846,000 shares of the Company’s Common Stock pursuant to the 2017 Plan at Fair Market Value which Swanson Options shall vest in 24 equal installments commencing on the one month anniversary of the Swanson Employment Agreement.

Jesse Sutton’s Employment Agreement and Separation Agreement

Mr. Sutton’s employment agreement provided for an annual base salary of $363,000 and a discretionary bonus of up to 100% of his base salary. On July 27, 2015, Mr. Sutton resigned from his position as Chief Executive Officer of the Company and the Company entered into a separation agreement with Mr. Sutton (the “Sutton Separation Agreement”). Pursuant to the terms of the Sutton Separation Agreement, for a period of 24 months following Mr. Sutton’s resignation, Mr. Sutton will provide consulting and support services (the “Services”) to the Company’s Download Business (as defined in the Separation Agreement). In addition, Mr. Sutton is expected to receive a severance payment, which will include 50% of the Net Monthly Revenues (as defined in the Sutton Separation Agreement) generated by the Company from the Download Business (as defined in the Sutton Separation Agreement), but in no event more than $10,000 per month; provided that Mr. Sutton is still providing the Services. In addition, the Company continued its contributions towards Mr. Sutton’s health care benefits until the earlier of (i) 12 months following Mr. Sutton’s resignation or (ii) until Mr. Sutton becomes covered by an equivalent benefit. Lastly, Mr. Sutton shall has 18 months from his date of resignation to exercise any previously issued stock options, except that the original expiration date of any such options shall not be extended.

Michael Vesey’s Employment Agreement and Separation Agreement

Mr. Vesey’s employment agreement provided for an annual base salary of $300,000 and an annual cash bonus to be determined in the sole discretion of the Company. On February 17, 2015, Mr. Vesey entered into a separation agreement (the “Vesey Separation Agreement”) with the Company pursuant to which Mr. Vesey resigned as the Company’s Chief Financial Officer effective March 17, 2015. Pursuant to the Vesey Separation Agreement, Mr. Vesey provided general business and consulting services to the Company to assist in transitional needs and activities of the Company for a period of six months following his resignation. In addition, upon his resignation and in addition to the other benefits as outlined his employment agreement, Mr. Vesey received a lump sum payment of $200,000 and an additional payment of $100,000 thereafter payable in six equal monthly installments. Moreover, the Company agreed to vest all of Mr. Vesey’s previously unvested securities, other than securities granted pursuant to the Company’s 2014 Plan and, in consideration for Mr. Vesey’s consulting services, the Company granted Mr. Vesey 5,000 shares of restricted Common Stock under the 2014 Plan.

Barry Honig’s Employment Agreement

Mr. Honig’s employment agreement provides for an annual base salary of $120,000 and a discretionary bonus to be determined by the Compensation Committee. Pursuant to the terms of the employment agreement, Mr. Honig would be entitled to certain payments and benefits if the Company terminated the executive’s employment without “cause” or the executive terminated his employment for “good reason”. Benefits are also provided if the executive is terminated in connection with a change in control. The benefit levels under the employment agreement generally include continued payment of base salary, a bonus for the year of termination, accelerated vesting of equity awards and continued welfare benefits, and are described in more detail under the “Potential Payments Upon Termination or Change-In-Control” below. Mr. Honig resigned as Chief Executive Officer on December 1, 2016.

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John Stetson’s Employment Agreement

Mr. Stetson’s employment agreement provides for an annual base salary of $120,000 and a discretionary bonus to be determined by the Compensation Committee. Pursuant to the terms of the employment agreement, Mr. Stetson would be entitled to certain payments and benefits if the Company terminated the executive’s employment without “cause” or the executive terminated his employment for “good reason”. Benefits are also provided if the executive is terminated in connection with a change in control. The benefit levels under the employment agreements generally include continued payment of base salary, a bonus for the year of termination, accelerated vesting of equity awards and continued welfare benefits, and are described in more detail under the “Potential Payments Upon Termination or Change-In-Control” below.

Potential Payments Upon Termination or Change-In-Control

We have entered into agreements that require us to make payments and/or provide benefits to certain of our executive officers, including Mr. Honig and Mr. Stetson, in the event of a termination of employment or a change of control. The following summarizes the potential payments to each named executive officer for which we have entered into such an agreement assuming that one of the events identified below occurs.

Dr. Denver Lough, Chief Executive Officer and Chief Scientific Officer

If Dr. Lough terminates the Lough Employment Agreement for Good Reason (as defined in the Lough Employment Agreement) or a Change of Control (as defined in the Lough Employment Agreement) or the Company terminates the Lough Employment Agreement without Cause (as defined in the Lough Employment Agreement), then Dr. Lough shall be entitled to receive (i) the sum of his then base salary from the date of termination, (ii) reasonable expenses incurred by Dr. Lough in connection with the performance of his duties, (iii) accrued but unused vacation time through the date of termination, (iv) the sum of this then annual bonus and (v) all Share Awards (as defined in the Lough Employment Agreement) earned and vested prior to the date of termination. In addition, Dr. Lough shall have the right to Participation Payments (as defined in the Lough Employment Agreement) from commercial transactions associated with the Patents (as defined in the Lough Employment Agreement) and intellectual property rights associated with such Patents. If the Company terminates the Lough Employment Agreement for Cause, the Company will have no further obligations or liability to Dr. Lough except for the obligation to (i) pay Dr. Lough his then annual salary through the date of termination, (ii) unpaid annual bonus pursuant to the terms of the Lough Employment Agreement, (iii) reasonable expenses incurred by Dr. Lough in connection with the performance of his duties and (v) accrued but unused vacation time through the date of termination.

Dr. Swanson, Chief Operating Officer

If Dr. Swanson terminates the Swanson Employment Agreement for Good Reason (as defined in the Swanson Employment Agreement) or a Change of Control (as defined in the Swanson Employment Agreement) or the Company terminates the Swanson Employment Agreement without Cause(as defined in the Swanson Employment Agreement), then Dr. Swanson shall be entitled to receive (i) the sum of his then base salary from the date of termination, (ii) reasonable expenses incurred by Dr. Swanson in connection with the performance of his duties, (iii) accrued but unused vacation time through the date of termination, (iv) the sum of this then annual bonus and (v) all Share Awards (as defined in the Swanson Employment Agreement) earned and vested prior to the date of termination. If the Company terminates the Swanson Employment Agreement for Cause, the Company will have no further obligations or liability to Dr. Swanson except for the obligation to (i) pay Dr. Swanson his then annual salary through the date of termination, (ii) unpaid annual bonus pursuant to the terms of the Swanson Employment Agreement, (iii) reasonable expenses incurred by Dr. Swanson in connection with the performance of his duties and (v) accrued but unused vacation time through the date of termination.

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Mr. John Stetson, Chief Financial Officer

Pursuant to his employment agreement, if the Company terminates Mr. Stetson’s employment without “cause” (as such term is defined Mr. Steton’s employment agreement) or Mr. Stetson resigns for “good reason” or following a “Change of Control” (as such terms are defined in Mr. Stetson’s employment agreement), he will receive severance benefits from the Company, including a cash amount equal to 100% of Mr. Stetson’s base salary, annual bonus and share awards during the preceding year.

Mr. Barry Honig, Former Chief Executive Officer

Pursuant to his employment agreement, if the Company terminates Mr. Honig’s employment without “cause” (as such term is defined in Mr. Honig’s employment agreement) or Mr. Honig resigns for “good reason” or following a “Change of Control” (as such terms are defined in Mr. Honig’s employment agreement), he will receive severance benefits from the Company, including a cash amount equal to 100% of Mr. Honig’s base salary, annual bonus and share awards during the preceding year. Mr. Honig resigned as Chief Executive Officer on December 1, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended October 31, 2016, to each of the executive officers named in the Summary Compensation Table.

					Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael Brauser	1,587	(2)	--		$6.30	December 18, 2020	66,666	(6)	$238,664
	43,750	(3)	43,750	(3)	$4.80	April 24, 2026	43,750	(7)	$156,625
	--		1,916	(4)	$5.22	June 1, 2021	--		$--
Barry Honig	43,750	(3)	43,750	(3)	$4.80	April 24, 2026	66,666	(6)	$238,664
	--		--		--	--	43,750	(7)	$156,625
John Stetson	43,750	(3)	43,750	(3)	$4.80	April 24, 2026	50,000	(6)	$179,000
	--		--		--	--	43,750	(7)	$156,625
David Rector	1,166	(5)	--		$8.58	July 27, 2020	4,167	(7)	$14,918
	4,167	(3)	4,166	(3)	$4.80	April 24, 2026	--		$--
	--		1,916	(4)	$5.22	June 1, 2021	--		$--
Michael Beeghley	1,587	(5)	--		$6.30	December 18, 2020	8,333	(6)	$29,832
	2,604	(3)	2,604	(3)	$4.80	April 24, 2026	2,604	(7)	$9,322
	--		1,916	(4)	$5.22	June 1, 2021	--		$--
Andrew Kaplan	1,587	(5)	--		$6.30	December 18, 2020	8,333	(6)	$29,832
	3,646	(3)	3,646	(3)	$4.80	April 24, 2026	3,646	(7)	$13,053
	--		1,916	(4)	$5.22	June 1, 2021	--		$--
Mohit Bhansali	12,500	(3)	12,500	(3)	$4.80	April 24, 2026	4,166	(6)	$14,914
	--		1,916	(4)	$5.22	June 1, 2021	12,500	(7)	$44,750
Edward Karr	1,587	(2)	--		$6.30	December 18, 2020	8,333	(6)	$29,832
	8,334	(3)	8,333	(3)	$4.80	April 24, 2026	8,334	(7)	$29,836
	--		1,916	(4)	$5.22	June 1, 2021	--		$--

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(1)	Market value based on closing stock price of $1.22 on October 31, 2016.

(2)	Option was exercisable 6 months following the grant date of December 18, 2015.

(3)	Option was 50% exercisable on May 10, 2016 and 50% exercisable upon the occurrence of a performance condition.

(4)	Option was exercisable on November 30, 2016.

(5)	Option was exercisable on January 27, 2016.

(6)	Vests at the end of each calendar month, at a rate of 1/24 of such shares per month.

(7)	Stock grant was 50% vested on May 10, 2016 and amount represents the 50% vested upon the occurrence of a performance condition.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended October 31, 2016 to each of our directors, current and former.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		All Other Compensation ($)	Total ($)
Barry Honig (16)	$-	$451,500	(3)	$293,125	(9)	$-	$744,625
Michael Brauser (17)	$6,200	$451,500	(3)	$297,992	(10)	$-	$755,692
Mohit Bhansali (18)	$900	$129,000	(4)	$172,367	(11)	$-	$302,267
Edward Karr (19)	$6,500	$86,002	(5)	$60,701	(12)	$-	$153,203
Andrew Kaplan (20)	$6,500	$37,627	(6)	$29,295	(13)	$-	$73,422
Michael Beeghley	$6,500	$26,873	(7)	$22,313	(14)	$-	$55,686
David Rector (21)	$900	$42,998	(9)	$32,782	(15)	$-	$76,680

(1) Represents the aggregate grant date fair value for stock awards granted by us in fiscal year 2016 computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements reported in our Annual Report on Form 10-K for fiscal year ended October 31, 2016 for details as to the assumptions used to determine the fair value of the stock awards.

(2) Represents the aggregate grant date fair value for options granted by us in fiscal year 2016 computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements reported in our Annual Report on Form 10-K for fiscal year ended October 31, 2016 for details as to the assumptions used to determine the fair value of the option awards.

(3) Represents 87,500 shares at a grant date fair value of $5.16 per common share.

(4) Represents 25,000 shares at a grant date fair value of $5.16 per common share.

(5) Represents 16,667 shares at a grant date fair value of $5.16 per common share.

(6) Represents 7,292 shares at a grant date fair value of $5.16 per common share.

(7) Represents 5,208 shares at a grant date fair value of $5.16 per common share.

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(8) Represents 8,333 shares at a grant date fair value of $5.16 per common share.

(9) Represents stock options to purchase 87,500 common shares at an exercise price of $4.80 per common share.

(10) Represents stock options to purchase 87,500 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(11) Represents stock options to purchase 50,000 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(12) Represents stock options to purchase 16,667 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(13) Represents stock options to purchase 7,292 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(14) Represents stock options to purchase 5,208 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(15) Represents stock options to purchase 8,333 common shares at an exercise price of $4.80 per common share and to purchase 1,916 common shares at an exercise price of $5.22 per common share.

(16) Resigned as Co-Chairman on December 1, 2016 but remained a director of the Company until February 8, 2017.

(17) Resigned as Co-Chairman on December 1, 2016 but remained a director of the Company until February 8, 2017.

(18) Resigned on March 2, 2017.

(19) Resigned on December 1, 2016.

(20) Resigned on December 1, 2016.

(21) Resigned on December 1, 2016.

Name	Number of Stock Options Held at Fiscal Year-End		Number of Shares of Restricted Stock Held at Fiscal Year-End
Michael Brauser (7)	1,587	(1)	66,666	(5)
	87,500	(2)	43,750	(6)
	1,916	(3)
Barry Honig (8)	87,500	(2)	66,666	(5)
			43,750	(6)
John Stetson (9)	87,500	(2)	50,000	(5)
			43,750	(6)
David Rector (10)	1,166	(4)	4,167	(6)
	8,333	(2)
	1,916	(3)
Michael Beeghley	1,587	(1)	8,333	(5)
	5,208	(2)	2,604	(6)
	1,916	(3)
Andrew Kaplan (11)	1,587	(1)	8,333	(5)
	7,292	(2)	3,646	(6)
	1,916	(3)
Mohit Bhansali (12)	25,000	(2)	4,166	(5)
	1,916	(3)	12,500	(6)
Edward Karr (13)	1,587	(1)	8,333	(5)
	16,667	(2)	8,334	(6)
	1,916	(3)

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(1)	Option has an exercise price of $6.30 per share and was exercisable 6 months following the grant date of December 18, 2015.

(2)	Option has an exercise price of $4.80 per share and was 50% exercisable on May 10, 2016 and 50% exercisable upon the occurrence of a performance condition.

(3)	Option has an exercise price of $5.22 per share and was exercisable on November 30, 2016.

(4)	Option has an exercise price of $8.58 per share and was exercisable on January 27, 2016.

(5)	Vests at the end of each calendar month, at a rate of 1/24 of such shares per month, starting on the grant date of September 30, 2015.

(6)	Stock grant was 50% vested on May 10, 2016 and amount represents the 50% vested upon the occurrence of a performance condition.

(7)	Resigned as Co-Chairman on December 1, 2016 but remained a director of the Company until February 8, 2017.

(8)	Resigned as Co-Chairman on December 1, 2016 but remained a director of the Company until February 8, 2017.

(9)	Appointed on December 1, 2016.

(10)	Resigned on December 1, 2016.

(11)	Resigned on December 1, 2016.

(12)	Resigned on March 2, 2017.

(13)	Resigned on December 1, 2016.

Director Compensation Policy

During the fiscal year ended October 31, 2016, our directors were compensated in accordance with the following terms. Each non-employee director received an annual cash retainer of $5,000, other than the Chair of the Company’s Audit Committee, who received $6,000. In addition, the Chairman of the Board received an additional annual cash retainer of $10,000.

Each non-employee director was also entitled to receive 5-year options to purchase shares of the Company’s Common Stock valued at $10,000, calculated by dividing $10,000 by the closing stock price on the date the award was granted. The options vest in full six months after the grant date, provided the applicable director is still serving on the Board.

Each non-employee director was entitled to a fee of $2,500 for each Board meeting at which the director was present in person, and each member of our Board committees was entitled to a fee of $800 for each committee meeting at which the director was present in person. Each non-employee director was entitled to a fee of $300 for each teleconference called by either the Chairman of the Board, the President of the Company or the Chairman of a Board committee.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us concerning the beneficial ownership of the Company’s Common Stock as of April 12, 2017 for:

●	each person known by us to beneficially own more than 5% of the Company’s Common Stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In general, a person is deemed to be the beneficial owner of (i) any shares of the Company’s Common Stock over which such person has sole or shared voting power or investment power, plus (ii) any shares which such person has the right to acquire beneficial ownership of within 60 days of the above date, whether through the exercise of options, warrants or otherwise. Applicable percentages are based on 5,132,515 shares of Common Stock outstanding on the date above, adjusted as required by rules promulgated by the SEC. Except as otherwise indicated, addresses are c/o PolarityTE, Inc., 4041-T Hadley Road, S. Plainfield, New Jersey 07080.

Common Stock	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock
Executive Officers and Directors:
Denver Lough	7,300,002	(13)	58.71%
Edward Swanson	211,500	(14)	3.96%
Steve Gorlin	8,336	(15)	*
Jon Mogford	8,336	(15)	*
John Stetson (5)	458,811	(6)	8.79%
Michael Beeghley	60,792	(7)	1.18%
Jeff Dyer	35,250	(8)	*
Michael Neumeister	35,250	(8)	*
Current Executive Officers and Directors as a Group (8 persons)	8,118,277		63.29%

Greater than 5% Holders:
Mark Groussman (9) 5154 La Gorce Drive Miami Beach, FL 33140	503,002	(10)	9.59%
Frost Gamma Investments Trust (11) 4400 Biscayne Blvd. Miami, FL 33137	535,181	(12)	9.99%
Barry Honig (1)	465,738	(2)	8.92%
Michael Brauser (3)	261,327	(4)	4.99%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.

(1) Barry Honig is the Trustee of GRQ Consultants, Inc. 401K (“401K”) and GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”), and he is the managing member of Marlin Capital Investments, LLC (“Marlin”). In such capacities he is deemed to hold voting and dispositive power over the securities held by such entities.

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(2) Represents (i) 324,648 shares of Common Stock held by Barry Honig, (ii) 15,179 shares of Common Stock held by 401K, (iii) 38,411 shares of Common Stock held by Roth 401K, and (iv) an option to purchase 87,500 shares of common stock pursuant to the 2016 Plan. Excludes (i) 367,647 shares of Common Stock underlying Series A Convertible Preferred Stock held by Mr. Honig, (ii) 25,776 shares of Common Stock underlying Series A Convertible Preferred Stock held by Roth 401K, (iii) 19,608 shares of Common Stock underlying Series A Convertible Preferred Stock held by Marlin, (iv)262,605 shares of Common Stock underlying shares of Series B Convertible Preferred Stock held by Mr. Honig, (v) 14,006 shares of Common Stock underlying shares of Series B Convertible Preferred Stock held by Marlin, (vi) 138,889 shares of Common Stock underlying shares of Series C Convertible Preferred Stock held by 401K and (vii) 55,555 shares of Common Stock underlying shares of Series D Convertible Preferred Stock held by 401K. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding Common Stock together with all shares owned by the holder and its affiliates.

(3) Michael Brauser is Chairman of the Betsy & Michael Brauser Charitable Family Foundation (“Family Foundation”), Trustee of Grander Holdings, Inc. 401K (“Grander 401K”) and a Manager of Marlin. In such capacities he is deemed to hold voting and dispositive power over the securities held by such entities.

(4) Represents (i) 129,166 shares of Common Stock held by Michael Brauser, (ii) 5,030 shares of Common Stock held by Grander 401K, (iii) 20,833 shares of Common Stock held by Family Foundation, (iv) an option to purchase 87,500 shares of Common Stock pursuant to the 2016 Plan, (v) an option to purchase 1,587 shares of Common Stock, (vi) an option to purchase 1,915 shares of Common Stock and (vii) 15,296 shares of Common Stock underlying Series A Convertible Preferred Stock held by Michael Brauser.

Excludes (i)  252,351  shares of Common Stock underlying Series A Convertible Preferred Stock held by Michael Brauser, (iii) 19,608 shares of Common Stock underlying Series A Convertible Preferred Stock held by Marlin, (iv) 262,605 shares of Common Stock underlying shares of Series B Convertible Preferred Stock held by Michael Brauser, (v) 14,006 shares of Common Stock underlying shares of Series B Convertible Preferred Stock held by Marlin, (vi) 85,247 shares of Common Stock underlying shares of Series C Convertible Preferred Stock held by Grander 401K, (vii) 8,333 shares of Common Stock underlying shares of Series D Convertible Preferred Stock held by Family Foundation and (viii) 36,112 shares of Common Stock underlying shares of Series D Convertible Preferred Stock held by Grander 401K. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding Common Stock together with all shares owned by the holder and its affiliates.

(5) John Stetson is the President of Stetson Capital Investments, Inc. (“Stetson Capital”), and the Trustee of Stetson Capital Investments, Inc. Retirement Plan (“Stetson Retirement Plan”). In these capacities, he has voting and dispositive control over the securities held by such entities. In addition, John Stetson is the Chief Financial Officer of the Company.

(6) Represents (i) 332,423 shares of Common Stock held by John Stetson, (ii) 19,444 shares of Common Stock held by Stetson Capital, (iii) 19,444 shares of Common Stock held by Stetson Retirement Plan and (iv) an option to purchase 87,500 shares of Common Stock pursuant to the 2016 Plan.

(7) Represents (i) 38,541 shares of Common Stock, (ii) an option to purchase 1,587 shares of Common Stock, (iii) an option to purchase 5,208 shares of Common Stock pursuant to the 2016 Plan, (iv) an option to purchase 1,915 shares of Common Stock, (v) a restricted stock grant of 8,333 shares of Common Stock and (vi) a restricted stock grant of 5,208 shares pursuant to the 2016 Plan.

(8) Represents 35,250 shares of Common Stock which represents the vested portion (including shares vesting within 60 days) of an option to purchase 141,000 shares of Common Stock under the 2017 Plan which option vests in 24 equal monthly installments.

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(9) Mark Groussman is the President of Melechdavid, Inc. (“Melechdavid”), and the Trustee of each of the Erica and Mark Groussman Foundation, Inc. (“Groussman Foundation”), and the Melechdavid Inc., Retirement Plan (“Melechdavid Retirement Plan”). In such capacities, he has voting and dispositive control over the securities held by such entities.

(10) Represents (i) 258,100 shares of Common Stock held by Melechdavid, (ii) 25,000 shares of Common Stock held by Groussman Foundation, (iii) 108,791 shares of Common Stock held by Melechdavid Retirement Plan and (iv) 111,111 shares of Common Stock underlying Series C Preferred Stock held by Melechdavid.

(11) Dr. Phillip Frost, M.D. is the trustee of Frost Gamma Investments Trust (“FGIT”). Frost Gamma L.P. is the sole and exclusive beneficiary of FGIT. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is the sole shareholder of Frost-Nevada Corporation. Dr. Frost disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein and this report shall not be deemed an admission that Dr. Frost is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.

(12) Represents (i) 292,505 shares of Common Stock and (ii) 227,572 shares of Common Stock underlying shares of Series B Convertible Preferred Stock. Excludes (i) 17,929 shares of Common Stock underlying shares of Series B Convertible Preferred Stock, (ii) 69,444 shares of Common Stock underlying shares of Series C Convertible Preferred Stock and (iii) 55,555 shares of Common Stock underlying shares of Series D Convertible Preferred Stock. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 9.99% of the Company’s issued and outstanding Common Stock together with all shares owned by the holder and its affiliates.

(13) Represents 250,002 shares of Common Stock which represents the vested portion (including shares vesting within 60 days) of an option to purchase 1,000,000 shares of Common Stock under the 2017 Plan which option vests in 24 equal monthly installments and (ii) 7,050,000 shares of Common Stock underlying shares of Series E Convertible Preferred Stock.

(14) Represents 211,500 shares of Common Stock which represents the vested portion (including shares vesting within 60 days) of an option to purchase 846,000 shares of Common Stock under the 2017 Plan which option vests in 24 equal monthly installments.

(15) Represents 8,336 shares of Common Stock which represents the vested portion (including shares vesting within 60 days) of an option to purchase 50,000 shares of Common Stock under the 2017 Plan which option vests in 24 equal monthly installments.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We entered into Separation Agreements and are and were parties to the employment agreements with each of our officers as set forth in the section entitled “Executive Compensation” above.

In connection with the closing of the Merger, on April 5, 2017, the Company issued Dr. Lough, the Company’s Chief Executive Officer, Chief Scientific Officer and Chairman of the Board, 7,050 shares of Series E Convertible Preferred Stock which are convertible into an aggregate of 7,050,000 shares of the Company’s Common Stock or 41.1% of the Company’s currently issued and outstanding Common Stock on a fully diluted basis.

Policy for Review of Related Party Transactions

The Company has a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.majescoent.com/. For purposes of this policy, consistent with The NASDAQ Stock Market rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act. The policy provides that each director and executive officer shall promptly notify our General Counsel of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Nominating and Governance Committee for approval, ratification or such other action as may be appropriate. The Nominating and Governance Committee shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as the Nominating and Governance Committee determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction, whether there are any compelling business reasons for the Company to enter into the transaction, whether the transaction would impair the independence of an otherwise independent director and whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of the proposed relationship. In reviewing and approving such transactions, the Nominating and Governance Committee shall obtain, or shall direct management to obtain on its behalf, all information that the Nominating and Governance Committee believes to be relevant and important to review prior to its decision as to whether to approve any such transaction.

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The Board may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time.

Transactions with Related Persons

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. As required by SEC rules, the Company discloses all related party transactions in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the smaller reporting company’s total assets at year-end for the last two fiscal years. During the fiscal year ended October 31, 2016, the Company had no such related party transactions.

Director Independence

Our common stock is listed on The NASDAQ Capital Market. Under applicable NASDAQ rules, each of Messrs. Beeghley, Dyer, Gorlin and Mogford would be considered an independent director.

DESCRIPTION OF SECURITIES

 The following description of our capital stock summarizes the material terms and provisions of our Common Stock and preferred stock.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of April 12, 2017, there were 5,132,515 shares of Common Stock outstanding, 4,684,071 shares of Series A Preferred Stock outstanding convertible into 780,678 shares of Common Stock, 48,109.25 shares of Series B Preferred Stock outstanding convertible into 801,820 shares of Common Stock, 20,114.84 shares of Series C Preferred Stock outstanding convertible into 335,247 shares of Common Stock, 60,000 shares of Series D Preferred Stock outstanding convertible into 100,000 shares of Common Stock and 7,050 shares of Series E Preferred Stock outstanding convertible into 7,050,000 shares of Common Stock.

Common Stock

Holders of our Common Stock are entitled to one vote per share. Our Restated Certificate of Incorporation does not provide for cumulative voting. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

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Preferred Stock

Series A Preferred Stock

The Series A Preferred Stock are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of such Series A Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series A Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each Series A Preferred Stock is $0.68 and the initial conversion price is $4.08 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, in the event the Company issues or sells, or is deemed to issue or sell, shares of Common Stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% (the “Series A Limit”).

Each holder of Series A Preferred Stock is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder’s Series A Preferred Stock, provided that a holder is only entitled to vote shares of Common Stock underlying the Preferred A Shares to the extent such shares do not result in the holder exceeding the Series A Limit and provided further that in no event shall the holders be entitled to cast votes in excess of the number of votes that holders would be entitled to cast if the Series A Preferred Stock were converted at $3.54 per share (equal to the market price as determined by NASDAQ on the trading date immediately prior to closing) (the “Voting Floor”). The Voting Floor shall only be removed in accordance with applicable Nasdaq Listing Rules. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock of the Company, the Company is prohibited from incurring debt or liens, or entering into new financing transactions without the consent of the Lead Investor (as defined in the Subscription Agreements dated December 17, 2014). The Preferred A Shares bear no interest or dividends.

Series B Preferred Stock

The Series B Preferred Stock are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of such Series B Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series B Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each Series B Preferred Stock is $140 and the initial conversion price is $8.40 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Series B Preferred Stock to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% (the “Series B Limit”).

Each holder of Series B Preferred Stock is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder’s Series B Preferred Stock based on a conversion price of $8.40 per share, provided that a holder is only entitled to vote shares of Common Stock underlying the Series B Preferred Stock to the extent such shares do not result in the holder exceeding the Series B Limit. The Series B Preferred Stock bear no interest or dividends.

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Series C Preferred Stock

The Series C Preferred Stock are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of such Series C Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series C Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each Series C Preferred Stock is $120 per share, and the initial conversion price is $7.20 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Series C Preferred Stock to the extent that, as a result of such conversion, such holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% (the “Series C Limit”).

Subject to the Series C Limit, each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder’s Series C Preferred Shares, based on a conversion price of $7.20 per share. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series C Convertible Preferred Stock of the Company, the Series C Preferred Shares bear no dividends and shall rank junior to the Company’s Series A Preferred Stock but senior to the Company’s Series B Preferred Stock.

Series D Preferred Stock

The Series D Preferred Stock are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series D Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each Series D Preferred Stock is $1,000.00 and the initial conversion price is $600 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Preferred D Shares to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series D Preferred Stock. Upon 61 days written notice, the beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Except as otherwise required by law, holders of Series D Preferred Stock shall not have any voting rights. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series D Convertible Preferred Stock, the Preferred D Shares bear no interest or dividends and shall rank senior to the Company’s other classes of capital stock.

Series E Preferred Stock

The Series E Preferred Stock are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of such preferred stock, plus all accrued and unpaid dividends, if any, on such preferred stock, as of such date of determination, divided by the conversion price.  The stated value of each Series E Preferred Stock is $1,000 and the initial conversion price is $1.00 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.   The Series E Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to the Company's Common Stock and all other securities of the Company that do not expressly provide that such securities rank on parity with or senior to the Series E Preferred Stock. Until converted, each share of Series E Preferred Stock is entitled to two votes for every share of Common Stock into which it is convertible on any matter submitted for a vote of stockholders.

Stock Options and Restricted Stock Units under Equity Plans

As of April 12, 2017, there were approximately 337,497 shares of Common Stock reserved for issuance under our 2016 stock option and equity plans. Of this number, approximately 329,164 shares are reserved for issuance upon exercise of outstanding options and restricted stock units that were previously granted under this plan.

As of April 12, 2017, there were 3,450,000 shares of Common Stock reserved for issuance under our 2017 stock option and equity plans. Of this number, approximately 3,110,167 shares are reserved for issuance upon exercise of outstanding options and restricted stock units that were previously granted under our equity plans, and 91,667 shares may be granted in the future under our equity plans.

Anti-Takeover Effects of Certain Provisions of our Restated Certificate of Incorporation, Restated Bylaws and the Delaware General Corporation Law

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Charter Documents. Certain provisions of our Restated Certificate of Incorporation and Restated Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Restated Certificate of Incorporation and Restated Bylaws and Delaware law, as applicable, among other things:

●	provide the Board with the ability to alter the Amended Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

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These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our Common Stock to decline.

Blank Check Preferred. Our Board is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Advance Notice Bylaws. The Restated Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Restated Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Listing

Our Common Stock is traded on The NASDAQ Capital Market under the symbol “COOL.” On April 12, 2017, the last reported bid price for our Common Stock on The NASDAQ Capital Market was $13.89 per share. As of April 12, 2017, we had approximately 132 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equity Stock Transfer. Its address is 237 W. 37th Street, Suite 601, New York, NY 10018 and its telephone number is (212) 575-5757.

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SELLING STOCKHOLDERS

In December 2016, we completed a Private Placement pursuant to which we sold an aggregate 759,333 shares of our Common Stock to the Selling Stockholders, at a price of $3.00 per share for total gross proceeds to us of $2,278,001.

In connection with the Private Placement, we entered into a Registration Rights Agreement pursuant to which we have agreed to file a registration statement on Form S-1 with the SEC covering the shares of Common Stock issued in the Private Placement.

We are registering an aggregate of 759,333 Resale Shares for resale by the Selling Stockholders listed in the table below. All expenses incurred with respect to the registration of the Common Stock will be paid by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Shareholders in connection with the sale of such shares.

The Selling Stockholders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule or by any other available means.

The Selling Stockholders named below may from time to time offer and sell pursuant to this prospectus up to 759,333 Resale Shares.

The following table sets forth:

●	the name of the Selling Stockholder;

●	the number and percent of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

●	the number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus; and

●	the number and percent of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the Resale Shares (assuming all of the offered Resale Shares are sold by the Selling Stockholders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each Selling Stockholder may offer under this prospectus. We do not know how long the Selling Stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the Resale Shares.

This table is prepared solely based on information supplied to us by the Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC. The applicable percentages of beneficial ownership are based on an aggregate of 5,132,515 shares of our Common Stock issued and outstanding on April 12, 2017.

Except as noted in the footnotes to the table below, to our knowledge, none of the Selling Stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. Except as noted in the footnotes to the table below, to our knowledge, none of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the Selling Stockholders and the manner in which the Stockholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the Selling Stockholders will sell any or all of the securities covered by this prospectus.

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Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)	Common Stock Covered by this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering(1)(2)	Percentage of Common Stock Owned Upon Completion of this Offering(1)(3)
Acquisition Group Ltd. (4)	30,000	30,000	-0-	*
Andrew Schwartzberg	83,333	83,333	-0-	*
Brian M. Herman (5)	15,000	15,000	-0-	*
Delavaco Holdings Inc. (6)	16,667	16,667	-0-	*
DeFrancesco Motorsports (7)	16,666	16,666	-0-	*
Namaste Gorgie Inc. (8)	16,667	16,667	-0-	*
David R. Topping	33,334	33,334	-0-	*
David L. Swanson	6,000	6,000	-0-	*
Donald Garlikov	22,000	22,000	-0-	*
Donald P. Dizon	50,000	50,000	-0-	*
Newport Vacations Managers, LLC (9)	66,667	66,667	-0-	*
Erick Richardson	21,667	21,667	-0-	*
Fred Weiss & Nancy Weiss	16,664	16,664	-0-	*
Frederick J. Brown	33,333	33,333	-0-	*
George T. Hawes	25,000	25,000	-0-	*
Jeffrey Robert Swanson	5,000	5,000	-0-	*
NBCN, INC. IN TRUST FOR Jim Christodoulis (10)	30,000	30,000	-0-	*
Joshua Lawrence Ray	5,000	5,000	-0-	*
M. David Silverman & Sandra L. Silverman, JT	33,334	33,334	-0-	*
Matthew Spraugue Swanson (11)	20,000	20,000	-0-	*
Michael Serruya	33,334	33,334	-0-	*
LFR Trust (12)	50,000	50,000	-0-	*
Richard S. Swanson	20,000	20,000	-0-	*
Robert L. Swanson Jr.	16,667	16,667	-0-	*
2083089 Ontario, Inc. (13)	60,000	60,000	-0-	*
Robert Ronald O’Braitis	20,000	20,000	-0-	*
Roger Conan	3,000	3,000	-0-	*
Scott Swanson	10,000	10,000	-0-	*
Total	759,333	759,333

* represents less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed Selling Stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)

Represents the amount of shares that will be held by the Selling Stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our Common Stock beneficially owned by the Selling Stockholders are acquired or are sold prior to completion of this offering by the Selling Stockholders.

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(3)

In determining the percent of Common Stock beneficially owned by a Selling Stockholder following the offering, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of April 12, 2017), and (b) the denominator is 5,132,515 shares outstanding after offering based upon 5,132,515 shares of Common Stock outstanding on April 12, 2017 and (ii) the number of shares of Common Stock which such Selling Stockholders has the right to acquire within 60 days of April 12, 2017 after the offering.

(4)	Adam Arviv, as President of Acquisition Group Ltd., has voting and dispositive power over the shares held by Acquisition Group Ltd.

(5)

Brian M. Herman is the Managing Director of ViewTrade Securities, Inc., a registered broker-dealer. Mr. Herman may be considered a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with the Resale Shares.

(6)	Catherine DeFrancesco, as President of Delavaco Holdings Inc., has voting and dispositive power over the shares held by Delavaco Holdings Inc.

(7)	Catherine DeFrancesco, as President of DeFrancesco Motorsports, has voting and dispositive power over the shares held by DeFrancesco Motorsports.

(8)	Catherine DeFrancesco, as President of Namaste Gorgie Inc., has voting and dispositive power over the shares held by Namaste Gorgie Inc.

(9)	Robert Cornfeld, as Manager of Newport Vacations Managers, LLC, has voting and dispositive power over the shares held by Newport Vacations Managers, LLC.

(10)

Jim Christodoulis, as Trustee of NBCN, INC. IN TRUST FOR Jim Christodoulis, has voting and dispositive power over the shares held by NBCN, INC. IN TRUST FOR Jim Christodoulis. Jim Christodoulis is a registered broker-dealer. Mr. Christodoulis may be considered a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with the Resale Shares

(11)

Matthew Spraugue Swanson is a Class B Member of Chimera Securities, LLC, a registered broker-dealer. Mr. Swanson may be considered a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with the Resale Shares

(12)	Kimberly Longston, as Trustee of LFR Trust, has voting and dispositive power over the shares held by LFR Trust.

(13)	Robert McEwen, as President of 2083089 Ontario, Inc., has voting and dispositive power over the shares held by 2083089 Ontario, Inc.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	In transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Common stock at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated balance sheets of PolarityTE, Inc., formerly Majesco Entertainment Company and Subsidiary as of October 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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Pro Forma Condensed Combined Balance Sheet

On December 1, 2016, the Company entered into an agreement with Majesco Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company, PolarityTE, Inc., a Nevada corporation (“Polarity”) and Dr. Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of Polarity (the “Seller”).

In connection with the closing of the asset acquisition, on April 5, 2017, the Company issued Dr. Lough 7,050 shares of Series E Convertible Preferred Stock (the “Series E Shares”) which are convertible into an aggregate of 7,050,000 shares of the Company’s Common Stock or 41.1% of the Company’s currently issued and outstanding Common Stock on a fully diluted basis.

The Series E Shares are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of such Series E Shares, plus all accrued and unpaid dividends, if any as of such date of determination, divided by the conversion price. The stated value of each Series E Share is $1,000 and the initial conversion price is $1.00 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Series E Shares, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to the Company’s Common Stock and all other securities of the Company that do not expressly provide that such securities rank on parity with or senior to the Series E Shares. Until converted, each Series E Share is entitled to two votes for every share of Common Stock into which it is convertible on any matter submitted for a vote of stockholders.

The following unaudited pro forma condensed combined balance sheet is based on the Company's historical consolidated financial statements as adjusted to give effect to the asset acquisition. The unaudited pro forma condensed combined balance sheet as of January 31, 2017 gives effect to the transaction as if it had occurred on January 31, 2017.

The unaudited pro forma condensed combined balance sheet should be read together with the Company's historical financial statements, which are included in the Company's latest annual report on Form 10-K and quarterly report on Form 10-Q.

	January 31,2017
	Historical	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
Balance Sheet Data:
Current assets	$7,304			$7,304
Total assets	8,777			8,777

Current liabilities	2,668			2,668
Total liabilities	2,668			2,668
Convertible preferred stock	8,532	26,861	(1)	35,393
Common Stock, $.001 par value	4			4
Additional paid-in-capital	131,810			131,810
Accumulated deficit	(133,837)	(26,861	)(1)	(160,698)
Total stockholders' equity	6,509			6,509
Total liabilities and stockholders' equity	$8,777			$8,777

(1) The Series E Shares issued for the asset acquisition were valued at $26.9 million which is equal to the 7,050 Series E Shares as converted to 7,050,000 common shares multiplied by $3.81, the closing price of the Company’s Common Stock as of January 31, 2017. Since the assets purchased were intellectual property, the total purchase price was immediately expensed as in process research and development with no alternative future use.

57

POLARITYTE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	January 31,	October 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,902	$6,523
Accounts receivable	101	113
Capitalized software development costs and license fees	50	50
Prepaid expenses and other current assets	251	47
Total current assets	7,304	6,733
Property and equipment, net	1,473	18
TOTAL ASSETS	$8,777	$6,751

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,268	$1,284
Warrant liability	—	70
Total current liabilities	2,268	1,354
Total liabilities	2,268	1,354

Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Convertible preferred stock – 10,000,000 shares authorized, 6,091,697 and 7,374,454 shares issued and outstanding at January 31, 2017 and October 31, 2016, aggregate liquidation preference $4,029 and $4,854, respectively	8,532	10,153
Common stock — $.001 par value; 250,000,000 shares authorized; 4,307,317 and 2,782,963 shares issued and outstanding at January 31, 2017 and October 31, 2016, respectively	4	3
Additional paid-in capital	131,810	123,417
Accumulated deficit	(133,837)	(128,176)
Total stockholders’ equity	6,509	5,397
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,777	$6,751

See accompanying notes to condensed consolidated financial statements.

F-1

POLARITYTE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share amounts)

	For the three months ended
	January 31,
	2017	2016
Net revenues	$156	$591
Cost of sales
Software development costs and license fees	-	58
Gross profit	156	533
Operating costs and expenses
Product research and development	20	35
Selling and marketing	31	23
General and administrative	5,679	1,122
Depreciation and amortization	83	7
	5,813	1,187
Operating loss	(5,657)	(654)
Other expenses (income)
Interest income	(4)	(7)
Change in fair value of warrant liability	8	-
Net loss	(5,661)	(647)
Special cash dividend attributable to preferred stockholders	-	(6,002)
Net loss attributable to common stockholders	$(5,661)	$(6,649)

Net loss per share, basic and diluted:	$(1.69)	$(3.97)
Weighted average shares outstanding, basic and diluted:	3,346,788	1,673,021

See accompanying notes to condensed consolidated financial statements.

F-2

POLARITYTE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited, in thousands, except share and per share amounts)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Number	Amount	Number	Amount	Capital	Deficit	Equity
Balance as of October 31, 2016	7,374,454	$10,153	2,782,963	$3	$123,417	$(128,176)	$5,397
Conversion of Series A preferred stock to common stock	(1,213,851)	(297)	202,306	-	297	-	-
Conversion of Series B preferred stock to common stock	(6,092)	(513)	101,540	-	513	-	-
Conversion of Series C preferred stock to common stock	(1,148)	(90)	19,150	-	90	-	-
Conversion of Series D preferred stock to common stock	(61,666)	(721)	102,775	-	721	-	-
Warrant exchange to common stock	-	-	56,250	-	78	-	78
Stock-based compensation expense	-	-	283,000	-	4,417	-	4,417
Shares issued for cash	-	-	759,333	1	2,277	-	2,278
Net loss	-	-	-	-	-	(5,661)	(5,661)
Balance as of January 31, 2017	6,091,697	$8,532	4,307,317	$4	$131,810	$(133,837)	$6,509

F-3

POLARITYTE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the three months ended January 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,661)	$(647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	83	7
Stock based compensation expense	4,417	547
Amortization of capitalized software development costs and license fees	-	58
Change in fair value of warrant liability	8	-
Changes in operating assets and liabilities:
Accounts receivable	12	(227)
Capitalized software development costs and license fees	-	(29)
Prepaid expenses and other current assets	(204)	(142)
Accounts payable and accrued expenses	984	35
Net cash used in operating activities	(361)	(398)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,538)	-
Net cash used in investing activities	(1,538)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Special cash dividend	-	(10,000)
Proceeds from stock options exercised	-	130
Payments to Zift	-	(133)
Proceeds from the sale of common stock	2,278	-
Net cash provided by (used in) financing activities	2,278	(10,003)

Net increase (decrease) in cash and cash equivalents	379	(10,401)
Cash and cash equivalents — beginning of period	6,523	17,053
Cash and cash equivalents — end of period	$6,902	$6,652

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities:
Conversion of Series A preferred stock to common stock	$297	$130
Conversion of Series B preferred stock to common stock	$513	$-
Conversion of Series C preferred stock to common stock	$90	$-
Conversion of Series D preferred stock to common stock	$721	$43
Warrant exchange for common stock shares	$78	$-

See accompanying notes to condensed consolidated financial statements.

F-4

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BUSINESS ACTIVITY AND BASIS OF PRESENTATION

Asset Acquisition and Name Change. On December 1, 2016, Majesco Entertainment Company (the “Company”) entered into an agreement to acquire the assets of PolarityTE, Inc., (the “Seller”), a regenerative medicine company. The asset acquisition was subject to shareholder approval, which was received on March 10, 2017. In January, 2017, the Company changed its name to “PolarityTE, Inc.”

At closing, upon satisfaction of each of the closing conditions, the Seller will be issued 7,050 shares of the Company’s newly authorized Series E Preferred Stock (the “Preferred Shares”) convertible into an aggregate of 7,050,000 shares of the Company’s common stock, expected to constitute approximately 40% of the issued and outstanding common stock of the Company on a fully diluted basis at closing and depending in part, upon the Company’s expected cash balance at closing.

On December 1, 2016, the Company hired Dr. Denver Lough as Chief Executive Officer, Chief Scientific Officer and Chairman of our Board of Directors and Dr. Ned Swanson as Chief Operating Officer of the Company. Until their hiring both doctors were associated with Johns Hopkins University, Baltimore, Maryland, as full time residents.

The doctors lead the Company’s current efforts focused on scientific research and development and in this regard on December 1, 2016, the Company leased laboratory space and purchased laboratory equipment in Salt Lake City, Utah. Subsequent expenditures during January 2017 include approximately $1.4 million for the purchase of medical equipment, including microscopes for high end real-time imaging of cells and tissues required for tissue engineering and regenerative medicine research. The Company has added additional facilities, and established university and scientific relationships and collaborations in order to pursue its business. None of these activities were performed by Dr. Lough or Dr. Swanson prior to December 1, 2016 in connection with their university positions or privately.

Dr. Lough is the named inventor under a pending patent application for a novel regenerative medicine and tissue engineering platform filed in the United States and elsewhere. The Company believes that its future success depends significantly on its ability to protect its inventions and technology. Accordingly, the Company is seeking to acquire the pending patent application. Prior to December 1, 2016 no employees, consultants or partners engaged in any business activity related to the patent application and no licenses or contracts were granted related to the patent application, other than professional services related to preparation and filing of the patent. On December 1, 2016 Dr. Lough assigned the patent application as well as all related intellectual property to a newly-formed Nevada corporation, PolarityTE, Inc. (“Polarity NV”), and the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with Polarity NV and Dr. Lough.

As a result, at closing, the patent application would be owned by the Company without the need for further assignments or recordation with the Patent Trademark Office.

There was never any intent to acquire an ongoing business and no ongoing business was acquired. The asset is preserved in a stand-alone entity merely as a vehicle to provide the Company a seamless means to acquire the asset (a patent application) without undue cost, expense and time. Polarity NV has never had employees and therefore no employees will be acquired in the transaction.

The Company adopted ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, during the first quarter of fiscal 2017. In accordance with ASU 2017-01 we analyzed the above transaction as follows:

Step 1 - Is substantially all the fair value of the gross assets acquired concentrated in a single (group of similar) identifiable asset(s)? – The Company has a proposal to acquire a single intellectual property asset and no employees on the acquisition date.

F-5

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Step 2 - Evaluate whether an input and a substantive process exists? Does the set have outputs? – The set does not yet have outputs, as Polarity NV’s intellectual property does not generate any revenue. Without outputs, the set requires employees that form an organized workforce with skills, knowledge, or experience to perform an acquired process that is critical to the ability to create outputs to qualify as a business. Polarity NV never has had any employees or workforce. On December 1, 2016, prior to any Polarity NV acquisition, the Company hired Denver Lough as its Chief Executive and Chief Scientific Officer and Edward Swanson as Chief Operating Officer (“COO”). Both of these executives were employed full-time by Johns Hopkins University and were not employed by Polarity NV. In December 2016, the Company established a clinical advisory board and added three members in December 2016 and three more in January 2017. Establishing the clinical advisory board and hiring a COO are critical to establishing at the Company for the first time a workforce that has the knowledge and experience to obtain regulatory approval of the Company’s intellectual property. Therefore, the proposal to acquire an intellectual property asset and no employees from Polarity NV on the acquisition date would not represent an organized workforce with the necessary skills and experience to create outputs that would be acquired from Polarity NV upon its ultimate acquisition date, following approval by stockholders and satisfaction of other conditions precedent to closing, which will not occur until at least March 2017.

General. The accompanying consolidated financial statements present the financial results of PolarityTE, Inc. and its wholly owned United Kingdom subsidiary. The inactive U.K. subsidiary was dissolved during the year ended October 31, 2016.

Segments. The Company’s operations involve dissimilar products which are managed separately. Accordingly, it operates in two segments: 1) video games and 2) regenerative medicine.

Video Games

The Company is a provider of video game products primarily for the casual-game consumer and has published video games for interactive entertainment hardware platforms, including Nintendo’s DS, 3DS, Wii and WiiU, Sony’s PlayStation 3 and 4, or PS3 and PS4, Microsoft’s Xbox 360 and Xbox One and the personal computer, or PC. The Company sells its products through digital distribution.

The Company’s video game titles are targeted at various demographics at a range of price points. Due to the larger budget requirements for developing and marketing premium console titles for core gamers, the Company has focused on publishing lower-cost games targeting casual-game consumers and independent game developer fans. In some instances, the Company’s titles are based on licenses of well-known properties and, in other cases, original properties. The Company enters into agreements with content providers and video game development studios for the creation of its video games.

The Company currently has no plans or understandings to discontinue or divest its current existing software business although the Company has received inquiries from prospective purchasers of various assets and the business. The Company may determine to dispose of such business in whole or in part, or discontinue such business, and may reevaluate from time to time although presently 4 employees continue to be employed in direct activities related to such software business and administration and the Company is continuing to generate revenue from its sales of digital online games. The Company is diversifying its business model in an attempt to mitigate risk associated with focusing on one industry and increase the overall value of the Company for its shareholders.

F-6

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Regenerative Medicine

Through its regenerative medicine efforts, the Company is developing the proprietary tissue engineering platform invented by Dr. Denver Lough to translate regenerative products into clinical application. Preliminarily, the technological platform has demonstrated the potential capacity to grow fully functional tissue across the entire spectrum of the musculoskeletal and integumentary systems, including skin, muscle, bone, cartilage, peripheral nerve, fat, and fascia. Preliminary results indicate it has applications across solid organ and specialty tissue regeneration as well, including bowel, liver, kidney, and urethra. The product furthest in the development pipeline is an autologous (tissue from the patient themselves) skin regeneration construct, SkinTETM, to regenerate fully functional skin with all of its layers, including epidermis, dermis, hypodermis, and all appendages including hair and glands. SkinTETM is preparing for clinical testing and market entry, and targeting a global wound care market of $40 billion. The platform provides a pipeline of products to follow in parallel, with plans for serial clinical and market entry, and each addressing separate and similarly sized potential markets. The Company’s approach seeks to benefit from fewer regulatory and capital barriers to market entry, avoiding the long timelines associated with three phase trials and their associated costs seen with other competing technologies and therapeutics. The regenerative medicine business model being pursued takes advantage of the smaller regulatory hurdles, with streamlined product development from cell/tissue in vitro and ex vivo testing, to small and large animal preclinical models, manufacturing technology transfer, and ultimately clinical application and market entry occurring in a mapped out stepwise fashion for each product. Although skin regeneration and wound care is a robust market in and of itself, the platform technology provides a base that the Company believes will support a strategy to build a company that can diversify and grow continuously.

NASDAQ listing. On January 6, 2017, PolarityTE, Inc., was notified by The NASDAQ Stock Market, LLC of failure to comply with Nasdaq Listing Rule 5605(b)(1) which requires that a majority of the directors comprising the Company’s Board of Directors be considered “independent”, as defined under the Rule. The notice has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market and, at this time, the common stock will continue to trade on The NASDAQ Capital Market under the symbol “COOL”.

On February 22, 2017, the Company regained compliance with Listing Rule 5605(b)(1), the independent director requirement for continued listing on The NASDAQ Stock Market, with the appointment of Mr. Steve Gorlin and Dr. Jon Mogford, and that the matter is now closed. PolarityTE’s common stock will continue to be listed on The NASDAQ Capital Market.

Major customers. Microsoft, Sony, and Valve accounted for 40%, 26%, and 21%, respectively, of sales for the three months ended January 31, 2017. Microsoft, Sony, Valve and Nintendo accounted for 37%, 26%, 15% and 14%, respectively, of sales for the quarter ended January 31, 2016. Sony and Microsoft accounted for 44% and 35%, respectively, of accounts receivable as of January 31, 2017.

 Concentrations. The Company develops and distributes video game software for proprietary platforms under licenses from Nintendo, Sony and Microsoft, which must be periodically renewed. The Company’s agreements with these manufacturers also grant them certain control over the Company’s products. In addition, for the three months ended January 31, 2017 and 2016 sales of the Company’s Zumba Fitness games accounted for approximately 17% and 10% of net revenues, respectively.

The accompanying interim condensed consolidated financial statements of the Company are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim period. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. The Company’s financial results are impacted by the seasonality of the retail selling season and the timing of the release of new titles. The results of operations for interim periods are not necessarily indicative of results to be expected for the entire fiscal year. The balance sheet at October 31, 2016 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended October 31, 2016 filed with the Securities and Exchange Commission on Form 10-K on December 30, 2016.

F-7

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary located in the United Kingdom. The subsidiary was dissolved during the year ended October 31, 2016. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition. Since July 2015 when retail distribution activities were transferred and retail sales ceased, the Company’s software products are sold exclusively as downloads of digital content for which the consumer takes possession of the digital content for a fee. Revenue from product downloads is generally recognized when the download is made available (assuming all other recognition criteria are met).

Prior to July 2015, when the Company entered into license or distribution agreements that provided for multiple copies of games in exchange for guaranteed amounts, revenue was recognized in accordance with the terms of the agreements, generally upon delivery of a master copy, assuming our performance obligations were complete and all other recognition criteria were met, or as per-copy royalties are earned on sales of games.

Cash and cash equivalents. Cash equivalents consist of highly liquid investments with original maturities of three months or less at the date of purchase. At various times, the Company has deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on these accounts.

Accounts Receivable and Accounts Payable and Accrued Expenses. The carrying amounts of accounts receivable and accounts payable and accrued expenses approximate fair value as these accounts are largely current and short term in nature.

Allowance for Doubtful Accounts. The Company recognizes an allowance for losses on accounts receivable for estimated probable losses. The allowance is based on historical experiences, current aging of accounts, and other expected future write-offs, including specific identifiable customer accounts considered at risk or uncollectible. Any related expense associated with an allowance for doubtful accounts is recognized as general and administrative expense. As of January 31, 2017 and 2016, there was no allowance for doubtful accounts.

Capitalized Software Development Costs and License Fees. Software development costs include fees in the form of milestone payments made to independent software developers and licensors. Software development costs are capitalized once technological feasibility of a product is established and management expects such costs to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to product research and development costs. Commencing upon a related product’s release, capitalized costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) straight-line charges over the expected marketable life of the product.

Prepaid license fees represent license fees to owners for the use of their intellectual property rights in the development of the Company’s products. Minimum guaranteed royalty payments for intellectual property licenses are initially recorded as an asset (prepaid license fees) and a current liability (accrued royalties payable) at the contractual amount upon execution of the contract or when specified milestones or events occur and when no significant performance remains with the licensor. Licenses are expensed to cost of sales at the higher of (i) the contractual royalty rate based on actual sales or (ii) an effective rate based upon total projected revenue related to such license. Capitalized software development costs and prepaid license fees are classified as non-current if they relate to titles for which the Company estimates the release date to be more than one year from the balance sheet date.

F-8

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The amortization period for capitalized software development costs and prepaid license fees is usually no longer than one year from the initial release of the product. If actual revenues or revised forecasted revenues fall below the initial forecasted revenue for a particular license, the charge to cost of sales may be larger than anticipated in any given quarter. The recoverability of capitalized software development costs and prepaid license fees is evaluated quarterly based on the expected performance of the specific products to which the costs relate. When, in management’s estimate, future cash flows will not be sufficient to recover previously capitalized costs, the Company expenses these capitalized costs to “cost of sales-software development costs and license fees,” in the period such a determination is made. These expenses may be incurred prior to a game’s release for games that have been developed. If a game is cancelled prior to completion of development and never released to market, the amount is expensed to operating costs and expenses. If the Company was required to write off licenses, due to changes in market conditions or product acceptance, its results of operations could be materially adversely affected.

Costs of developing online free-to-play social games, including payments to third-party developers, are expensed as research and development expenses. Revenue from these games is largely dependent on players’ future purchasing behavior in the game and currently the Company cannot reliably project that future net cash flows from developed games will exceed related development costs.

Prepaid license fees and milestone payments made to the Company’s third party developers are typically considered non-refundable advances against the total compensation they can earn based upon the sales performance of the products. Any additional royalty or other compensation earned beyond the milestone payments is expensed to cost of sales as incurred.

Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization is being provided for by the straight-line method over the estimated useful lives of the assets, generally five years. Amortization of leasehold improvements is provided for over the shorter of the term of the lease or the life of the asset.

Income Taxes. The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the potential for realization of deferred tax assets at each quarterly balance sheet date and records a valuation allowance for assets for which realization is not more likely than not.

Stock Based Compensation. The Company measures all stock-based compensation to employees using a fair value method and records such expense in general and administrative expenses. Compensation expense for stock options with cliff vesting is recognized on a straight-line basis over the vesting period of the award, based on the fair value of the option on the date of grant. For stock options with graded vesting, the Company recognizes compensation expense over the service period for each separately vesting tranche of the award as though the award were in substance, multiple awards.

The fair value for options issued is estimated at the date of grant using a Black-Scholes option-pricing model. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of the grant. The volatility factor is determined based on the Company’s historical stock prices.

The value of restricted stock grants are measured based on the fair market value of the Company’s common stock on the date of grant and amortized over the vesting period of, generally, six months to three years.

Loss Per Share. Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes the potential impact of common stock options, unvested shares of restricted stock and outstanding common stock purchase warrants because their effect would be anti-dilutive due to our net loss.

F-9

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Commitments and Contingencies. We are subject to claims and litigation in the ordinary course of our business. We record a liability for contingencies when the amount is both probable and reasonably estimable. We record associated legal fees as incurred. We accrued contingent liabilities for certain potential licensor and customer liabilities and claims that were transferred to Zift but may not be extinguished by such transaction.

Accounting for Warrants. The Company accounts for the issuance of common stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”). The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). In addition, under ASC 815, registered common stock warrants that require the issuance of registered shares upon exercise and do not expressly preclude an implied right to cash settlement are accounted for as derivative liabilities. The Company classifies these derivative warrant liabilities on the condensed consolidated balance sheet as a current liability.

Change in Fair Value of Warrant Liability. The Company assessed the classification of common stock purchase warrants as of the date of each offering and determined that certain instruments met the criteria for liability classification. Accordingly, the Company classified the warrants as a liability at their fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised or expired, and any change in fair value is recognized as “change in fair value of warrant liability” in the condensed consolidated statements of operations. The fair value of the warrants has been estimated using a Black-Scholes valuation model (see Note 7).

Reverse stock-split. On July 27, 2016, Majesco Entertainment Company (the “Company”) filed a certificate of amendment (the “Amendment”) to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in order to effectuate a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share on a one (1) for six (6) basis, effective on July 29, 2016 (the “Reverse Stock Split”).

The Reverse Stock Split was effective with The NASDAQ Capital Market (“NASDAQ”) at the open of business on August 1, 2016. The par value and other terms of Company’s common stock were not affected by the Reverse Stock Split. The Company’s post-Reverse Stock Split common stock has a new CUSIP number, 560690 406. The Company’s transfer agent, Equity Stock Transfer LLC, acted as exchange agent for the Reverse Stock Split.

As a result of the Reverse Stock Split, every six shares of the Company’s pre-Reverse Stock Split common stock was combined and reclassified into one share of the Company’s common stock. No fractional shares of common stock were issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to a fractional share shall receive a cash payment in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on NASDAQ by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

All common share and per share amounts have been restated to show the effect of the Reverse Stock Split.

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities or the disclosure of gain or loss contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Among the more significant estimates included in these financial statements are the recoverability of advance payments for capitalized software development costs and intellectual property licenses, the valuation of warrant liability, and the valuation allowances for deferred tax benefits. Actual results could differ from those estimates.

F-10

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”) that will require management to evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management will be required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern. The Company adopted ASU No. 2014-15 and its adoption did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) creating a new Topic 606, Revenue from Contracts with Customers, which broadly establishes new standards for the recognition of certain revenue and updates related disclosure requirements. The update becomes effective for the Company on November 1, 2018. The Company is reviewing the potential impact of the statement on its financial position, results of operations, and cash flows.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. The standard is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted upon issuance. When adopted, the Company does not expect this guidance to have a material impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of ASU No. 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. For public entities, the amendments in ASU No. 2016-08 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU No. 2016-08 on its condensed consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company is currently assessing the impact that ASU No. 2016-09 will have on its condensed consolidated financial statements.

F-11

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customer. The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU No. 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact that ASU No. 2016-10 will have on its condensed consolidated financial statements.

 In January 2017, the FASB issued an ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted this guidance effective November 1, 2016.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	January 31, 2017	October 31, 2016
Legal retainer	$150	$-
Prepaid insurance	50	22
Tax receivable	-	18
Other	51	7
Total prepaid expenses and other current assets	$251	$47

F-12

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following (in thousands):

	January 31, 2017	October 31, 2016
Medical equipment	$1,429	$-
Computers and software	139	61
Furniture and equipment	109	78
Total property and equipment, gross	1,677	139
Accumulated depreciation	(204)	(121)
Total property and equipment, net	$1,473	$18

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	January 31, 2017	October 31, 2016
Accounts payable-trade	$402	$130
Royalties, fees and development	698	680
Medical equipment purchase	631	-
Salaries and other compensation	527	463
Other accruals	10	11
Total accounts payable and accrued expenses	$2,268	$1,284

Salaries and other compensation include accrued payroll expense and employer 401K plan contributions.

6. STOCKHOLDERS’ EQUITY

Convertible preferred stock as of January 31, 2017 consisted of the following (in thousands, except share amounts):

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference	Common Shares Issuable Upon Conversion
Series A	8,830,000	5,924,307	$1,448	$4,029	987,385
Series B	54,250	48,109	4,055	-	801,821
Series C	26,000	24,615	1,920	-	410,250
Series D	170,000	94,666	1,108	-	157,777
Other authorized, unissued	919,750	-	-	-	-
Total	10,000,000	6,091,697	$8,532	$4,029	2,357,232

F-13

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Convertible preferred stock as of October 31, 2016 consisted of the following (in thousands, except share amounts):

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference	Common Shares Issuable Upon Conversion
Series A	8,830,000	7,138,158	$1,745	$4,854	1,189,693
Series B	54,250	54,201	4,569	-	903,362
Series C	26,000	25,763	2,010	-	429,392
Series D	170,000	156,332	1,829	-	260,553
Other authorized, unissued	919,750	-	-	-	-
Total	10,000,000	7,374,454	$10,153	$4,854	2,783,000

 Series A Preferred Shares

The Series A Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series A Preferred Share, plus all accrued and unpaid dividends, if any, on such Series A Preferred Share, as of such date of determination, divided by the conversion price. The stated value of each Preferred Share is $0.68 and the initial conversion price is $4.08 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, in the event the Company issues or sells, or is deemed to issue or sell, shares of its common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock of PolarityTE, Inc., the Company is prohibited from incurring debt or liens, or entering into new financing transactions without the consent of the lead investor (as defined in the December Subscription Agreements) as long as any of the Series A Preferred Shares are outstanding. The Series A Preferred Shares bear no dividends.

The holders of Series A Preferred Shares shall vote together with the holders of common stock on all matters on an as if converted basis, subject to certain conversion and ownership limitations, and shall not vote as a separate class. Notwithstanding the foregoing, the conversion price for purposes of calculating voting power shall in no event be lower than $3.54 per share. At no time may all or a portion of the Series A Preferred Shares be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock which would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the common stock outstanding at such time; provided, however, that the holder may waive the 4.99% limitation at which time he may not own beneficially own more than 9.99% of all the common stock outstanding at such time.

The Series A Preferred Shares do not represent an unconditional obligation to be settled in a variable number of shares of common stock, are not redeemable and do not contain fixed or indexed conversion provisions similar to debt instruments. Accordingly, the Series A Preferred Shares are considered equity hosts and recorded in stockholders’ equity.

The Company entered into separate Registration Rights Agreements with each Series A Preferred Shares Investor, (as amended on January 30, 2015 and March 31, 2015, the “December Registration Rights Agreement”). The Company agreed to use its best efforts to file by March 31, 2015 a registration statement covering the resale of the shares of common stock issuable upon exercise or conversion of the Series A Preferred Shares and to maintain its effectiveness until all such securities have been sold or may be sold without restriction under Rule 144 of the Securities Act. In the event the Company fails to satisfy its obligations under the December Registration Rights Agreements, the Company is required to pay to the Investors on a monthly basis an amount equal to 1% of the investors’ investment, up to a maximum of 12%. On March 31, 2015, the Company and the required holders of Series A Preferred Shares amended the registration rights agreement to extend the filing deadline for the registration statement to June 30, 2015.

F-14

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Series B Preferred Shares

The Series B Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series B Preferred Shares, plus all accrued and unpaid dividends, if any, on such Series B Preferred Shares, as of such date of determination, divided by the conversion price. The stated value of each Preferred Share is $140.00 and the initial conversion price is $8.40 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Series B Preferred Shares to the extent that, as a result of such conversion, such holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series B Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Subject to such beneficial ownership limitations, each holder is entitled to vote on all matters submitted to stockholders of the Company on an as converted basis, based on a conversion price of $8.40 per shares. The Series B Preferred Shares rank junior to the Series A Preferred Shares and bear no dividends. All of the convertible preferred shares do not represent an unconditional obligation to be settled in a variable number of shares, are not redeemable and do not contain fixed or indexed conversion provisions similar to debt instruments. Accordingly, the convertible preferred shares are considered equity hosts and recorded in stockholders’ equity.

Series C Preferred Shares

The Series C Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series C Preferred Shares, plus all accrued and unpaid dividends, if any, on such Series C Preferred Shares, as of such date of determination, divided by the conversion price. The stated value of each Series C Preferred Share is $120.00 per share, and the initial conversion price is $7.20 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, in the event the Company issues or sells, or is deemed to issue or sell, shares of common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions and provided that the conversion price may not be reduced to less than $5.16, unless and until such time as the Company obtains shareholder approval to allow for a lower conversion price. The Company is prohibited from effecting a conversion of the Series C Preferred Shares to the extent that, as a result of such conversion, such May Investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Subject to the beneficial ownership limitations discussed previously, each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series C Preferred Shares, based on a conversion price of $7.80 per share. The Series C Preferred Shares bear no dividends and shall rank junior to the Company’s Series A Preferred Shares but senior to the Company’s Series B Preferred Shares.

In connection with the sale of the Series C Preferred Shares, the Company also entered into separate registration rights agreements (the “May Registration Rights Agreement”) with each Investor. The Company agreed to use its best efforts to file a registration statement to register the Shares and the common stock issuable upon the conversion of the Series C Preferred Shares, within thirty days following the Closing Date, to cause such registration statement to be declared effective within ninety days of the filing day and to maintain the effectiveness of the registration statement until all of such shares of common stock have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction. In the event the Company fails to satisfy its obligations under the Registration Rights Agreement, the Company is obligated to pay to the Investors on a monthly basis, an amount equal to 1% of the Investor’s investment, up to a maximum of 12%. Effective as of the original filing deadline of the registration statement, the Company obtained the requisite approval from the Investors for the waiver of its obligations under the May Registration Rights Agreement.

The Company evaluated the guidance ASC 480-10 Distinguishing Liabilities from Equity and ASC 815-40 Contracts in an Entity’s Own Equity to determine the appropriate classification of the instruments. The Series C Preferred Shares do not represent an unconditional obligation to be settled in a variable number of shares of common stock, are not redeemable and do not contain fixed or indexed conversion provisions similar to debt instruments. Accordingly, the Series C Preferred Shares are considered equity hosts and recorded in stockholders’ equity.

F-15

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Series D Preferred Shares

The Preferred D Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Preferred D Shares, plus all accrued and unpaid dividends, if any, on such Preferred D Share, as of such date of determination, divided by the conversion price. The stated value Preferred D Shares is $1,000 per share and the initial conversion price is $600 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Preferred D Shares to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred D Shares. Upon 61 days written notice, the beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Except as otherwise required by law, holders of Series D Preferred Shares shall not have any voting rights. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series D Convertible Preferred Stock, the Preferred D Shares bear no interest and shall rank senior to the Company’s other classes of capital stock.

April 2016 Registered Common Stock and Warrant Offering

On April 13, 2016, the Company entered into a Securities Purchase Agreement with certain institutional investors providing for the issuance and sale by the Company of 250,000 shares of the Company’s common stock, par value $0.001 per share at an offering price of $6.00 per share, for net proceeds of $1.4 million after deducting placement agent fees and expenses. In addition, the Company sold to purchasers of common stock in this offering, warrants to purchase 187,500 shares of its common stock. The common shares and the Warrant Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission on October 22, 2015 and declared effective on December 7, 2015. The closing of the offering occurred on April 19, 2016.

Each Warrant is immediately exercisable for two years, but not thereafter, at an exercise price of $6.90 per share. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The exercise price and number of warrants are subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. The Warrants were classified as liabilities and measured at fair value, with changes in fair value recognized in the Condensed Consolidated Statements of Operations in other expenses (income). The initial recognition of the Warrants resulted in an allocation of the net proceeds from the offering to a warrant liability of approximately $318,000, with the remainder being attributable to the common stock sold in the offering.

Preferred Share Conversion Activity

During the quarter ended January 31, 2017, 1,213,851 shares of Convertible Preferred Stock Series A, 6,092 shares of Convertible Preferred Stock Series B, 1,148 shares of Convertible Preferred Stock Series C and 61,666 shares of Convertible Preferred Stock Series D were converted into 425,771 shares of common stock.

During the quarter ended January 31, 2016, 529,903 shares of Convertible Preferred Stock Series A and 3,667 shares of Convertible Preferred Stock Series D were converted into 566,573 shares of common stock.

Common Stock

On January 4, 2016, the Company declared a special cash dividend of an aggregate of $10.0 million to holders of record on January 14, 2016 of its outstanding shares of: (i) common stock (ii) Series A Convertible Preferred Stock; (iii) Series B Convertible Preferred Stock; (iv) Series C Convertible Preferred Stock and (v) Series D Convertible Preferred Stock. The holders of record of the Company’s outstanding preferred stock participated in the dividend on an “as converted” basis. Approximately $6.0 million of the special cash dividend relates to preferred stock shares.

F-16

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On January 6, 2016, certain employees exercised their options at $4.08 in exchange for the Company’s common stock for an aggregated amount of 31,657 shares.

On December 16, 2016, the Company sold an aggregate of 759,333 shares of its common stock to certain accredited investors pursuant to separate subscription agreements at a price of $3.00 per share for gross proceeds of $2.3 million.

On January 18, 2017, the Company entered into separate exchange agreements (each an “Exchange Agreement”) with certain accredited investors (the “Investors”) who purchased warrants to purchase shares of the Company’s common stock (the “Warrants”) pursuant to the prospectus dated April 13, 2016. In 2016, the Company issued 250,000 shares of the Company’s common stock and Warrants to purchase 187,500 shares of common stock (taking into account the reverse split of the Company’s common stock on a 1 for 6 basis effective with The NASDAQ Stock Market LLC on August 1, 2016). The common stock and Warrants were offered by the Company pursuant to an effective shelf registration statement. Under the terms of the Exchange Agreement, each Investor exchanged each Warrant it purchased in the Offering for 0.3 shares of common stock. Accordingly, the Company issued an aggregate of 56,250 shares of common stock in exchange for the return and cancellation of 187,500 Warrants.

7. FAIR VALUE MEASUREMENTS

In accordance with ASC 820, Fair Value Measurements, financial instruments were measured at fair value using a three-level hierarchy which maximizes use of observable inputs and minimizes use of unobservable inputs:

●	Level 1:	Observable inputs such as quoted prices in active markets for identical instruments
●	Level 2:	Quoted prices for similar instruments that are directly or indirectly observable in the market
●	Level 3:	Significant unobservable inputs supported by little or no market activity. Financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, for which determination of fair value requires significant judgment or estimation.

In connection with the April 19, 2016 common stock offering, the Company issued warrants to purchase an aggregate of 187,500 shares of common stock. These warrants are exercisable at $6.90 per share and expire on April 19, 2018. These warrants were analyzed and it was determined that they require liability treatment. Under ASC 815, registered common stock warrants that require the issuance of registered shares upon exercise and do not expressly preclude an implied right to cash settlement are accounted for as derivative liabilities. The Company classifies these derivative warrant liabilities on the condensed consolidated balance sheet as a current liability.

The fair value of these warrants at January 18, 2017 and October 31, 2016 was determined to be approximately $78,000 and $70,000, respectively, as calculated using Black-Scholes with the following assumptions: (1) stock price of $3.62 and $3.58, respectively; (2) a risk-free rate of 0.97% and 0.75%, respectively; and (3) an expected volatility of 68% and 61%, respectively.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At January 31, 2017, there was no warrant liability balance.

F-17

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative warrant liability (in thousands):

Warrant Liability
Fair value - October 31, 2016	$70
Exchanged - January 18, 2017 (see Note 6)	(78)
Change in fair value	8
Fair value - January 31, 2017	$-

8. STOCK BASED COMPENSATION ARRANGEMENTS

Stock-based compensation expense during the three months ended January 31, 2017 and 2016 amounted to approximately $4.4 million and $547,000 respectively. Stock-based compensation expense is recorded in general and administrative expenses in the accompanying consolidated statements of operations.

A summary of the Company’s stock option activity in the three months ended January 31, 2017 is presented below:

	Number of shares	Weighted-Average Exercise Price
Outstanding - October 31, 2016	382,020	$5.73
Granted	2,540,000	$3.15
Outstanding - January 31, 2017	2,922,020	$3.49
Options exercisable - January 31, 2017	562,020	$4.90
Weighted-average fair value of options granted during the period		$2.11

 The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the three months ended January 31, 2017:

Risk free annual interest rate	1.78-2.28%
Expected volatility	71.65-82.86%
Expected life	5.04-6.00
Assumed dividends	None

The value of stock option grants is amortized over the vesting period of, generally, one to three years. As of January 31, 2017, there was approximately $4.0 million of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 2.0 years.

F-18

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A summary of the Company’s restricted stock activity in the three months ended January 31, 2017 is presented below:

	Number of shares	Weighted-Average Grant-Date Fair Value
Unvested - October 31, 2016	274,829	$6.00
Granted	733,000	$3.16
Vested	(367,645)	$4.43
Unvested - January 31, 2017	640,184	$3.65

 During the three months ended January 31, 2017, the Company granted 733,000 restricted shares to employees and non-employees. 283,000 were issued to non-employees during the quarter, with the remaining 450,000 expected to be issue at a future date.

The weighted-average fair value of restricted shares granted during the three months ended January 31, 2017 was $3.16. The total fair value of restricted stock granted during the three months ended January 31, 2017 was approximately $2.3 million.

The value of restricted stock grants are measured based on their fair value on the date of grant and amortized over the vesting period of, generally, six months to three years. As of January 31, 2017, there was approximately $539,000 of unrecognized compensation cost related to unvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of 0.3 years.

9. INCOME TAXES

Due to the Company’s history of losses and uncertainty of future taxable income, a valuation allowance sufficient to fully offset net operating losses and other deferred tax assets has been established. The valuation allowance will be maintained until sufficient positive evidence exists to support a conclusion that a valuation allowance is not necessary. The Company’s effective tax rate for the three months ended January 31, 2017 and 2016 differed from the expected U.S. federal statutory rate primarily due to the change in the valuation allowance. Full conversion of the outstanding shares of Preferred Stock will likely result in limitations on the utilization of the Company’s net operating loss carryforwards under IRS section 382.

10. LOSS PER SHARE

Shares of common stock issuable under convertible preferred stock, warrants and options and shares subject to restricted stock grants were not included in the calculation of diluted earnings per common share for the three months ended January 31, 2017 and 2016, as the effect of their inclusion would be anti-dilutive.

The table below provides total potential shares outstanding, including those that are anti-dilutive, on January 31, 2017 and 2016:

	January 31,
	2017	2016
Shares issuable upon conversion of preferred stock	2,357,232	2,981,688
Shares issuable upon exercise of stock options	2,922,020	53,618
Non-vested shares under restricted stock grants	640,184	193,680

F-19

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES

Contingencies

On February 26, 2015, a complaint for patent infringement was filed in the United States District Court for the Eastern District of Texas by Richard Baker, an individual residing in Australia, against Microsoft, Nintendo, the Company and a number of other game publisher defendants. The complaint alleges that the Company’s Zumba Fitness Kinect game infringed plaintiff’s patents in motion tracking technology. The plaintiff is representing himself pro se in the litigation and is seeking monetary damages in the amount of $1.3 million. The Company, in conjunction with Microsoft, is defending itself against the claim and has certain third party indemnity rights from developers for costs incurred in the litigation. In August 2015, the defendants jointly moved to transfer the case to the Western District of Washington. On May 17, 2016, the Washington Court issued a scheduling order that provides that defendants leave to jointly file an early motion for summary judgement in June 2016. On June 17, 2016, the defendants jointly filed a motion for summary judgment that stated that none of the defendants, including the Company, infringed upon the asserted patent. On July 9, 2016, Mr. Baker opposed the motion. On July 15, 2016, the defendants jointly filed a reply. The briefing on the motion is now closed. The Court has not yet issued a decision or indicated if or when there will be oral argument on the motion.

Intelligent Verification Systems, LLC (“IVS”), filed a patent infringement complaint on September 20, 2012, in the United States District Court for the Eastern District against the Company and Microsoft Corporation. In March 2015, the court issued an order excluding the evidence proffered by IVS in support of its alleged damages, including the opinion of its damages expert. IVS appealed that decision. On January 19, 2016, the Federal Circuit denied IVS’ appeal and affirmed the district court’s orders that excluded the plaintiff’s damages expert and dismissed the case.

In addition to the item above, the Company at times may be a party to claims and suits in the ordinary course of business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss or range of loss can be reasonably estimated. The Company has not recorded a liability with respect to the matter above. While the Company believes that it has valid defenses with respect to the legal matter pending and intends to vigorously defend the matter above, given the uncertainty surrounding litigation and our inability to assess the likelihood of a favorable or unfavorable outcome, it is possible that the resolution of the matter could have a material adverse effect on our consolidated financial position, cash flows or results of operations.

Commitments

The Company leases office space in South Plainfield, New Jersey at a cost of approximately $1,613 per month under a lease agreement that expires on March 31, 2017.

The Company also leases space in Salt Lake City, Utah at a cost of approximately $24,044 per month under a lease agreement that expires in March 2018 .

The Company has entered into employment agreements with key executives that contain severance terms and change of control provisions.

12. RELATED PARTIES

In January 2015, the Company entered into an agreement with Equity Stock Transfer for transfer agent services. A Board member of the Company is a co-founder and chief executive officer of Equity Stock Transfer. Fees under the agreement were approximately $2,000 and $0, in the three months ended January 31, 2017 and 2016, respectively.

13. SEGMENT REPORTING

The Company’s operations involve dissimilar products which are managed separately. Accordingly, it operates in two segments: 1) video games and 2) regenerative medicine.

F-20

POLARITYTE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Certain information concerning our segments for the three months ended January 31, 2017 and 2016 and as of January 31, 2017 and 2016 is presented in the following table (in thousands):

	2017	2016
Revenues:
Reportable Segments:
Video Games	$156	$591
Regenerative Medicine	--	--
Total consolidated revenues	$156	$591

Net loss:
Reportable Segments:
Video Games	$(4,996)	$(6,649)
Regenerative Medicine	(695)	--
Total net loss	$(5,661)	$(6,649)

	As of January 31, 2017	As of January 31, 2016
Identifiable assets employed:
Reportable Segments:
Video Games	$7,283	$6,751
Regenerative Medicine	1,494	--
Total assets	$8,777	$6,751

14. SUBSEQUENT EVENTS

Effective February 8, 2017, Michael Brauser, a Class II director and Barry Honig, a Class III director resigned as members of PolarityTE, Inc.’s Board of Directors (the “Board”). Mr. Brauser also resigned as a member of each of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees. Each director resignation was not the result from any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management or the Board.

On February 8, 2017, the Board appointed Steve Gorlin as a Class II director with a term expiring in 2019 and Dr. Jon Mogford as a Class III director with a term expiring in 2017 to fill vacancies created upon the resignations of Messrs. Brauser and Honig. In addition, Mr. Gorlin was appointed as a member of each of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees. Each of Mr. Gorlin and Dr. Mogford are deemed an “independent” director as such term is defined by the rules of The NASDAQ Stock Market LLC. There are no family relationships between either of Mr. Gorlin and Dr. Mogford and any of our other officers and directors. Mr. Gorlin and Dr. Mogford were each granted (i) an option to purchase up to 50,000 shares of the Company’s common stock at an exercise price equal to $4.72 per share (the “Options”) which Options will vest in 24 equal monthly installments commencing on the one month anniversary of the grant date and (ii) a restricted stock award of 50,000 shares of common stock that will vest in 24 equal monthly installments commencing on the one month anniversary of the grant date (the “RSUs”). The Options and the RSUs were granted pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan, the vesting and the exercise of the Options and the vesting of the RSUs are subject to stockholder approval.

On March 10, 2017, stockholders approved the asset acquisition of PolarityTE, Inc., the 2017 Plan, the vesting and the exercise of the Options and the vesting of the RSUs.

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Majesco Entertainment Company

We have audited the accompanying consolidated balance sheets of Majesco Entertainment Company and Subsidiary (the “Company”) as of October 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Majesco Entertainment Company and Subsidiary as of October 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EISNERAMPER LLP

Iselin, New Jersey

December 29, 2016

F-22

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	October 31, 2016	October 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$6,523	$17,053
Accounts receivable, net	113	283
Capitalized software development costs and license fees	50	179
Prepaid expenses and other current assets	47	101
Total current assets	6,733	17,616
Property and equipment, net	18	45
Total assets	$6,751	$17,661
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,284	$1,686
Warrant liability	70	-
Payable to Zift	-	318
Total current liabilities	1,354	2,004
Total liabilities	1,354	2,004

Commitments and contingencies

Stockholders’ equity:
Convertible Preferred stock - 10,000,000 shares authorized, 7,374,454 and 9,025,265 shares issued and outstanding at October 31, 2016 and 2015, respectively, aggregate liquidation preference $4,854 and $5,968, respectively	10,153	10,694
Common stock - $.001 par value; 250,000,000 shares authorized; 2,782,963 and 1,851,503 shares issued and outstanding at October 31, 2016 and 2015, respectively	3	2
Additional paid-in capital	123,417	128,497
Accumulated deficit	(128,176)	(123,536)
Total stockholders’ equity	5,397	15,657
Total liabilities and stockholders’ equity	$6,751	$17,661

See accompanying notes

F-23

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended October 31,
	2016	2015
Net revenues	$1,542	$6,693
Cost of sales
Product costs	1	2,328
Software development costs and license fees	285	1,095
	286	3,423
Gross profit	1,256	3,270
Operating costs and expenses
Product research and development	90	174
Selling and marketing	14	771
General and administrative	6,031	5,350
Workforce reduction	-	840
Depreciation and amortization	27	61
	6,162	7,196
Operating loss	(4,906)	(3,926)
Other expenses (income)
Interest and financing costs (income)	(18)	45
Gain on extinguishment of liabilities	-	(1,465)
Gain on asset sales, net	-	(50)
Other non-operating gains, net	-	(198)
Change in fair value of warrant liability	(248)	1,548
Loss before income taxes	(4,640)	(3,806)
Income taxes	-	3
Net loss	(4,640)	(3,809)
Special cash dividend attributable to preferred stockholders	(6,002)	-
Conversion features accreted as dividends	-	(2,252)
Net loss attributable to common shareholders	$(10,642)	$(6,061)

Net loss per share, basic and diluted	$(5.08)	$(4.93)
Weighted average shares outstanding, basic and diluted	2,096,022	1,228,275

See accompanying notes

F-24

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share and per share amounts)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Net Stockholders’
	Number	Amount	Number	Amount	Capital	Deficit	Equity
Balance - October 31, 2014			$1,103,397	$7	$125,271	$(119,727)	$5,551
Reverse split par value adjustment	-	-	-	(6)	6	-	-
Issuance of common stock in connection with:
Restricted stock grants	-	-	323,241	1	1,060	-	1,061
Non-cash compensation charges - stock options	-	-	-	-	375	-	375
Shares withheld for taxes	-	-	(1,953)	-	(15)	-	(15)
Private placement of units, December 2014	8,823,537	2,156	-	-	-	-	2,156
Exchange agreement, April 2015	54,201	4,569	147,059	-	744	-	5,313
Private placement of units, May 2015	25,763	2,010	271,997	-	3,015	-	5,025
Exchange agreement, September 2015	168,333	1,969	-	-	(1,969)	-	-
Conversion of Series A preferred stock	(46,569)	(10)	7,762	-	10	-	-
Net loss	-	-	-	-	-	(3,809)	(3,809)
Balance - October 31, 2015	9,025,265.	$10,694	1,851,503	$2	$128,497	$(123,536)	$15,657
Issuance of common stock in connection with:
Restricted stock grants	-	-	356,666	1	(1)	-	-
Conversion of Series A preferred stock	(1,638,810)	(401)	273,135	-	401	-	-
Conversion of Series D preferred stock	(12,001)	(140)	20,002	-	140	-	-
Proceeds from stock option exercise	-	-	31,657	-	129	-	129
Stock based compensation expense	-	-	-	-	3,142	-	3,142
Shares issued for cash	-	-	250,000	-	1,406	-	1,406
Warrant liability	-	-	-	-	(318)	-	(318)
Allocation of warrant offering cost	-	-	-	-	21	-	21
Special cash dividend	-	-	-	-	(10,000)	-	(10,000)
Net loss	-	-	-	-	-	(4,640)	(4,640)
Balance - October 31, 2016	7,374,454.	$10,153	2,782,963	$3	$123,417	$(128,176)	$5,397

See accompanying notes

F-25

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended October 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,640)	$(3,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(248)	1,548
Depreciation and amortization	27	61
Non-cash compensation expense	3,142	1,436
Provision for price protection	-	41
Amortization of capitalized software development costs and license fees	150	432
Capital software impairment losses	-	148
Provision for excess inventory	-	65
Gain on extinguishment of liabilities	-	(1,465)
Gain on asset sales	-	(50)
Other non-operating gains	-	(198)
Offering costs expensed	21	-
Changes in operating assets and liabilities:
Accounts receivable	170	1,273
Inventory	-	1,227
Capitalized software development costs and license fees	(21)	(85)
Advance payments for inventory	-	57
Prepaid expenses and other current assets	54	91
Accounts payable and accrued expenses	(402)	(2,194)
Payable to Zift	(19)	-
Customer credits	-	(171)
Advances from customers and deferred revenue	-	(21)
Net cash used in operating activities	(1,766)	(1,614)
CASH FLOWS FROM INVESTING ACTIVITIES
Repayment from GMS Entertainment Limited	-	250
Proceeds from sale of assets	-	290
Net cash provided by investing activities	-	540
CASH FLOWS FROM FINANCING ACTIVITIES
Special cash dividend	(10,000)	-
Proceeds from stock options exercised	129	-
Net proceeds from the sale of common stock and warrants	1,406	-
Payments to Zift	(299)	-
Net proceeds from sale of units	-	10,946
Income tax withholding from exercise of options and warrants	-	(15)
Net cash (used in) provided by financing activities	(8,764)	10,931
Net (decrease) increase in cash and cash equivalents	(10,530)	9,857
Cash and cash equivalents - beginning of year	17,053	7,196
Cash and cash equivalents - end of year	$6,523	$17,053
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest and financing costs	$-	$141
Cash paid during the year for income taxes	$-	$-
SUPPLEMENTAL SCHEDULE OF NON CASH FINANCING ACTIVITIES
Warrant liability settled under exchange agreement	$-	$5,313
Other warrants settled under exchange agreement	$-	$1,969
Conversion of preferred stock into common stock	$-	$10
Conversion of Series A preferred to common stock	$401	$-
Conversion of Series D preferred to common stock	$140	$-
Common stock shares and warrants issued for offering costs	$75	$-

See accompanying notes

F-26

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PRINCIPAL BUSINESS ACTIVITY AND BASIS OF PRESENTATION

The accompanying financial statements present the financial results of Majesco Entertainment Company and Majesco Europe Limited, its wholly-owned subsidiary, (together, “Majesco” or the “Company”) on a consolidated basis. Prior to the November 2014 sale of its equity investment, the Company had 50% of the voting control of GMS Entertainment Limited (“GMS”) and the right to appoint one-half of the directors of GMS. Accordingly, the Company accounted for GMS on the equity method as a corporate joint venture.

The Company is a provider of video game products primarily for the casual-game consumer and has published video games for interactive entertainment hardware platforms, including Nintendo’s DS, 3DS, Wii and WiiU, Sony’s PlayStation 3 and 4, or PS3 and PS4, Microsoft’s Xbox 360 and Xbox One and the personal computer, or PC. It has historically sold its products through two sales channels, retail and digital. It has sold packaged software to large retail chains, specialty retail stores, video game rental outlets and distributors and through digital distribution for platforms such as Xbox Live Arcade, PlayStation Network, or PSN, and Steam, and for mobile devices and online platforms. In July 2015, the Company transferred retail distribution activities, assets and obligations to a company owned by its former chief executive officer (see Note 15).

The Company’s video game titles are targeted at various demographics at a range of price points. Due to the larger budget requirements for developing and marketing premium console titles for core gamers, the Company has focused on publishing more lower-cost games targeting casual-game consumers and independent game developer fans. In some instances, the Company’s titles are based on licenses of well-known properties and, in other cases, original properties. The Company enters into agreements with content providers and video game development studios for the creation of our video games.

The Company’s operations involve similar products and customers worldwide. These products are developed and sold domestically and internationally. The Company is centrally managed and our chief operating decision makers, the chief executive and other officers, use consolidated and other financial information supplemented by sales information by product category, major product title and platform for making operational decisions and assessing financial performance. Accordingly, it operates in a single segment.

Reverse stock-split. On July 27, 2016, Majesco Entertainment Company (the “Company”) filed a certificate of amendment (the “Amendment”) to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in order to effectuate a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share on a one (1) for six (6) basis, effective on July 29, 2016 (the “Reverse Stock Split”).

The Reverse Stock Split was effective with The NASDAQ Capital Market (“NASDAQ”) at the open of business on August 1, 2016. The par value and other terms of Company’s common stock were not affected by the Reverse Stock Split. The Company’s post-Reverse Stock Split common stock has a new CUSIP number, 560690 406. The Company’s transfer agent, Equity Stock Transfer LLC, is acting as exchange agent for the Reverse Stock Split.

As a result of the Reverse Stock Split, every six shares of the Company’s pre-Reverse Stock Split common stock was combined and reclassified into one share of the Company’s common stock. No fractional shares of common stock were issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to a fractional share shall receive a cash payment in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on NASDAQ by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

All common share and per share amounts have been restated to show the effect of the Reverse Stock Split.

NASDAQ listing. On March 3, 2016, the Company was notified by The NASDAQ Stock Market, LLC (“Nasdaq”) that it was not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Rule”) because the Company’s common stock failed to maintain a minimum closing bid price of $1.00 per share for the prior 30 consecutive business days. The notice had no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market.

The Company had a period of 180 calendar days, or until August 30, 2016, to achieve compliance with the Rule. The Company regained compliance with the Rule in August 2016 by effecting the Reverse Stock Split.

Major customers. Sony, Microsoft and Valve accounted for 47%, 37%, and 13%, respectively, of sales for the year ended October 31, 2016. Sony, Sidekick and Microsoft accounted for 41%, 25% and 20%, respectively, of accounts receivable as of October 31, 2016. Sales to GameStop represented approximately 10% of net revenues in 2015. In 2015, Alliance Distributors and Microsoft Corporation represented approximately 10% and 13% of total revenue, respectively. Sony, Microsoft, Valve and Nintendo accounted for 37%, 20%, 18% and 13% of total accounts receivable as of October 31, 2015, respectively.

Concentrations. The Company develops and distributes video game software for proprietary platforms under licenses from Nintendo, Sony and Microsoft, which must be periodically renewed. The Company’s agreements with these manufacturers also grant them certain control over the Company’s products. In addition, for the years ended October 31, 2016 and 2015 sales of the Company’s Zumba Fitness games accounted for approximately 9% and 28% of net revenues, respectively.

F-27

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary located in the United Kingdom. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition. Since July 2015 when retail distribution activities were transferred and retail sales ceased, the Company’s software products are sold exclusively as downloads of digital content for which the consumer takes possession of the digital content for a fee. Revenue from product downloads is generally recognized when the download is made available (assuming all other recognition criteria are met).

Prior to July 2015, when the Company entered into license or distribution agreements that provided for multiple copies of games in exchange for guaranteed amounts, revenue was recognized in accordance with the terms of the agreements, generally upon delivery of a master copy, assuming our performance obligations were complete and all other recognition criteria were met, or as per-copy royalties are earned on sales of games.

Cash and cash equivalents. Cash equivalents consist of highly liquid investments with original maturities of three months or less at the date of purchase. At various times, the Company has deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on these accounts.

Accounts and Other Receivables and Accounts Payable and Accrued Expenses. The carrying amounts of accounts and other receivables and accounts payable and accrued expenses approximate fair value as these accounts are largely current and short term in nature.

Allowance for doubtful accounts. The Company recognizes an allowance for losses on accounts receivable for estimated probable losses. The allowance is based on historical experiences, current aging of accounts, and other expected future write-offs, including specific identifiable customer accounts considered at risk or uncollectible. Any related expense associated with an allowance for doubtful accounts is recognized as general and administrative expense.

Capitalized Software Development Costs and License Fees. Software development costs include fees in the form of milestone payments made to independent software developers and licensors. Software development costs are capitalized once technological feasibility of a product is established and management expects such costs to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to product research and development costs. Commencing upon a related product’s release, capitalized costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) straight-line charges over the expected marketable life of the product.

Prepaid license fees represent license fees to owners for the use of their intellectual property rights in the development of the Company’s products. Minimum guaranteed royalty payments for intellectual property licenses are initially recorded as an asset (prepaid license fees) and a current liability (accrued royalties payable) at the contractual amount upon execution of the contract or when specified milestones or events occur and when no significant performance remains with the licensor. Licenses are expensed to cost of sales at the higher of (i) the contractual royalty rate based on actual sales or (ii) an effective rate based upon total projected revenue related to such license. Capitalized software development costs and prepaid license fees are classified as non-current if they relate to titles for which the Company estimates the release date to be more than one year from the balance sheet date.

The amortization period for capitalized software development costs and prepaid license fees is usually no longer than one year from the initial release of the product. If actual revenues or revised forecasted revenues fall below the initial forecasted revenue for a particular license, the charge to cost of sales may be larger than anticipated in any given quarter. The recoverability of capitalized software development costs and prepaid license fees is evaluated quarterly based on the expected performance of the specific products to which the costs relate. When, in management’s estimate, future cash flows will not be sufficient to recover previously capitalized costs, the Company expenses these capitalized costs to “cost of sales-software development costs and license fees,” in the period such a determination is made. These expenses may be incurred prior to a game’s release for games that have been developed. If a game is cancelled prior to completion of development and never released to market, the amount is expensed to operating costs and expenses. If the Company was required to write off licenses, due to changes in market conditions or product acceptance, its results of operations could be materially adversely affected.

F-28

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Costs of developing online free-to-play social games, including payments to third-party developers, are expensed as research and development expenses. Revenue from these games is largely dependent on players’ future purchasing behavior in the game and currently the Company cannot reliably project that future net cash flows from developed games will exceed related development costs.

Prepaid license fees and milestone payments made to the Company’s third party developers are typically considered non-refundable advances against the total compensation they can earn based upon the sales performance of the products. Any additional royalty or other compensation earned beyond the milestone payments is expensed to cost of sales as incurred.

Property and equipment. Property and equipment is stated at cost. Depreciation and amortization is being provided for by the straight-line method over the estimated useful lives of the assets, generally five years. Amortization of leasehold improvements is provided for over the shorter of the term of the lease or the life of the asset.

Income taxes. The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the potential for realization of deferred tax assets at each quarterly balance sheet date and records a valuation allowance for assets for which realization is not more likely than not.

Stock Based Compensation. The Company measures all stock-based compensation to employees using a fair value method and records such expense in general and administrative expenses. Compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award, based on the fair value of the option on the date of grant.

The fair value for options issued is estimated at the date of grant using a Black-Scholes option-pricing model. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of the grant. The volatility factor is determined based on the Company’s historical stock prices.

The value of restricted stock grants are measured based on the fair market value of the Company’s common stock on the date of grant and amortized over the vesting period of, generally, six months to three years.

Extinguishment of Liabilities. During the year ended October 31, 2015, the Company recognized a gain on extinguishment of liabilities of $1.5 million. The Company determined that certain accounts payable balances and claims for license fees and services would never be paid because they were no longer being pursued for payment and had passed the statute of limitations as of October 31, 2015.

Loss Per Share. Basic loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes the potential impact of common stock options, unvested shares of restricted stock and outstanding common stock purchase warrants because their effect would be anti-dilutive.

Commitments and Contingencies. We are subject to claims and litigation in the ordinary course of our business. We record a liability for commitments and contingencies when the amount is both probable and reasonably estimable.

Accounting for Warrants. The Company accounts for the issuance of common stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”). The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). In addition, Under ASC 815, registered common stock warrants that require the issuance of registered shares upon exercise and do not expressly preclude an implied right to cash settlement are accounted for as derivative liabilities. The Company classifies these derivative warrant liabilities on the consolidated balance sheet as a current liability.

F-29

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Change in fair value of warrant liability. The Company assessed the classification of common stock purchase warrants as of the date of each offering and determined that such instruments met the criteria for liability classification. Accordingly, the Company classified the warrants as a liability at their fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised or expired, and any change in fair value is recognized as “change in the fair value of warrant liabilities” in the consolidated statements of operations. The fair value of the warrants has been estimated using a Black-Scholes valuation model (see Note 3).

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities or the disclosure of gain or loss contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Among the more significant estimates included in these financial statements are price protection and customer allowances, the valuation of inventory, the recoverability of advance payments for capitalized software development costs and intellectual property licenses, and the valuation allowances for deferred tax benefits. Actual results could differ from those estimates.

Other Nonoperating Gains, Net. In the year ended October 31, 2015, in connection with the expiration of its prior facilities lease and its relocation, the Company disposed of property and equipment with a net book value of $92 and received proceeds of $20 from the sale of certain of the property and equipment. The $72 loss on the disposals is included in other non-operating gains, net. In addition, the Company recorded a gain of $270 on the transfer of certain game rights.

Recent Accounting Pronouncements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) creating a new Topic 606, Revenue from Contracts with Customers, which broadly establishes new standards for the recognition of certain revenue and updates related disclosure requirements. The update becomes effective for the Company on November 1, 2018. The Company is reviewing the potential impact of the statement on its financial position, results of operations, and cash flows.

In January 2016, FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU No. 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact that ASU No. 2016-01 will have on its consolidated financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842) which supersedes FASB ASC Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. The standard is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted upon issuance. When adopted, the Company does not expect this guidance to have a material impact on our financial statements.

F-30

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of ASU No. 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. For public entities, the amendments in ASU No. 2016-08 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU No. 2016-08 on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company is currently assessing the impact that ASU No. 2016-09 will have on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU No. 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact that ASU No. 2016-10 will have on its consolidated financial statements.

3. FAIR VALUE

In accordance with ASC 820, Fair Value Measurements and Disclosures, financial instruments were measured at fair value using a three-level hierarchy which maximizes use of observable inputs and minimizes use of unobservable inputs:

●	Level 1: Observable inputs such as quoted prices in active markets for identical instruments
●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the market
●	Level 3: Significant unobservable inputs supported by little or no market activity. Financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, for which determination of fair value requires significant judgment or estimation.

Prior to the April 2015 exchange transaction described in Note 8, the Company had outstanding warrants, the December warrants, that contained re-pricing provisions for “down-round” issuances and other events not indexed to the Company’s own stock and were classified as liabilities in the Company’s consolidated balance sheets. The Company recognized these warrants as liabilities at their fair value and re-measured them through the date of their exchange in April 2015. ASC 820, Fair Value Measurements and Disclosures provides requirements for disclosure of liabilities that are measured at fair value on a recurring basis in periods subsequent to the initial recognition.

The Company uses Level 3 inputs for its valuation methodology for the warrant liabilities. The estimated fair values were determined using a binomial option pricing model based on various assumptions. The Company’s derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to the fair value of derivative liabilities. Various factors are considered in the pricing models the Company uses to value the warrants, including the Company’s current common stock price, the remaining life of the warrants, the volatility of the Company’s common stock price, and the risk-free interest rate. In addition, as of the valuation dates, management assessed the probabilities of future financing and other re-pricing events in the binominal valuation models.

F-31

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the changes to the Company’s warrant liability, as measured at fair value on a recurring basis using significant unobservable inputs (Level 3), for the year ended October 31, 2015 is presented below:

Beginning balance - November 1, 2014	$-
Issuance of warrants	3,765
Change in fair value of warrant liability	1,548
Settlement of warrants	(5,313)
Ending balance - October 31, 2015	$-

Assumptions used to determine the fair value of the warrants during the year ended October 31, 2015 were:

Market price of common stock	$3.54-$7.56
Expected warrant term	4.5-5.0 years
Risk-free rate	1.0% -1.7%
Expected volatility	80%
Dividend yield	0%
Probability of certain litigation costs at each of three pricing thresholds	0-33%
Probability of future down-round financing	0-50%
Stock price discount	0-41%

In connection with the April 19, 2016 common stock offering, the Company issued warrants to purchase an aggregate of 187,500 shares of common stock. These warrants are exercisable at $6.90 per share and expire on April 19, 2018. These warrants were analyzed and it was determined that they require liability treatment. Under ASC 815, registered common stock warrants that require the issuance of registered shares upon exercise and do not expressly preclude an implied right to cash settlement are accounted for as derivative liabilities. The Company classifies these derivative warrant liabilities on the consolidated balance sheet as a current liability.

The fair value of these warrants at April 19, 2016 and October 31, 2016 was determined to be approximately $318,000 and $70,000, respectively, as calculated using Black-Scholes with the following assumptions: (1) stock price of $4.74 and $3.58, respectively; (2) a risk free rate of 0.77% and 0.75%, respectively; and (3) an expected volatility of 86% and 61%, respectively.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At October 31, 2016, the warrant liability balance of $70,000 was classified as a Level 3 instrument.

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative warrant liability (from April 19, 2016 through October 31, 2016) (in thousands):

Warrants
Fair value - November 1, 2015	$-
Additions	318
Change in fair value	(248)
Fair value - October 31, 2016	$70

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table presents the major components of prepaid expenses and other current assets (in thousands):

	October 31,
	016	2015
Prepaid insurance	$22	$61
Tax receivable	18	-
Other	7	40
Total prepaid expenses and other current assets	$47	$101

5. PROPERTY AND EQUIPMENT, NET

The following table presents the components of property and equipment, net (in thousands):

	October 31,
	2016	2015
Computers and software	$61	$61
Furniture and equipment	78	78
	139	139
Accumulated depreciation	(121)	(94)
	$18	$45

Depreciation expense was approximately $27,000 and $61,000 for the year ended October 31, 2016 and 2015, respectively.

F-32

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table presents the major components of accounts payable and accrued expenses (in thousands):

	October 31,
	2016	2015
Accounts payable-trade	$130	$479
Royalties, fees and development	680	681
Salaries and other compensation	463	510
Other accruals	11	16
Total accounts payable and accrued expenses	$1,284	$1,686

During the year ended October 31, 2015, the Company recognized a gain on the extinguishment of liabilities for approximately $1.5 million related to certain accounts payable balances and claims for license fees and services that the Company determined would never be paid because they were no longer being pursued for payment and had passed the statute of limitations.

Salaries and other compensation includes accrued payroll expense and estimated employer 401K plan liabilities.

7. SHORT-TERM FINANCING ARRANGEMENTS

Accounts receivable and inventory

Prior to July 31, 2015, the Company used a factor to approve credit and to collect the proceeds from a substantial portion of its sales. Under the terms of the agreement, the Company sold to the factor and the factor purchased from the Company, eligible accounts receivable.

The factor, in its sole discretion, determined whether or not it would accept the credit risk associated with a receivable. If the factor did not accept the credit risk on a receivable, the Company sold the accounts receivable to the factor while retaining the credit risk. In both cases, the Company surrendered all rights and control over the receivable to the factor. However, in cases where the Company retained the credit risk, the amount could be charged back to the Company in the case of non-payment by the customer. The factor was required to remit payments to the Company for the accounts receivable purchased from it, provided the customer did not have a valid dispute related to the invoice. The amount remitted to the Company by the factor equaled the invoiced amount, adjusted for allowances and discounts the Company provided to the customer, less factor charges.

The Company reviewed the collectability of accounts receivable for which it held the credit risk quarterly, based on a review of an aging of open invoices and payment history, to make a determination if any allowance for bad debts was necessary.

In addition, the Company could request that the factor provide it with cash advances based on its accounts receivable and inventory, up to a maximum amount.

Amounts to be paid to the Company by the factor for any accounts receivable were offset by any amounts previously advanced by the factor. The interest rate was prime plus 1.5%, annually, subject to a 5.5% floor. In certain circumstances, an additional 1.0% annually was charged for advances against inventory.

The Company also maintained purchase order financing, up to a maximum of $2,500, to provide funding for the manufacture of its products. In connection with these arrangements, the factor had a security interest in substantially all of the Company’s assets. The factor charged 0.5% of invoiced amounts, subject to certain minimum charges per invoice.

Inventory purchases

Prior to July 31, 2015, certain manufacturers required the Company to prepay or present letters of credit upon placing a purchase order for inventory. The Company had arrangements with a finance company which provided financing secured by the specific goods underlying the goods ordered from the manufacturer. The finance company made the required payment to the manufacturer at the time a purchase order is placed, and was entitled to demand payment from the Company when the goods are delivered. The Company paid a financing fee equal to 1.5% of the purchase order amount for each transaction, plus administrative fees. Additional charges of 0.05% per day (18% annualized) were incurred if the financing remained open for more than 30 days.

The agreements were terminated in the year ended October 31, 2015.

F-33

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. STOCKHOLDERS’ EQUITY

Preferred stock

Under the Company’s Amended and Restated Certificate of Incorporation, the Company is authorized to issue two classes of shares: preferred and common stock. The preferred stock is issuable in series, and the Company’s Board of Directors is authorized to determine the rights, preferences, and terms of each series.

Convertible preferred stock as of October 31, 2016 consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference	Common Shares Issuable Upon Conversion
Series A	8,830,000	7,138,158	$1,745	$4,854	1,189,693
Series B	54,250	54,201	4,569	-	903,362
Series C	26,000	25,763	2,010	-	429,392
Series D	170,000	156,332	1,829	-	260,553
Other authorized, unissued	919,750	-	-	-	-
Total	10,000,000	7,374,454	$10,153	$4,854	2,783,000

Convertible preferred stock as of October 31, 2015 consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference	Common Shares Issuable Upon Conversion
Series A	8,830,000	8,776,968	$2,146	$5,968	1,462,828
Series B	54,250	54,201	4,569	-	903,362
Series C	26,000	25,763	2,010	-	429,392
Series D	170,000	168,333	1,969	-	280,555
Other authorized, unissued	919,750	-	-	-	-
Total	10,000,000	9,025,265	$10,694	$5,968	3,076,137

December Units and Series A Preferred Shares

On December 17, 2014, pursuant to subscription agreements (the “December Subscription Agreements”) entered into with certain accredited investors (the “December Investors”) the Company completed a private placement of $6.0 million of units (the “December Units”) at a purchase price of $0.68 per Unit, with each December Unit consisting of one share of the Company’s 0% Series A Convertible Preferred Stock (each a “Series A Preferred Share”) and a five-year warrant (each a “December Warrant”) to purchase one sixth of a share of the Company’s common stock at an initial exercise price of $4.08 per share (such issuance and sale, the “December Private Placement”). The December Warrants were subsequently exchanged for shares of the Company’s 0% Series B Convertible Preferred Stock (the “Series B Preferred Shares”) and shares of the Company’s common stock (see below). The offering was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Series A Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series A Preferred Share, plus all accrued and unpaid dividends, if any, on such Series A Preferred Share, as of such date of determination, divided by the conversion price. The stated value of each Preferred Share is $0.68 and the initial conversion price is $4.08 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, in the event the Company issues or sells, or is deemed to issue or sell, shares of its common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock of Majesco Entertainment Company, the Company is prohibited from incurring debt or liens, or entering into new financing transactions without the consent of the lead investor (as defined in the December Subscription Agreements) as long as any of the Series A Preferred Shares are outstanding. The Series A Preferred Shares bear no dividends.

F-34

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The holders of Series A Preferred Shares shall vote together with the holders of common stock on all matters on an as if converted basis, subject to certain conversion and ownership limitations, and shall not vote as a separate class. Notwithstanding the foregoing, the conversion price for purposes of calculating voting power shall in no event be lower than $3.54 per share. At no time may all or a portion of the Series A Preferred Shares be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock which would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the common stock outstanding at such time; provided, however, that the holder may waive the 4.99% limitation at which time he may not own beneficially own more than 9.99% of all the common stock outstanding at such time.

Prior to the exchange transaction described below, the December Warrants were exercisable at any time at a price of $4.08 per share, subject to adjustment, and expired five years from the date of issuance. The holders could exercise the December Warrants for shares of common stock on a cashless basis if there was no effective registration statement or no current prospectus available for resale of the underlying shares of common stock. The December Warrants were subject to certain adjustments upon certain actions by the Company as outlined in the December Warrants, including, for twenty-four months following the initial issuance date, the issuance or sale, or deemed issuance or sale, by the Company of shares of its common stock at a per share price that is less than the exercise price then in effect.

The proceeds of the offering and certificates representing the Series A Preferred Shares and December Warrants underlying the December Units issued in the offering were deposited into escrow accounts. Upon the closing of the December Private Placement on December 17, 2014 (such date, the “December Closing Date”), $1.0 million of the December Escrow Amount was released to the Company and $1.0 million of December Units to the December Investors, on a pro rata basis. Effective upon the approval of the Company’s stockholders on March 30, 2015, in one or multiple tranches, the remaining $5.0 million became eligible to be released to the Company and $5.0 million of December Units became eligible to be released to the December Investors from their respective escrow accounts, if either, (i) the lead investor has approved the release, (ii) the approval of the requisite number of December Investors has been obtained, (iii) the Company has executed definitive binding documents for certain transactions, as described in the December Subscription Agreements, and such transaction(s) are to close contemporaneously with the release, following approval by the Company’s stockholders or (iv) the following conditions are present: (a) nine months has elapsed from the December Closing Date and release is approved by each of the directors appointed at closing (being the non-continuing directors); (b) no subsequent release of the December Escrow Amount has been consummated; and (c) no more than $1.0 million is released (the “December Release Conditions”). In the event that on and as of the twelve month anniversary of the December Closing Date none of the December Release Conditions have been satisfied, $5.0 million would be returned on a pro rata basis to the December Investors, without interest or deduction, and $5,000 of December Units would be returned to the Company for cancellation. On September 25, 2015, the lead investor approved the release and the escrow agent released all funds and corresponding December Units remaining in escrow.

The Company received net proceeds of $801,000 for the December Units released from escrow, net of offering costs, and has accounted for each of the Series A Preferred Shares released from escrow, the December Warrants released from escrow and the Series A Preferred Shares and December Warrants remaining in escrow as freestanding instruments.

The Company has evaluated the guidance ASC 480-10 Distinguishing Liabilities from Equity and ASC 815-40 Contracts in an Entity’s Own Equity to determine the appropriate classification of the instruments. Prior to the exchange described below, the exercise price of the released December Warrants could be adjusted downward if the Company issued securities at a price below the initial exercise price and in certain other circumstances outside the control of the Company and therefore contain contingent settlement terms not indexed solely to the Company’s own shares of common stock. Accordingly, $603,000 of proceeds were recorded as a derivative liability representing the fair value of the December Warrants released from escrow at issuance and $120,000 of offering costs allocated to the December Warrants were expensed. As a result of the allocations, described above, the Series A Preferred Shares released were deemed to have a beneficial conversion feature at issuance amounting to $397,000, which was recorded in stockholders’ equity and immediately charged as a dividend in determining net loss attributable to common stockholders.

The remaining net proceeds of $318,000 were allocated to the Series A Preferred Shares net of $79,000 of offering costs. The Series A Preferred Shares do not represent an unconditional obligation to be settled in a variable number of shares of common stock, are not redeemable and do not contain fixed or indexed conversion provisions similar to debt instruments. Accordingly, the Series A Preferred Shares are considered equity hosts and recorded in stockholders’ equity.

F-35

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon stockholder approval in March 2015 of full conversion provisions of the escrowed December Warrants, the Company recorded a warrant liability and a discount on the Series A Preferred Shares amounting to $3,162, based on the estimated fair value of the warrants. In addition, upon shareholder approval of the full conversion provisions of the escrowed Series A Preferred Shares, the carrying value of such Series A Preferred Shares, net of proceeds remaining in escrow was reclassified from temporary equity to paid-in capital. The Company recorded a beneficial conversion feature and a discount on the Series A Preferred Shares amounting to $1.8 million, which was immediately recognized as a deemed dividend in determining net loss attributable to common shareholders.

In connection with the December Private Placement, the Company also entered into separate Registration Rights Agreements with each December Investor, (as amended on January 30, 2015 and March 31, 2015, the “December Registration Rights Agreement”). The Company agreed to use its best efforts to file by March 31, 2015 a registration statement covering the resale of the shares of common stock issuable upon exercise or conversion of the Series A Preferred Shares and December Warrants and to maintain its effectiveness until all such securities have been sold or may be sold without restriction under Rule 144 of the Securities Act. In the event the Company fails to satisfy its obligations under the December Registration Rights Agreements, the Company is required to pay to the December Investors on a monthly basis an amount equal to 1% of the investors’ investment, up to a maximum of 12%. On March 31, 2015, the Company and the required holders of December Units amended the registration rights agreement to extend the filing deadline for the registration statement to June 30, 2015.

April 2015 Exchange and Series B Preferred Shares

On April 30, 2015, pursuant to warrant exchange agreements, the Company retired the 1,470,590 December Warrants issued in the December Private Placement, including those subject to the escrow conditions and those released from escrow, in exchange for shares of the Company’s common stock, or shares of 0% Series B Convertible Preferred Stock (the “Series B Preferred Shares”), in lieu of shares of common stock equal, on an as-converted basis, to the number of shares of common stock that would have otherwise been received by the holder, if such issuance would result in the recipient holder exceeding certain thresholds. An aggregate of 1,050,421 shares of common stock, which amount includes the shares of common stock issuable upon conversion of the Series B Preferred Shares, were issuable in connection with the exchange agreements. The Company re-measured the fair value of the December Warrants through the date of their exchange and recorded related losses in its statement of operations. In the year ending October 31, 2015, the Company recorded a change in fair value of $1.5 million related to the increase in the fair value of the December Warrants during the period outstanding. Upon exchange, the contingent-conversion features of the December Warrants expired and the carrying value of the warrant liability of $5.3 million was reclassified to paid-in capital and allocated to the Series B Preferred Shares and the common shares distributed. Such Series B Shares and shares of common stock exchanged for the December Warrants are not held in escrow and as such are not subject to the December Release Conditions.

The Series B Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series B Preferred Shares, plus all accrued and unpaid dividends, if any, on such Series B Preferred Shares, as of such date of determination, divided by the conversion price. The stated value of each Series B Preferred Share is $140.00 and the initial conversion price is $8.40 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Series B Preferred Shares to the extent that, as a result of such conversion, such holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series B Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Subject to such beneficial ownership limitations, each holder is entitled to vote on all matters submitted to stockholders of the Company on an as converted basis, based on a conversion price of $8.40 per share. The Series B Preferred Shares rank junior to the Series A Preferred Shares and bear no dividends. All of the convertible preferred shares do not represent an unconditional obligation to be settled in a variable number of shares, are not redeemable and do not contain fixed or indexed conversion provisions similar to debt instruments. Accordingly, the convertible preferred shares are considered equity hosts and recorded in stockholders’ equity.

F-36

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

May 2015 Units and Series C Preferred Shares

On May 15, 2015 (the “May Closing Date”), the Company completed a private placement pursuant to separate subscription agreements (the “May Subscription Agreements”) with accredited investors (the “May Investors”) of $5,050 of units (the “May Units”), at a purchase price of $7.20 per Unit, resulting in net proceeds to the Company of $5.0 million. Each May Unit consists of one share of the Company’s common stock, provided that, if the issuance of any such shares of common stock would have resulted in the recipient May Investor owning in excess of 4.99% of the Company’s issued and outstanding common stock, then such May Investor could elect to receive shares of the Company’s 0% Series C Convertible Preferred Stock (the “Series C Preferred Shares”) in lieu of common stock that are, on an as converted basis, equal to one share of common stock for every May Unit purchased, and a three-year warrant (the “May Warrants”) to purchase one share of the Company’s common stock at an exercise price of $8.40 per share (such sale and issuance, the “May Private Placement”). An aggregate of 25,763 Series C Preferred Shares, 271,997 shares of common stock and 701,390 May Warrants were issued under the May Units. The offering was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Series C Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series C Preferred Shares, plus all accrued and unpaid dividends, if any, on such Series C Preferred Shares, as of such date of determination, divided by the conversion price. The stated value of each Series C Preferred Share is $120.00 per share, and the initial conversion price is $7.20 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, in the event the Company issues or sells, or is deemed to issue or sell, shares of common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions and provided that the conversion price may not be reduced to less than $5.16, unless and until such time as the Company obtains shareholder approval to allow for a lower conversion price. The Company is prohibited from effecting a conversion of the Series C Preferred Shares to the extent that, as a result of such conversion, such May Investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Subject to the beneficial ownership limitations discussed previously, each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series C Preferred Shares, based on a conversion price of $7.20 per share. The Series C Preferred Shares bear no dividends and shall rank junior to the Company’s Series A Preferred Shares but senior to the Company’s Series B Preferred Shares.

The May Warrants are exercisable, at any time, following the date the May Warrants are issued, at a price of $8.40 per share, subject to adjustment, and expire three years from the date of issuance. The holders may, subject to certain limitations, exercise the May Warrants on a cashless basis. The Company is prohibited from effecting an exercise of any May Warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such May Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

In connection with the sale of the May Units, the Company also entered into separate registration rights agreements (the “May Registration Rights Agreement”) with each May Investor. The Company agreed to use its best efforts to file a registration statement to register the Shares and the common stock issuable upon the conversion of the Series C Preferred Shares, within thirty days following the May Closing Date, to cause such registration statement to be declared effective within ninety days of the filing day and to maintain the effectiveness of the registration statement until all of such shares of common stock have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction. In the event the Company fails to satisfy its obligations under the Registration Rights Agreement, the Company is obligated to pay to the May Investors on a monthly basis, an amount equal to 1% of the May Investor’s investment, up to a maximum of 12%. Effective as of the original filing deadline of the registration statement, the Company obtained the requisite approval from the May Investors for the waiver of its obligations under the May Registration Rights Agreement.

The proceeds of the May Private Placement were deposited into an escrow account (the “May Escrow Amount”) with Signature Bank, as escrow agent (the “May Escrow Agent”) pursuant to an escrow agreement (the “May Escrow Agreement”), entered into by and between the Company, the lead investor (as defined in the May Subscription Agreements) and the May Escrow Agent, and certificates representing the May Warrants and a record of the Shares and Series C Preferred Shares, sold in the May Private Placement were deposited and recorded with the Company’s corporate secretary (the “May Securities Escrow Agent”) to be held in escrow. On the May Closing Date, twenty percent (20%) of the May Escrow Amount ($1.0 million) was released by the May Escrow Agent to the Company in exchange for the release of twenty percent (20%) of May Units by the May Securities Escrow Agent to the May Investors. The remaining eighty percent (80%) of the May Escrow Amount ($4.0 million) was released by the May Escrow Agent to the Company and the corresponding percentage of May Units were released to the May Investors, under amendments to the May subscription agreements. On September 25, 2015, the lead investor approved the release and the May Escrow Agent and the May Securities Escrow Agent released all funds and May Units remaining in escrow.

F-37

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluated the guidance ASC 480-10 Distinguishing Liabilities from Equity and ASC 815-40 Contracts in an Entity’s Own Equity to determine the appropriate classification of the instruments. The Series C Preferred Shares do not represent an unconditional obligation to be settled in a variable number of shares of common stock, are not redeemable and do not contain fixed or indexed conversion provisions similar to debt instruments. Accordingly, the Series C Preferred Shares are considered equity hosts and recorded in stockholders’ equity. The May Warrants do not contain contingent settlement terms not indexed solely to the Company’s own shares of common stock and, accordingly, were also recorded in stockholders’ equity. The Company allocated $2.0 million, $1.3 million and $1.8 million of gross proceeds to the Series C Preferred Stock, the common stock and the warrants, respectively, based on their relative fair values. The Company incurred $25,000 of offering expenses.

September 2015 Exchange and Series D Preferred Shares

On September 25, 2015, the Company entered into Amendment Agreements (the “Amendments”) which amended the terms of the December Subscription Agreements and May Subscription Agreements. Under the Amendments, the lead investors under the subscription agreements agreed to release all funds remaining held in escrow ($5.0 million under the December 17, 2014 closing and $4.0 million under the May 15, 2015 closing) upon the appointment of certain persons as officers and directors of the Company.

In connection with the Amendments, the Company also entered into Exchange Agreements with the holders of the May Warrants (the “September Exchange Agreements”) and authorized the issuance of .4 shares of common stock for each share of our Common Stock into which the May Warrants was then convertible, in exchange for cancellation of the May Warrants. The Company agreed that holders of the May Warrants could exchange their May Warrants and receive either: (1) .4 shares of common stock for each share of common stock into which the May Warrant was exercisable immediately, or (2) at the election of any holder who would, as a result of receipt of the common stock hold in excess of 4.99% of the Company’s issued and outstanding common stock, shares of 0% Series D Convertible Preferred Stock (the “Preferred D Shares”) exercisable for common stock on the same basis, but subject to 4.9% beneficial ownership blocker provisions which at the election of the holder, could be reduced to 2.49%. Under the agreement, the Company exchanged all of its May Warrants for an aggregate of 168,333 new shares of 0% Series D Convertible Preferred Stock, which upon full conversion on a fully-diluted basis, convert into 280,555 shares of newly issued common stock.

The Preferred D Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Preferred D Share, plus all accrued and unpaid dividends, if any, on such Preferred D Share, as of such date of determination, divided by the conversion price. The stated value of each Preferred D Share is $1,000.00 per share and the initial conversion price is $600.00 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Preferred D Shares to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Preferred D Shares. Upon 61 days written notice, the beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Except as otherwise required by law, holders of Series D Preferred Shares shall not have any voting rights. Pursuant to the Certificate of Designations, Preferences and Rights of the 0% Series D Convertible Preferred Stock, the Preferred D Shares bear no interest and shall rank senior to the Company’s other classes of capital stock. The Company accounted for the exchange as a redemption of the warrants and recorded the estimated fair value of Series D Convertible Preferred Stock issued, amounting to $1,969 with a charge to paid-in capital. As the value of the preferred shares issued was less than the value of the warrants redeemed, no excess value needed to be attributed and no portion of the redemption was deemed a dividend.

April 2016 Registered Common Stock and Warrant Offering

On April 13, 2016, the Company entered into a Securities Purchase Agreement with certain institutional investors providing for the issuance and sale by the Company of 250,000 shares of the Company’s common stock, par value $0.001 per share at an offering price of $6.00 per share, for net proceeds of $1.4 million after deducting placement agent fees and expenses. In addition, the Company sold to purchasers of common stock in this offering, warrants to purchase 187,500 shares of its common stock. The common shares and the warrant shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission on October 22, 2015 and declared effective on December 7, 2015. The closing of the offering occurred on April 19, 2016.

Each warrant is immediately exercisable for two years, but not thereafter, at an exercise price of $6.90 per share. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The exercise price and number of warrants are subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. The warrants require the issuance of registered shares upon exercise and do not expressly preclude an implied right to cash settlement by the holder. The warrants were classified as liabilities and measured at fair value, with changes in fair value recognized in the Consolidated Statements of Operations in other expenses (income). The initial recognition of the warrants resulted in an allocation of the net proceeds from the offering to a warrant liability at fair value of approximately $318,000, with the remainder being attributable to the common stock sold in the offering.

F-38

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Share Conversion Activity

During the year ended October 31, 2016, 1,638,810 shares of Convertible Preferred Stock Series A and 12,001 shares of Convertible Preferred Stock Series D were converted into 293,137 shares of common stock.

Warrants

A summary of the status of the Company’s outstanding warrants as of October 31 and changes during the years then ended is presented below:

	October 31,
	2016	2015
Outstanding at beginning of year	-	1,191
Issued in offerings of units	187,500	2,171,979
Settled under exchange agreements	-	(2,171,979)
Expired	-	(1,191)
Outstanding at end of year	187,500	-

Special Cash Dividend

On January 4, 2016, the Company declared a special cash dividend of an aggregate of $10.0 million to holders of record on January 14, 2016 of its outstanding shares of: (i) common stock (ii) Series A Convertible Preferred Stock; (iii) Series B Convertible Preferred Stock; (iv) Series C Convertible Preferred Stock and (v) Series D Convertible Preferred Stock. The holders of record of the Company’s outstanding preferred stock participated in the dividend on an “as converted” basis. Approximately, $6.0 million of the special cash dividend relates to Preferred Stock shares.

9. STOCK-BASED COMPENSATION

In the years ended October 31, 2016 and 2015, the Company recorded stock-based compensation expense amounting to $3.1 million and $1.4 million, respectively, related to restricted stock awards and stock options.

Incentive Compensation Plans

In the fiscal years ended October 31, 2016 and 2015, the Company made stock-based compensation awards under its 2016 Equity Incentive Plan (the “2016 Plan”), 2014 Equity Incentive Plan (the “2014 Plan”) and its Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (the “2004 Plan”).

2016 Plan

In the fiscal year ended October 31, 2016, the Company adopted the 2016 Plan, an omnibus equity incentive plan administered by the Company’s board of directors, or by one or more committees of directors appointed by the Board, pursuant to which the Company may issue up to 666,665 shares of the Company’s common stock under equity-linked awards to certain officers, employees, directors and consultants. The 2016 Plan permits the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, or other awards, whether at a fixed or variable price, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof. As of October 31, 2016, the Company had zero shares available for future issuances under the 2016 Plan.

2014 Plan

In the fiscal year ended October 31, 2015, the Company adopted the 2014 Plan, an omnibus equity incentive plan administered by the Company’s board of directors, or by one or more committees of directors appointed by the Board, pursuant to which the Company may issue up to 375,000 shares of the Company’s common stock under equity-linked awards to certain officers, employees, directors and consultants. The 2014 Plan permits the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, or other awards, whether at a fixed or variable price, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof. As of October 31, 2016, the Company had approximately 83,262 shares available for future issuances under the 2014 Plan.

F-39

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2004 Plan

The 2004 Plan covers employees, directors and consultants and also provides for the issuance of restricted stock, non-qualified stock options, incentive stock options and other awards under terms determined by the Company. In April 2014, the Company’s stockholders and Board of Directors approved an amendment to the Plan to increase the number of common shares available for issuance under the Plan by 71,429 shares. As of October 31, 2016, the Company had approximately 19,217 shares available for future issuances under the 2004 Plan.

Stock Options

Stock-option activity in the fiscal year ended October 31, 2016:

	Number Of Shares	Weighted Average Exercise Price
Outstanding, November 1, 2014	71,533	$39.24
Granted	55,070	$4.44
Forfeited	(14,188)	$31.98
Expired	(15,834)	$61.08
Outstanding, October 31, 2015	96,581	$16.92
Granted	347,010	$4.84
Forfeited	(12,258)	$36.97
Exercised	(31,657)	$4.08
Expired	(17,656)	$30.72
Outstanding, October 31, 2016	382,020	$5.73
Options exercisable, October 31, 2016	205,941	$6.50
Weighted-average grant date fair value of options granted during the year		$3.38

Stock options are generally granted to employees or directors at exercise prices equal to the fair market value of the Company’s stock at the dates of grant. Stock options generally vest over one to three years and have a term of five to ten years. The total fair value of options granted during the year ended October 31, 2016 was approximately $1.2 million. The intrinsic value of options outstanding at October 31, 2016 was $0. The intrinsic value of options exercised during the fiscal years ended October 31, 2016 was $15,000. The weighted average remaining contractual term of exercisable and outstanding options at October 31, 2016 was 8.3 years and 8.7 years, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended October 31:

	October 31,
	2016	2015
Risk free annual interest rate	1.0-1.7%	1.4%
Expected volatility	77-79%	80%
Expected life	2.75-5.00 years	4.77 years
Assumed dividends	None	None

The fair value of stock option grants is amortized over the vesting period rally, one to three years. A oober 31, 2016, there was approximately $5,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 0.1 year. Additionally, approximately 165,000 options are subject to vesting upon the achievement of a performance condition. The grant date fair value of these options is approximately $551,000.

Restricted-stock activity in the fiscal year ended October 31, 2016:

	Number of shares	Weighted-Average Grant-Date Fair Value
Unvested, January 1, 2015	21,040	$28.56
Granted	339,813	$6.66
Vested	(113,482)	$8.88
Forfeited	(16,572)	$7.98
Unvested, December 31, 2015	230,799	$7.47
Granted	356,666	$5.14
Vested	(312,636)	$6.10
Unvested, December 31, 2016	274,829	$6.00

F-40

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average grant date fair value of restricted shares granted during the year ended October 31, 2016 was $5.14. The total fair value of restricted stock vested during the years ended October 31, 2016 and 2015 was approximately $1.8 million and $865,000, respectively.

The value of restricted stock grants are measured based on the fair market value of the Company’s common stock on the date of grant and amortized over the vesting period of, generally, six months to three years. As of October 31, 2016, there was approximately $6,000 of unrecognized compensation cost related to unvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of 0.2 years. Additionally, approximately 169,000 restricted shares are subject to vesting upon the achievement of a performance condition. The grant date fair value of these restricted shares is approximately $871,000.

10. INCOME TAXES

The provision (benefit) for income taxes for the years ended October 31, 2016 and 2015 consisted of (in thousands):

	2016	2015
Current:
Federal	$-	$-
State	(3)	3
Deferred:
Federal	(1,709)	182
State	(692)	181
Impact of change in effective tax rates on deferred taxes	-	-
Change in: valuation allowance	2,404	(363)
	$-	$3

The difference between income taxes computed at the statutory federal rate and the provision for income taxes for 2016 and 2015 related to the following (in thousands, except percentages):

	2016		2015
	Amount	Percent of Pretax income	Amount	Percent of Pretax income
Tax (benefit) at federal statutory rate	$(1,577)	34%	$(1,297)	34%
State income taxes, net of federal income taxes	(695)	15%	184	(5)%
Effect of warrant liability	(84)	2%	526	(14)%
Effect of other permanent items	144	(3)%	574	(15)%
Change in valuation allowance	2,404	(52)%	(363)	10%
Reduction of deferred benefits	(192)	4%	379	(10)%
	$-	-%	$3	-%

The components of deferred income tax assets (liabilities) were as follows (in thousands):

	October 31,
	2016	2015
Impairment of development costs	$641	$597
Depreciation and amortization	224	144
Impairment of inventory	-	14
Compensation expense not deductible until options are exercised	1,116	174
All other temporary differences	629	370
Net operating loss carry forward	2,461	1,368
Less valuation allowance	(5,071)	(2,667)
Deferred tax asset	$-	$-

F-41

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Realization of deferred tax assets, including those related to net operating loss carryforwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. Based upon the Company’s current operating results management cannot conclude that it is more likely than not that such assets will be realized.

As a result of the Company’s private placements during the fiscal year ended October 31, 2015, a change of ownership under Internal Revenue Service Section 382 has occurred and, accordingly, the annual utilization of the Company’s federal net operating loss carryforwards will be severely limited. The annual limitations are expected to result in the expiration of federal net operating loss carryforwards of approximately $94.0 million before full utilization. The federal net operating loss carryforwards expected to be available for income tax purposes at October 31, 2016 after application of these limitations are estimated to be approximately $9.2 million, which expire between 2027 and 2036 for federal income taxes, and approximately $35.4 million for state income taxes, which primarily expire between 2013 and 2036.

The Company files income tax returns in the U.S., various states and the United Kingdom. As of October 31, 2016, the Company had no unrecognized tax benefits, which would impact its tax rate if recognized. As of October 31, 2016, the Company had no accrual for the potential payment of penalties. As of October 31, 2015, the Company was not subject to any U.S. federal, state or foreign income tax examinations. The Company’s U.S. federal tax returns have been examined for tax years through 2011, and income taxes for Majesco Europe Limited have been examined for tax years through 2006 in the United Kingdom with the results of such examinations being reflected in the Company’s results of operations as of October 31, 2013. The Company does not anticipate any significant changes in its unrecognized tax benefits over the next 12 months.

11. LOSS PER SHARE

Shares of common stock issuable under convertible preferred stock, warrants and options and shares subject to restricted stock grants were not included in the calculation of diluted earnings per common share for the years ended October 31, 2016 and 2015, as the effect of their inclusion would be anti-dilutive.

The table below provides total potential shares outstanding, including those that are anti-dilutive, on October 31:

	October 31,
	2016	2015
Shares issuable upon conversion of preferred stock	2,783,000	3,076,137
Shares issuable upon exercise of warrants	187,500	-
Shares issuable upon exercise of stock options	382,020	96,581
Non-vested shares under restricted stock grants	274,832	230,799

12. COMMITMENTS AND CONTINGENCIES

Contingencies

On February 26, 2015, a complaint for patent infringement was filed in the United States District Court for the Eastern District of Texas by Richard Baker, an individual residing in Australia, against Microsoft, Nintendo, the Company and a number of other game publisher defendants. The complaint alleges that the Company’s Zumba Fitness Kinect game infringed plaintiff’s patents in motion tracking technology. The plaintiff is representing himself pro se in the litigation and is seeking monetary damages in the amount of $1.3 million. The Company, in conjunction with Microsoft, is defending itself against the claim and has certain third party indemnity rights from developers for costs incurred in the litigation. In August 2015, the defendants jointly moved to transfer the case to the Western District of Washington. On May 17, 2016, the Washington Court issued a scheduling order that provides that defendants leave to jointly file an early motion for summary judgement in June 2016. On June 17, 2016, the defendants jointly filed a motion for summary judgment that stated that none of the defendants, including the Company, infringed upon the asserted patent. On July 9, 2016, Mr. Baker opposed the motion. On July 15, 2016, the defendants jointly filed a reply. The briefing on the motion is now closed. The Court has not yet issued a decision or indicated if or when there will be oral argument on the motion.

F-42

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intelligent Verification Systems, LLC (“IVS”), filed a patent infringement complaint on September 20, 2012, in the United States District Court for the Eastern District against the Company and Microsoft Corporation. In March 2015, the court issued an order excluding the evidence proffered by IVS in support of its alleged damages, including the opinion of its damages expert. IVS appealed that decision. On January 19, 2016, the Federal Circuit denied IVS’ appeal and affirmed the district court’s orders that excluded the plaintiff’s damages expert and dismissed the case.

In addition to the item above, the Company at times may be a party to claims and suits in the ordinary course of business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss or range of loss can be reasonably estimated. The Company has not recorded a liability with respect to the matter above. While the Company believes that it has valid defenses with respect to the legal matter pending and intends to vigorously defend the matter above, given the uncertainty surrounding litigation and our inability to assess the likelihood of a favorable or unfavorable outcome, it is possible that the resolution of the matter could have a material adverse effect on our consolidated financial position, cash flows or results of operations.

Commitments

The Company leases office space at 4041 T Hadley Road, South Plainfield, New Jersey at a cost of approximately $1,613 per month under a lease agreement that expires in March 2017. Total rent expense amounted to approximately $20,000 and $165,000 for the years ended October 31, 2016 and 2015, respectively, including charges incurred upon vacating its previous administrative offices in 2015.

The Company has entered into employment agreements with key executives that contain severance terms and change of control provisions.

13. WORKFORCE REDUCTION

In the year ended October 31, 2015, the Company incurred severance charges in connection with employee layoffs.

Changes in accrued severance liabilities in the year ended October 31, 2015 (in thousands):

2015
Accrued severance liability, beginning of period	$323
Severance costs accrued	840
Payments	(1,163)
Accrued severance liability, end of period	$-

14. RELATED PARTY TRANSACTIONS

Prior to its termination in October 2014, the Company had a consulting agreement with Morris Sutton, the Company’s former Chief Executive Officer and Chairman Emeritus. The Company estimates that Morris Sutton and another relative of Jesse Sutton, the Company’s former Chief Executive Officer, earned compensation of approximately $26,000 in the year ended October 31, 2015 from a supplier of its Zumba belt accessory, based on the value of the Company’s purchases.

In January 2015, the Company entered into an agreement with Equity Stock Transfer for transfer agent services. A Board member of the Company is a co-founder and chief executive officer of Equity Stock Transfer. Fees under the agreement were approximately $2,000 and $8,000 for the years ended October 31, 2016 and 2015, respectively.

15. ASSIGNMENT OF ASSETS AND LIABILITIES

On July 31, 2015, the Company transferred to Zift Interactive LLC (“Zift”), a newly-formed subsidiary, certain rights under certain of its publishing licenses related to developing, publishing and distributing video game products through retail distribution for a term of one year. The Company transferred Zift to its former chief executive officer, Jesse Sutton. In exchange, the Company received Mr. Sutton’s resignation from the position of chief executive officer of the Company, including waiver of any severance payments and the execution of a separation agreement, together with his agreement to serve as a consultant to the Company.

In addition, the Company entered into a conveyance agreement with Zift under which it assigned to Zift certain assets used in the retail business and Zift agreed to assume and indemnify the Company for liabilities and claims related to the retail business, including customer claims for price protection and promotional allowances. The assets transferred to Zift included cash in an amount of $800,000, of which $400,000 was transferred immediately and the remaining $400,000 was payable by the Company in twelve equal consecutive monthly installments of $33,000 commencing August 1, 2015, and certain accounts receivable and inventory with an aggregate carrying value of approximately $87,000. In connection with the transfer of distribution rights and the assumption of liabilities by Zift, the Company reduced its estimated accrued liabilities for royalties, customer credits and other related liabilities by approximately $1.2 million with a credit to gains on sales of assets, net of transferred assets of $269,000. The Company has accrued approximately $219,000 of contingent liabilities for certain potential licensor and customer liabilities and claims not extinguished by the transactions. The net gain of approximately $50,000 resulting from the transactions is included in gain on asset sales, net in 2015. As of October 31, 2016, the Company did not have a balance payable to or receivable from Zift.

F-43

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. EMPLOYEE RETIREMENT PLAN

The Company has a defined contribution 401(k) plan covering all eligible employees. The Company had no charge to operations for contributions to the retirement plan for the years ended October 31, 2016 and 2015. Certain stockholders and key employees of the Company serve as trustees of the plan. The Company believes that the operation of its 401k plan may not be in compliance with certain plan provisions. The Company is currently assessing what corrective actions may be needed to be taken to bring the plan back into compliance. The Company has recorded a liability for the estimated cost of correcting any plan deficiencies, including additional plan contributions, if required.

17. SUBSEQUENT EVENTS

PolarityTE, Inc.

On December 1, 2016, the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with Majesco Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company, PolarityTE, Inc., a Nevada corporation (“Polarity”) and Dr. Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of Polarity (the “Seller”). The closing is subject to various closing conditions, including, approval of stockholders of the Company in accordance with Delaware law and NASDAQ Listing Rule 5635 and a minimum cash balance available to the Company.

At closing, upon satisfaction of each of the closing conditions, the Seller will be issued 7,050 shares of the Company’s newly authorized Series E Preferred Stock (the “Preferred Shares”) convertible into an aggregate of 7,050,000 shares of the Company’s common stock (the “Merger Consideration” and such transaction, the “Merger”), expected to constitute approximately 50% of the issued and outstanding shares of common stock of the Company on a fully diluted basis at closing and depending in part, upon the Company’s expected cash balance at closing. Until converted, each Preferred Share is entitled to two votes for every share of common stock into which it is convertible on any matter submitted for a vote of stockholders.

The Company is still in the process of analyzing the accounting treatment for this transaction.

Series E Preferred Stock

On or prior to the effective time of the Merger, the Company will file a Certificate of Designations, Preferences and Rights of the 0% Series E Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State pursuant to which the Company will designate 7,050 shares of the Company’s authorized shares of preferred stock as Series E Preferred Stock. The Series E Preferred Stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of such preferred stock, plus all accrued and unpaid dividends, if any, on such preferred stock, as of such date of determination, divided by the conversion price. The stated value of each Series E Preferred Stock is $1,000 and the initial conversion price is $1.00 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Series E Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to the Company’s common stock and all other securities of the Company that do not expressly provide that such securities rank on parity with or senior to the Series E Preferred Stock. Until converted, each share of Series E Preferred Stock is entitled to two votes for every share of common stock into which it is convertible on any matter submitted for a vote of stockholders.

2017 Equity Incentive Plan

On December 1, 2016, the Company’s Board of Directors (the “Board”) approved the Company’s 2017 Equity Incentive Plan (the “2017 Plan”). The purpose of the 2017 Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees, consultants and other eligible persons. The 2017 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to the Company’s employees, officers, directors and consultants. The Compensation Committee of the Board will administer the 2017 Plan, including determining which eligible participants will receive awards, the number of shares of common stock subject to the awards and the terms and conditions of such awards. Up to 3,450,000 shares of common stock are issuable pursuant to awards under the 2017 Plan. Unless earlier terminated by the Board, the 2017 Plan shall terminate at the close of business on December 1, 2026.

F-44

759,333 Shares of Common Stock

PROSPECTUS

, 2017

58

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$323
Legal fees and expenses	285,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees	10,000
Printing and engraving expenses	45,000
Miscellaneous fees and expenses	409,677
Total	800,000

Item 14. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

59

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. However, our directors may be personally liable for liability:

●	for any breach of duty of loyalty to us or to our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●	for any transaction from which the director derived an improper personal benefit.

●	In addition, our amended and restated bylaws provide that:

●	we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions;

●	we may indemnify our other officers, employees and other agents as set forth in Delaware law or any other applicable law;

●	we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

Our Restated Certificate of Incorporation and Restated Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Restated Certificate of Incorporation and Restated Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Restated Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Restated Certificate of Incorporation and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Item 15. Recent Sales of Unregistered Securities

On December 16, 2016, we sold an aggregate of 759,333 shares of our Common Stock, to the Selling Stockholders in consideration for aggregate gross proceeds of $2,278,001. The Common Stock were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

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On September 25, 2015, the Company authorized exchange agreements with the holders of the Series C Warrants (defined below). The Company agreed that holders of the Series C Warrants may exchange their Series C Warrants and receive either (i) 0.4 shares of Common Stock for each share of Common Stock into which the Series C Warrant is exercisable or (ii) at the election of any holder who would, as a result of receipt of the Common Stock hold in excess of 4.99% of the Company’s issued and outstanding Common Stock, shares of the Company’s Series D Preferred Stock exercisable for Common Stock on the same basis, but subject to 4.9% beneficial ownership blocker provisions which at the election of the holder, could be reduced to 2.49%. Under the exchange agreements, the Company issued a total of up to 168,333 Series D Preferred Stock in exchange for the extinguishment of all issued and outstanding Series C Warrants (or 1,683,333 shares of Common Stock.) Issuance of the new shares of Common Stock and Series D Preferred Stock have not been registered under the Securities Act, or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act, afforded by Section 3(a)(9).

On June 9, 2015, the Company exchanged 588,751 shares of its Common Stock, previously issued in the May Private Placement (defined below) for 5,887.51 shares of Series C Preferred Stock in reliance on the exemption provided by Section 3(a)(9) of the Securities Act. Accordingly, in connection with the May Private Placement, the Company issued the units, consisting of a total of 1,631,984 share of Common Stock, 25,763.53 shares of Series C Preferred Stock and 4,208,337 warrants.

On April 29, 2015, the Company entered into separate subscription agreements (the “May Private Placement”) with accredited investors relating to the sale of $5,050,000 of units, with each unit consisting of one share of the Company’s Common Stock, provided that, if the issuance of any such Common Stock would result in the recipient investor owning in excess of 4.99% of the Company’s issued and outstanding Common Stock, then such investor could elect to receive shares of the Company’s Series C Preferred Stock in lieu of shares that are, on an as converted basis, equal to one share of Common Stock for every unit purchased, and a three year warrant to purchase one share of the Company’s Common Stock at an initial exercise price of $1.40 per share (the “Series C Warrants”). On May 15, 2015, the Company completed the closing of the private placement and issued the units, consisting of a total of 2,220,735 shares of Common Stock, 19,876.02 shares of Series C Preferred Stock and 4,208,337 warrants for aggregate gross proceeds of $5.05 million. The units, Common Stock, Series C Preferred Stock and warrants have not been registered under the Securities Act, or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2).

On April 24, 2015, the Company entered into separate exchange agreements with accredited investors that invested in the Company’s private placement that closed on December 17, 2014. Pursuant to the private placement, the Company issued units consisting Series B Preferred Stock and five year warrants to purchase in the aggregate 8,823,537 shares of the Company’s Common Stock. Pursuant to the exchange agreement, the Company exchanged the warrants for shares of the Company’s Common Stock, in an aggregate amount of 882,356 and Series Preferred B Stock that are convertible into an aggregate amount of 5,420,171 shares of Common Stock. The securities issued pursuant to the exchange agreement were issued as exempt securities pursuant to the provisions of Section 3(a)(9) of the Securities Act.

On December 17, 2014, the Company issued the units, consisting of one share of Series A Preferred Stock and a five year warrant to purchase one share of the Company’s Common Stock at an exercise price of $4.08 per share for aggregate gross proceeds of $6 million. The units, Series A Preferred Stock and warrants have not been registered under the Securities Act, or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2).

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization (incorporated by reference to Exhibit 2.1 to our Form 8-K filed with the Commission on December 7, 2016)
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on September 15, 2014).
3.2	Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on June 17, 2005).
3.3	Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock of Majesco Entertainment Company (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on December 18, 2014)
3.4	Certificate of Designations, Preferences and Rights of the 0% Series B Convertible Preferred Stock of Majesco Entertainment Company (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on April 30, 2015)
3.5	Certificate of Designations, Preferences and Rights of the 0% Series C Convertible Preferred Stock of Majesco Entertainment Company (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on June 9, 2015)
3.6	Certificate of Designations, Preferences and Rights for 0% Series D Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on October 20, 2015)
3.7	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on July 29, 2016)
3.8	Form of Certificate of Designation of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on December 7, 2016)
3.9	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on January 10, 2017)
4.1	Form of Common Stock Purchase Warrant issued to investors (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on December 18, 2014).
4.2	Form of Warrant (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on April 14, 2016)
5.1**	Opinion of Sichenzia Ross Ference Kesner LLP, as to the legality of the securities being registered.
#10.1	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on June 14, 2005).
#10.2	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on June 14, 2005).
10.3	Form of Personal Indemnification Agreement (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on June 15, 2009).
10.4	First Amendment to the Confidential License Agreement for the Wii Console (Western Hemisphere), effective January 4, 2010, by and between Nintendo of America Inc. and Majesco Entertainment Company (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on June 14, 2010).
10.5	Add On Content Addendum to the Confidential License Agreement for the Wii Console, effective November 2, 2009, by and between Nintendo of America Inc. and Majesco Entertainment Company (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on June 14, 2010).
10.6	Second Amendment to the Confidential License Agreement for the Wii Console, effective February 20, 2013, by and between Nintendo of America Inc. and Majesco Entertainment Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 21, 2013).
10.7	Intentionally omitted.

.

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10.8	XBOX 360 Publisher License Agreement, effective September 13, 2005, by and between Microsoft Licensing, GP and Majesco Entertainment Company (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on September 14, 2011).
+10.9	Amendment to the XBOX 360 Publisher License Agreement (2008 renewal, etc.), effective September 1, 2009, by and between Microsoft Licensing, GP and Majesco Entertainment Company (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on September 14, 2011).
+10.10	Amendment to the XBOX 360 Publisher License Agreement (Russian Incentive Program, Hits Program Revisions), effective February 4, 2010, by and between Microsoft Licensing, GP and Majesco Entertainment Company (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on September 14, 2011).
#10.11	Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 24, 2012).
#10.12	Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on May 1, 2014).
10.13	Form of December 2014 Subscription Agreement between the Company and investors (incorporated by reference to Exhibit 10.1 to our form 8-k filed with the commission on September 21, 2015).
10.14	Form of December 2014 Registration Rights Agreement between the Company and investors (incorporated by reference to Exhibit 10.2 to our form 8-K filed with the commission on December 18, 2014).
#10.15	2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 1, 2015).
10.16	Form of May 2015 Subscription Agreement between the Company and Investors (incorporated by reference to Exhibit 10.1 to our form 8-K filed with the commission on May 21, 2015)
10.17	Form of May 2015 Registration Rights Agreement between the Company and investors (incorporated by reference to Exhibit 10.2 to our form 8-K filed with the commission on May 21, 2015).
#10.19	Separation Agreement between Majesco Entertainment Company and Jesse Sutton, dated as of July 27, 2015 (incorporated by reference to Exhibit 10.2 to our form 8-k filed with the commission on July 28, 2015)
10.20	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations between the Company and Zift Interactive LLC (incorporated by reference to Exhibit 10.1 to our form 8-K filed with the commission on August 6, 2015)
10.21	Stock Purchase Agreement for Zift Interactive LLC between the Company and Jesse Sutton (incorporated by reference to Exhibit 10.2 to our form 8-k filed with the commission on August 6, 2015)
10.22	Amendment Agreement for Subscription Agreement dated December 17, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 1, 2015)
10.23	Amendment Agreement for Subscription Agreement dated May 15, 2015 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on October 1, 2015)
10.24	Form of Exchange Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on October 1, 2015)
#10.25	Executive Employment Agreement with Barry Honig (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on October 1, 2015)
#10.26	Executive Employment Agreement with John Stetson (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on October 1, 2015)
#10.27	Restricted Stock Agreement with Barry Honig (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on October 1, 2015)
#10.28	Restricted Stock Agreement with John Stetson (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on October 1, 2015)
#10.29	Restricted Stock Agreement with Michael Brauser (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on October 1, 2015)
#10.30	Restricted Stock Agreement with Mohit Bhansali (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on October 1, 2015)
#10.31	Restricted Stock Agreement with Edward Karr (incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K filed on October 1, 2015)

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#10.32	Restricted Stock Agreement with Andrew Kaplan (incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K filed on October 1, 2015)
10.33	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on April 14, 2016)
10.34	Placement Agency Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on April 14, 2016)
10.35	Employment Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on December 7, 2016)
10.36	Employment Agreement (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Commission on December 7, 2016)
10.37	Form of Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Commission on December 7, 2016)
10.38	Stockholders Agreement (incorporated by reference to Exhibit 10.4 to our Form 8-K filed with the Commission on December 7, 2016)
10.39	Voting Agreement (incorporated by reference to Exhibit 10.5 to our Form 8-K filed with the Commission on December 7, 2016)
10.40	Warrant Bill of Sale of Laboratory Equipment (incorporated by reference to Exhibit 10.6 to our Form 8-K filed with the Commission on December 7, 2016)
10.41	Lease by and Between the Company and Paradigm Resources LC (incorporated by reference to Exhibit 10.7 to our Form 8-K filed with the Commission on December 7, 2016)
10.42	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Commission on December 16, 2016)
10.43	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Commission on December 16, 2016)
10.44	Form of First Amendment to Agreement and Plan of Reorganization (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Commission on December 16, 2016)
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to our Form 10-K filed with the Commission on January 29, 2016)
23.1*	Consent of EisnerAmper LLP
23.2 **	Consent of Sichenzia Ross Ference Kesner LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Form S-1).

#	Constitutes a management contract, compensatory plan or arrangement.
±	We have requested confidential treatment of certain provisions contained in this exhibit. The copy filed as an exhibit omits the information subject to the confidentiality request.
*	Filed herewith.
**	Previously filed.

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Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of S. Plainfield, State of New Jersey, on this 13th day of April , 2017.

POLARITYTE, INC.

By:	/s/ Denver Lough
Denver Lough
Chief Executive Officer (Principal Executive Officer)

By:	/s/ John Stetson
John Stetson
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

/s/ Denver Lough	Chief Executive Officer, Chief Scientific Officer, Chairman and Director of the Board of Directors
Denver Lough	(Principal Executive Officer)	April 13, 2017

/s/ John Stetson	Chief Financial Officer and Director
John Stetson	(Principal Financial and Accounting Officer)	April 13, 2017

*
Edward Swanson	Chief Operating Officer and Director	April 13, 2017

*
Steve Gorlin	Director	April 13, 2017

*
Michael Beeghley	Director	April 13, 2017

*
Jeff Dyer	Director	April 13, 2017

*
Jon Mogford	Director	April 13, 2017

* By:	/s/ John Stetson
John Stetson

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